Exhibit 10.1

EXECUTION VERSION

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

May 26, 2023,

among

CINEMARK HOLDINGS, INC.,

as the Parent,

CINEMARK USA, INC.,

as the Borrower,

THE LENDERS PARTY HERETO,

and

BARCLAYS BANK PLC,

as Administrative Agent

BARCLAYS BANK PLC

WELLS FARGO SECURITIES, LLC

JPMORGAN CHASE BANK, N.A.

and

ROYAL BANK OF CANADA

as Joint Bookrunners and Joint Lead Arrangers

-i-

-ii-

-iii-

SCHEDULES:

Schedule 2.01	–	Commitments / Specified LC Exposure Sublimits
Schedule 3.01	–	Subsidiaries
Schedule 3.17	–	License and Permit Matters
Schedule 5.10	–	Unrestricted Subsidiaries as of the Second Restatement Effective Date
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.05(f)	–	Investments
Schedule 6.07	–	Affiliate Transactions
Schedule 6.10	–	Burdensome Agreements
Schedule 6.11	–	Dispositions
Schedule 6.15	–	Real Property Valuation
Schedule 9.01	–	Notices

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Term Note
Exhibit C	–	Form of Revolving Note
Exhibit D	–	Form of Borrowing Request
Exhibit E	–	Form of Closing Certificate
Exhibit F	–	Form of Compliance Certificate
Exhibit G	–	Form of Guarantee and Collateral Agreement
Exhibit H-1	–	Form of U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit H-2	–	Form of U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit H-3	–	Form of U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit H-4	–	Form of U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit I	–	Form of First Lien Intercreditor Agreement
Exhibit J	–	Form of Discounted Prepayment Option Notice
Exhibit K	–	Form of Lender Participation Notice
Exhibit L	–	Form of Discounted Voluntary Prepayment Notice

-iv-

SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of May 26, 2023, among CINEMARK HOLDINGS, INC., CINEMARK USA, INC., the LENDERS party hereto and BARCLAYS BANK PLC, as Administrative Agent.

WHEREAS, Parent and Borrower are parties to that certain Amended and Restated Credit Agreement, dated as of December 18, 2012 (as amended by that certain First Amendment, dated as of December 18, 2012, that certain Second Amendment, dated as of May 8, 2015, that certain Third Amendment, dated as of June 13, 2016, that certain Fourth Amendment, dated as of December 15, 2016, that certain Fifth Amendment, dated as of June 16, 2017, that certain Sixth Amendment, dated as of November 28, 2017, that certain Seventh Amendment, dated as of March 29, 2018, that certain Eighth Amendment and Waiver, dated as of April 17, 2020, that certain Amendment to the Eighth Amendment and Waiver, dated as of August 21, 2020, and that certain Ninth Amendment, dated as of June 15, 2021 and as in effect immediately prior to the effectiveness of this Agreement, the “Amended and Restated Credit Agreement”) with the Administrative Agent and the financial institutions party thereto as lenders and issuing lenders;

WHEREAS, the requisite parties to the Amended and Restated Credit Agreement along with the parties hereto have agreed to amend and restate the Amended and Restated Credit Agreement in the form hereof on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Borrower has requested that the Lenders extend credit to the Borrower in the form of (i) Term Loans (as this and other capitalized terms used in these preliminary statements are defined in Section 1.01 below) in an initial aggregate amount of $650,000,000 and (ii) Revolving Commitments in an initial aggregate amount of $125,000,000;

WHEREAS, the proceeds of the Terms Loans made on the Second Restatement Effective Date, together with other funds, will be used to refinance certain indebtedness of the Borrower, for general corporate purposes, and to pay fees and expenses related to any of the foregoing (collectively, the “Transactions”);

WHEREAS, proceeds of the Revolving Loans will be used for general corporate purposes; and

WHEREAS, the Lenders have indicated their willingness to lend on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto hereby agree that the Amended and Restated Credit Agreement shall be amended and restated on the Second Restatement Effective Date as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“5.25% Senior Note Indenture” means the Indenture entered into by the Borrower and the subsidiary guarantors from time to time party thereto in connection with the issuance of the 5.25% Senior Notes, together with all instruments and other agreements entered into by the Borrower or any subsidiary guarantor party thereto in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time.

“5.25% Senior Notes” means the $765,000,000 aggregate outstanding principal amount of the Borrower’s 5.25% Senior Notes due 2028, as the same may be amended, supplemented or otherwise modified from time to time.

“5.875% Senior Note Indenture” means the Indenture entered into by the Borrower and the subsidiary guarantors from time to time party thereto in connection with the issuance of the 5.875% Senior Notes, together with all instruments and other agreements entered into by the Borrower or any subsidiary guarantor party thereto in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time.

“5.875% Senior Notes” means the $405,000,000 aggregate outstanding principal amount of the Borrower’s 5.875% Senior Notes due 2026, as the same may be amended, supplemented or otherwise modified from time to time.

“8.750% Senior Secured Note Indenture” means the Indenture entered into by the Borrower and the subsidiary guarantors from time to time party thereto in connection with the issuance of the 8.750% Senior Secured Notes, together with all instruments and other agreements entered into by the Borrower or any subsidiary guarantor party thereto in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time.

“8.750% Senior Secured Notes” means the $150,000,000 aggregate outstanding principal amount of the Borrower’s 8.750% Senior Secured Notes due 2025, as the same may be amended, supplemented or otherwise modified from time to time.

“Acceptable Discount” has the meaning provided in Section 2.10(c)(iii).

“Acceptance Date” has the meaning provided in Section 2.10(c)(ii).

“Acquired Entity or Business” means each Person, property, business or assets acquired by the Borrower or a Subsidiary, to the extent not subsequently sold, transferred or otherwise disposed of by the Borrower or such Subsidiary.

“Act” has the meaning provided in Section 9.13.

“Additional Credit Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent, be in the form of an amendment and restatement of this Agreement) providing for any Incremental Term Loans, Increased Commitments, Replacement Term Loans, Extended Term Loans or Extended Revolving Commitments which shall be consistent with the applicable provisions of this Agreement relating to Incremental Term Loans, Increased Commitments, Replacement Term Loans, Extended Term Loans or Extended Revolving Commitments and otherwise satisfactory to the Administrative Agent and the Borrower.

“Administrative Agent” means Barclays Bank PLC, in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, in each case, regardless of whether such other Person is existing as at the date hereof.

“Agency Fee Letter” means the administrative agency fee letter, dated as of May 16, 2023, between the Borrower and the Administrative Agent.

“Agent-Related Person” has the meaning provided in Section 9.03(d).

“Agents” means, collectively, the Administrative Agent and the Arrangers.

“Agreement” has the meaning provided in the preamble hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day, plus 1⁄2 of 1.00% and (c) the Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day), plus 1.00%; provided that for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.13(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than (i) with respect to Term Loans, 1.50%, such rate shall be deemed to be 1.50% for purposes of this Agreement and (ii) with respect to Revolving Loans, 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Amended and Restated Credit Agreement” has the meaning provided in the recitals to this Agreement.

“Ancillary Document” has the meaning provided in Section 9.06(b).

“Annualized Theatre” means, for any period, any newly constructed theatre owned, operated or managed by the Borrower or any of its Restricted Subsidiaries that has completed at least one full month of operations as of the last day of such period, but less than four full quarters of operations as of the last day of such period, in each case as identified to the Administrative Agent.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to terrorist financing or money laundering.

“Applicable Discount” has the meaning provided in Section 2.10(c)(iii).

“Applicable Percentage” means, with respect to any Lender and as applicable (a) with respect to Revolving Loans or LC Exposure of any Class, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment of such Class and the denominator of which is the aggregate Revolving Commitment of such Class of all Revolving Lenders of such Class (and if the Revolving Commitments of such Class have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate Revolving Credit Exposures of such Class at that time) and (b) with respect to the Term Loans of any Class, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term Loans (or Term Loan Commitments, as applicable) of such Class and the denominator of which is the aggregate outstanding amount of the Term Loans (or Term Loan Commitments, as applicable) of such Class.

“Applicable Rate” means

(a) (i) 3.50% in the case of Term Benchmark Revolving Loans, (ii) 2.50% in the case of Alternate Base Rate Revolving Loans, and (iii) 0.375% in the case of commitment fees; provided that the Applicable Rate with respect to Revolving Loans (including commitment fees) shall be subject to adjustment following each date of delivery of financial statements of the Borrower pursuant to Sections 5.01(a) or (b) (“Financials”) of this Agreement, based on the Consolidated Net Senior Secured Leverage Ratio as of the end of the period covered by such financial statements, as follows:

Pricing Level	Consolidated Net Senior Secured Leverage Ratio	Applicable Margin for Revolving Loans		Commitment Fee Rate
		Term Benchmark Loans	Alternate Base Rate Loans
Level 1	Greater than 1.00	3.50%	2.50%	0.375%
Level 2	Less than or equal to 1.00 but greater than or equal to 0.50	3.25%	2.25%	0.25%
Level 3	Less than 0.50	3.00%	2.00%	0.20%

(b) (i) in the case of Term Benchmark Term Loans, 3.75%, and (ii) in the case of Alternate Base Rate Term Loans, 2.75%.

Any increase or decrease in the Applicable Rates for Revolving Loans (including commitment fees) resulting from a change in the Consolidated Net Senior Secured Leverage Ratio shall become effective as of the date of delivery of the Financials; provided that Level 1 pricing shall apply at the option of the Administrative Agent or at the request of the Required Lenders as of the first Business Day after the date on which such Financials were required to have been delivered but have not been delivered pursuant to Sections 5.01(a) or (b) and shall continue to so apply to and including the date on which such Financials are so delivered (and thereafter the Level otherwise determined in accordance with this definition shall apply). In addition, at all times while an Event of Default shall have occurred and be continuing, Level 1 pricing shall apply. For the purposes of this definition, each determination of the Consolidated Net Senior Secured Leverage Ratio shall be made as at the last day of any period of four consecutive fiscal quarters of the Borrower.

“Approved Bank” has the meaning assigned to such term in the definition of “Cash Equivalents”.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Barclays Bank PLC, Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A. and Royal Bank of Canada.

“Asset Sale” means any Disposition of Property or series of related Dispositions of Property pursuant to clause (k) of Section 6.11 that yield net cash proceeds to the Borrower or any of its Restricted Subsidiaries in excess of $50,000,000 in the aggregate for any such Disposition or series of related Dispositions.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04 of this Agreement), and received by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Assumed Loan Amount” means, at any time, an amount equal to the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding, plus (ii) the total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the total Revolving Credit Exposure at such time.

“Auto-Extension Letter of Credit” has the meaning provided in Section 2.05(b)(iii).

“Availability Period” means the period from and including the Second Restatement Effective Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Commitments in accordance with the provisions of this Agreement.

“Available Amount” means, as of any date of determination (the “Determination Date”), the Second Restatement Date Available Amount, plus, without duplication, the amount (but in no event less than zero) equal to (a) the sum of (i) the aggregate amount of cash and the fair market value of non-cash items received by the Parent or the Borrower as common equity after the Second Restatement Effective Date and on or prior to such Determination Date, (ii) the amount of the net reduction after the Second Restatement Effective Date and on or prior to such Determination Date, in Investments held by the Parent, any Intermediate Holdco, the Borrower and its Restricted Subsidiaries in Unrestricted Subsidiaries and other entities that are not Restricted Subsidiaries made after the Original Closing Date resulting from proceeds realized on the sale or other Disposition of such Investments, proceeds representing the return of capital, including redemptions, dividends and distributions, the amount of all Guarantees released, all payments of principal of, or interest on, Indebtedness and other obligations that constitute such Investments, and the fair market value (not in excess of the amount previously subtracted under clause (b)(ii) below) of any Unrestricted Subsidiary redesignated as a Restricted Subsidiary, (iii) Consolidated EBITDA, minus 1.75 times Consolidated Interest Expense, in each case for the fiscal quarter in which the Second Restatement Effective Date occurs and for each full fiscal quarter completed since the Second Restatement Effective Date and prior to the Determination Date for which financial statements have been delivered pursuant to Sections 5.01(a) or (b), as applicable, (iv) to the extent deducted in computing the Consolidated EBITDA specified in clause (iii) above and not included in clause (ii) above, any net gains on sales of assets outside the ordinary course of business and (v) (A) in the case of expenditures made pursuant to Section 6.05(l) and the designation on or after the Second Restatement Effective Date of any Restricted Subsidiaries of the Parent (other than CFC Holdcos) as Unrestricted Subsidiaries, $275,000,000 in the aggregate and (B) in the case of expenditures made pursuant to Section 6.06(a)(iii), $200,000,000 in the aggregate, minus (b) the sum of (i) the portion of such sum expended on and after the Second Restatement Effective Date and on or prior to such Determination Date pursuant to Sections 6.04(g), 6.05(l) and 6.06(a)(iii) and (ii) the fair market value (as of the date of such designation) of any Restricted Subsidiaries of the Parent designated as Unrestricted Subsidiaries on or after the Second Restatement Effective Date (the fair market value of any CFC Holdco being deemed for this purpose to be the value of the cash and Cash Equivalents held directly by such CFC Holdco at the time of such designation without taking into account the value of any other assets or properties of such CFC Holdco). Expenditures made pursuant to Sections 6.05(l) and 6.06(a)(iii) and in connection with the designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed to utilize the amounts in clauses (a)(v)(A) above or (a)(v)(B) above, as applicable, prior to utilization of the amounts in clauses (a)(i) through (a)(iv) above.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.13(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.13.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the sum of (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment; or

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clauses (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark applicable thereto, with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clauses (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clauses (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Bona Fide Debt Fund” means any fund or investment vehicle that is primarily engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course.

“Borrower” means Cinemark USA, Inc., a Texas corporation.

“Borrower Materials” has the meaning provided in Section 9.01(c).

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect or (b) Term Loans of a single Class made on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be in relation to Loans referencing the Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Term SOFR Rate or any other dealings of such Loans referencing the Term SOFR Rate, any such day that is only a U.S. Government Securities Business Day.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Banks and the Revolving Lenders, as collateral for the LC Exposures, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Banks (which documents are hereby consented to by the Revolving Lenders). Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Barclays Bank PLC.

“Cash Equivalents” means

(1) any evidence of Indebtedness issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof and having a maturity of 24 months or less from the date of acquisition;

(2) time deposits, certificates of deposit, and bank notes of any financial institution that (i) is a Lender or (ii) is a member of the Federal Reserve System (or organized in any foreign country recognized by the United States) and whose senior unsecured debt is rated at least A-2, P-2, or F-2, short-term, or A or A2, long-term, by Moody’s, S&P or Fitch (any such bank in the foregoing clause (i) or (ii) being an “Approved Bank”). Issues with only one short-term credit rating must have a minimum credit rating of A- 1, P-1 or F 1;

(3) commercial paper, including asset-backed commercial paper, and floating or fixed rate notes issued by an Approved Bank or a corporation or special purpose vehicle (other than an Affiliate or Subsidiary of the Borrower) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia (or any foreign country recognized by the United States) rated at least A-2 by S&P and at least P-2 by Moody’s and having a maturity of not more than 12 months from the date of acquisition;

(4) asset-backed securities rated AAA by Moody’s, S&P, or Fitch, with weighted average lives of 12 months or less (measured to the next maturity date);

(5) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed or insured by the government or any agency or instrumentality of the United States maturing within 365 days from the date of acquisition;

(6) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, and in each such case with a “stable” or better outlook, with maturities of 24 months or less from the date of acquisition;

(7) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated “AAA” (or the equivalent thereof) or better by S&P or “Aaa3” (or the equivalent thereof) or better by Moody’s (or reasonably equivalent ratings of another internationally recognized rating agency);

(8) money market funds which invest substantially all of their assets in assets described in the preceding clauses (1) through (7); and

(9) instruments equivalent to those referred to in clauses (1) through (8) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Cash Management Bank” means any Person that is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender at the time the Borrower or any Restricted Subsidiary initially incurred any Cash Management Obligation to such Person (or on the Second Restatement Effective Date, in the case of Cash Management Obligations existing on the Second Restatement Effective Date).

“Cash Management Obligations” means obligations owed by the Borrower or any Restricted Subsidiary to any Cash Management Bank in respect of treasury management services (including automated clearinghouse transactions, fund transfers, overdrafts, controlled disbursements, lockbox, stop payment, return item and wire transfer services, deposit accounts, zero balance accounts, cash sweeps, cash pooling (including notional cash pooling), returned check, concentration, account reconciliation and reporting, trade finance services and other treasury management services) and provision of commercial (or purchasing) credit card and/or merchant credit card services and programs and pre-paid debit card services (including non-card e-payables services) and interstate depository network services, in each case including any associated lines or extensions of credit and related customary collateral and security arrangements and related interest and fees.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any tangible Property in excess of $25,000,000.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” means any Subsidiary, substantially all of whose assets consist of Equity Interests of one or more Foreign Subsidiaries, cash and Cash Equivalents, that is designated by the Borrower as a CFC Holdco by notice to the Administrative Agent.

“Change in Control” means the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Permitted Investors, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the voting power of the outstanding common stock of the Parent; (b) (i) at any time prior to the occurrence of a Specified Reorganization, the Parent shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Equity Interests of the Borrower free and clear of all Liens and (ii) at any time after the occurrence of a

Specified Reorganization, the Parent shall cease to own and control, directly or indirectly through one or more Intermediate Holdcos, 100% of each class of outstanding Equity Interests of the Borrower free and clear of all Liens (in each case in this clause (b), except Liens permitted pursuant to (x) clause (a) of the definition of “Permitted Encumbrances” and (y) Section 6.02(b) hereof); or (c) a Specified Change of Control.

“Change in Law” means (a) the adoption of any law, treaty, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” has the meaning provided in Section 9.14.

“Class” when used in reference to any (x) Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans, Incremental Term Loans of any other series, Extended Term Loans of any series or Replacement Term Loans of any series and (y) when used with respect to any Commitment, refers to whether such Commitment is a Revolving Commitment or an Extended Revolving Commitment of any series.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all the “Collateral” (or any equivalent term) as defined in any Collateral Document and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Collateral Document.

“Collateral Documents” means, collectively, the Guarantee and Collateral Agreement, each guarantee agreement, security agreement, Intellectual Property security agreement, pledge agreement or other similar agreement delivered to the Administrative Agent and the Lenders pursuant to Section 5.09 and each of the other agreements, instruments or documents executed by any Loan Party that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Revolving Commitment, Extended Revolving Commitment or Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Compliance Certificate” means a certificate, substantially in the form of Exhibit F.

“Consolidated EBITDA” means, for any period, without duplication, Consolidated Net Income for such period (excluding from Annualized Theatres), plus, to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) expenses for taxes based on income or capital, including franchise and similar taxes, (b) Consolidated Interest Expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expense, (d) amortization, impairment, write-down or write-off of tangible or intangible assets (including, but not limited to, goodwill) and organization costs, (e) any non-recurring expenses (including expenses for severance, non-recurring retention bonuses, payments to employees of acquired entities under equity incentive plans such as long term incentive plans, relocation and restructuring costs related to acquisitions) or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, (x) net losses on sales of assets outside of the ordinary course of business and (y) losses or costs arising from lease dispositions), (f) any call premium (or original issue discount) expenses associated with the repurchase or repayment of Indebtedness, (g) to the extent actually reimbursed by a third party (other than the Parent or any of its Subsidiaries) and not otherwise added back in the computation of Consolidated Net Income, expenses incurred for payments under indemnification provisions in any agreement for an acquisition or an Asset Sale, (h) any other non-cash charges (including foreign exchange losses not included in operating income but deducted from earnings in determining Consolidated Net Income), (i) any reasonable expense related to any equity offering, Permitted Acquisition, Investment, recapitalization, Asset Sale or Indebtedness permitted to be incurred under this Agreement (in each case, whether or not successful), (j) letter of credit fees and annual agency fees paid to the Administrative Agent, (k) to the extent covered by insurance under which the insurer has been properly notified and has not denied or contested coverage, expenses with respect to liability or casualty events or business interruption and (l) costs incurred in connection with the closing or Disposition of any theatre or screen within a theatre, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of, (a) any non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, net gains on sales of assets outside of the ordinary course of business) and (b) any other non-cash income or gains (including foreign exchange gains not included in operating income but otherwise included in earnings in determining Consolidated Net Income) (other than the amortization of deferred revenue), all as determined on a consolidated basis, and plus, except to the extent already included in the computation of Consolidated Net Income, any cash dividend paid on the Equity Interests of a Person that is not a Restricted Subsidiary during such period, and plus any Pro Forma Cost Savings for such period; provided that the aggregate amount added in respect of any Pro Forma Costs Savings, shall not exceed in any four quarter period 20% of Consolidated EBITDA for such period minus any Pro Forma Cost Savings added to Consolidated EBITDA during any prior period to the extent that such Pro Forma Cost Savings were not achieved within 12 months of the closing date of any Permitted Acquisition; provided that for purposes of calculating Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for any period:

(i) the Consolidated EBITDA of any Person or theatre or theatres acquired by the Borrower or its Restricted Subsidiaries or of any Annualized Theatres during such period shall be included on a Pro Forma Basis for such period (assuming the consummation of such acquisition or the operations of such Annualized Theatre and, in any such case, the incurrence or assumption of any Indebtedness in connection therewith had occurred on the first day of such period and without giving effect to clause (a) of the proviso set forth in the definition of “Consolidated Net Income”) if, in the case of an acquisition of a Person, the consolidated balance sheet of such acquired Person and its consolidated Subsidiaries as at the end of the period preceding the acquisition of such Person and the related consolidated statements of income and stockholders’ equity and of cash flows for the period in respect of which Consolidated EBITDA is to be calculated (x) have been previously provided to the Administrative Agent and (y) either (1) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or (2) have been found reasonably acceptable by the Administrative Agent;

(ii) the Consolidated EBITDA of any Person or theatre or theatres Disposed of by the Borrower or its Restricted Subsidiaries during such period shall be excluded for such period (assuming the consummation of such Disposition and the repayment of any Indebtedness in connection therewith had occurred on the first day of such period);

(iii) any redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary and any designation of a Restricted Subsidiary as an Unrestricted Subsidiary which occurred during such period shall be deemed to have occurred on the first day of such period; and

(iv) unless otherwise specified, “Consolidated EBITDA” means Consolidated EBITDA for the most recently ended four full fiscal quarter period ending immediately prior to the relevant date of calculation for which financial statements have been delivered pursuant to Sections 5.01(a) or (b) of this Agreement (or, prior to the initial delivery under this Agreement, Section 6.1 of the Amended and Restated Credit Agreement).

“Consolidated Interest Expense” means, for any period, total cash interest expense (including that attributable to Finance Lease Obligations) of the Borrower and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries (including all commissions, discounts and other fees and charges owed by the Borrower with respect to letters of credit and bankers’ acceptance financing) other than (i) intercompany Indebtedness owed to the Parent, any Intermediate Holdco, the Borrower or any Restricted Subsidiary, except to the extent paid in cash by the Borrower or any Restricted Subsidiary to the Parent or any Intermediate Holdco, (ii) non-cash interest expense related to NCM Holdings, National CineMedia, LLC, any of their Subsidiaries or any of their successors, and (iii) amortization of gains and losses under Swap Agreements.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that in calculating Consolidated Net Income of the Borrower and its Restricted Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries, (b) the income (or deficit) of any Person (other than a Restricted Subsidiary of the Borrower) in which the Borrower or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Restricted Subsidiary in the form of dividends or similar distributions or payment of principal or interest of intercompany Indebtedness, (c) the undistributed earnings of any Restricted Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) entered into after the Second Restatement Effective Date or Requirement of Law applicable to such Restricted Subsidiary and (d) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income. There shall be excluded from Consolidated Net Income for any period the effects of adjustments due to the application of the acquisition method of accounting to property and equipment, software and other intangible assets required or permitted by GAAP and related authoritative pronouncements, as a result of any acquisition.

“Consolidated Net Senior Secured Leverage Ratio” means, as of the last day of any period of four consecutive fiscal quarters of the Borrower, the ratio of (a) Consolidated Senior Secured Debt on such day, less the aggregate amount of cash and Cash Equivalents owned by the Borrower or any Restricted Subsidiary on such day (in each case, free and clear of all Liens (other than Liens permitted pursuant to (w) clause (a) of the definition of “Permitted Encumbrances”, (x) Section 6.02(b), (y) Section 6.02(f) or (z) Section 6.02(r))) to (b) Consolidated EBITDA for such period.

“Consolidated Net Total Leverage Ratio” means as of the last day of any period of four consecutive fiscal quarters of the Borrower, the ratio of (a) Consolidated Total Debt on such day, less the aggregate amount of cash and Cash Equivalents owned by the Borrower or any Restricted Subsidiary on such day (in each case, free and clear of all Liens (other than Liens permitted pursuant to (w) clause (a) of the definition of “Permitted Encumbrances”, (x) Section 6.02(b), (y) Section 6.02(f) or (z) Section 6.02(r))) to (b) Consolidated EBITDA for such period.

“Consolidated Senior Secured Debt” means all Consolidated Total Debt that is secured by a Lien on any assets of the Parent, the Borrower or any of its Restricted Subsidiaries.

“Consolidated Senior Secured Leverage Ratio” means, as of the last day of any period of four consecutive fiscal quarters of the Borrower, the ratio of (a) Consolidated Senior Secured Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Subsidiaries” means Subsidiaries that would be consolidated with the Parent in accordance with GAAP.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Borrower and its Restricted Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Debt” means at any date, the aggregate principal amount of all Funded Debt of the Borrower and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital” means, at any time, Current Assets, minus Current Liabilities, at such time.

“Contract Consideration” has the meaning assigned to such term in the definition of “Excess Cash Flow”.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Debt Security” means the Existing Convertible Holdco Notes and any other debt security the terms of which provide for the conversion thereof into Equity Interests of the issuer, cash or a combination of such Equity Interests and cash, and shall include all Swap Agreements and warrants with respect to Equity Interests of such issuer related to any such debt security.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning provided in Section 9.17.

“Credit Event” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Credit Exposure at such time, plus (b) the aggregate amount of its Term Loans outstanding at such time.

“Current Assets” means, at any date, all assets of the Borrower and its Restricted Subsidiaries that under GAAP would be classified as current assets on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries (excluding any (i) cash or Cash Equivalents (including cash and Cash Equivalents held on deposit for third parties by the Borrower or any of its Restricted Subsidiaries), (ii) deferred bank fees and derivative financial instruments related to Indebtedness, (iii) deferred tax assets, (iv) assets held for sale and (v) pension assets).

“Current Liabilities” means, at any date, all liabilities of the Borrower and its Restricted Subsidiaries that under GAAP would be classified as current liabilities on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries, other than (i) current maturities of long-term debt, (ii) outstanding revolving loans and letter of credit reimbursement obligations, (iii) accruals of interest expense, (iv) obligations in respect of derivative financial instruments related to Indebtedness, (v) deferred tax liabilities, (vi) liabilities in respect of unpaid earn-outs, (vii) accruals relating to restructuring reserves, (viii) liabilities in respect of funds of third parties on deposit with the Borrower or any of its Restricted Subsidiaries, (ix) the current portion of any Finance Lease Obligation, (x) the current portion of any other long-term liability for borrowed money and (xi) non-cash compensation liabilities.

“Customary Recourse Exceptions” means with respect to any Non-Recourse Debt, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of a Person, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, the “SOFR Determination Date”) that is five U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning provided in Section 2.10(b)(v).

“Default” means any event or condition, which constitutes an Event of Default or, which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning provided in Section 2.12(c).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of any Class of Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or a Bail-In Action, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such

Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower, each Issuing Bank and each Lender.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a disposition pursuant to Section 6.11 that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or conversion of or collection on such Designated Non-Cash Consideration.

“Designated Preferred Stock” means Preferred Stock (other than Disqualified Equity Interests) of the Borrower that is issued for cash (other than to a Restricted Subsidiary of the Borrower) and is so designated as Designated Preferred Stock, pursuant to a certificate of a Responsible Officer, on or prior to the issue date thereof.

“Determination Date” has the meaning assigned to such term in the definition of “Available Amount”.

“Digital Projector Financing” means any financing arrangement in respect of digital projector equipment for use in the ordinary course of business in theatres owned, leased or operated by the Borrower and its Subsidiaries.

“Discount Range” has the meaning provided in Section 2.10(c)(ii).

“Discounted Prepayment Option Notice” has the meaning provided in Section 2.10(c)(ii).

“Discounted Voluntary Prepayment” has the meaning provided in Section 2.10(c)(i).

“Discounted Voluntary Prepayment Notice” has the meaning provided in Section 2.10(c)(v).

“Disposition” means, with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition (including any disposition effected pursuant to a division) thereof that yields aggregate net cash proceeds to the Borrower or any of its Restricted Subsidiaries in excess of $5,000,000 in any individual transaction, and the terms “Dispose” and “Disposed of” have correlative meanings, but excluding licenses and leases entered into in the ordinary course of business or that are customarily entered into by companies in the same or similar lines of business.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, public equity offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, public equity offering or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the expiration, cancellation, termination or cash collateralization of any Letters of Credit in accordance with the terms hereof), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and except as permitted in clause (a) above), in whole or in part, (c) requires the scheduled payments of dividends in cash (for this purpose, dividends shall not be considered required if the issuer has the option to permit them to accrue, cumulate, accrete or increase in liquidation preference or if the Person has the option to pay such dividends solely in Qualified Equity Interests), or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Maturity Date (as determined at the time such Equity Interest is issued, without giving effect to subsequent changes in the Latest Maturity Date).

“Disqualified Lenders” means (i) those Persons identified by the Borrower to the Administrative Agent in writing prior to Second Restatement Effective Date, (ii) those Persons who are competitors of the Borrower identified by the Borrower to the Administrative Agent from time to time as provided below and (iii) any Affiliate of any Person described in clause (i) or competitor described in clause (ii) that is identified by the Borrower to the Administrative Agent in writing from time to time or that is reasonably identifiable solely by virtue of its name as an Affiliate of such Person, other than an Affiliate of a Person described in clause (ii) that is a Bona Fide Debt Fund; provided that no updates to the list of Disqualified Lenders shall be deemed to retroactively disqualify any parties that have previously validly acquired an assignment or participation in respect of the Loans or that is party to a pending trade from continuing to hold or vote such previously acquired assignments and participations or completing such trade, as applicable, on the terms set forth herein for Lenders that are not Disqualified Lenders. Any supplement to the list of Disqualified Lenders shall take effect three Business Days after such notice is received by the Administrative Agent.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Restricted Subsidiary organized under the laws of the United States, any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” means, with respect to any Indebtedness, as of any date of determination, the effective yield on such Indebtedness as determined by the Borrower and the Administrative Agent, taking into account the applicable interest rate margins, any interest rate floors (subject to the proviso below) and all upfront or similar fees or original issue discount (amortized over the shorter of (x) the Weighted Average Life to Maturity of such Indebtedness and (y) four years) payable by the Borrower generally to lenders providing such Indebtedness, but excluding (i) any arrangement, structuring, commitment, underwriting or other similar fees payable to any arranger (or affiliate thereof) in connection with the commitment or syndication of such Indebtedness and (ii) customary consent fees for an amendment paid generally to consenting lenders; provided, however, that (A) to the extent that the Term SOFR Rate (for an Interest Period of three months) or Alternate Base Rate (without giving effect to any floor specified in the definitions thereof) is less than any floor applicable to the Indebtedness in respect of which the Effective Yield is being calculated on the date on which the Effective Yield is determined, the amount of the resulting difference will be deemed added to the interest rate margin applicable to the relevant Indebtedness for purposes of calculating the Effective Yield and (B) to the extent that the Term SOFR Rate (for an Interest Period of three months) or Alternate Base Rate (without giving effect to any floor specified in the definitions thereof) is greater than any applicable floor on the date on which the Effective Yield is determined, the applicable floor will be disregarded in calculating the Effective Yield; provided, further, with respect to any Indebtedness not issued with a uniform amount of OID or upfront fees (including as a result of a fungible increase in the amount thereof after the initial incurrence), the amount of OID and upfront fees shall be determined on a weighted average basis.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 9.04(b)(v), (vi), (vii) and (viii) (subject to such consents, if any, as may be required under Section 9.04(b)(iii)).

“Environmental Laws” means all laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or written notices or binding agreements issued, promulgated or entered into by any Governmental Authority, imposing liability or standards of conduct concerning protection of the environment, preservation or reclamation of natural resources, the release or threatened release of any hazardous or toxic material or, as it relates to exposure to hazardous or toxic materials, health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest. Notwithstanding the foregoing, Convertible Debt Securities shall not constitute Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is (i) treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code or (ii) under common control, within the meaning of Section 4001(a)(14) of ERISA.

“ERISA Event” means (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (f) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in “endangered” or “critical” status (within the meaning of Sections 431 or 432 of the Code or Sections 304 or 305 of ERISA), or terminated (within the meaning of Section 4041A or 4042 of ERISA) (i) the withdrawal of any of the Borrower, a Subsidiary or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA or (j) the imposition of a lien or security interest in favor of the PBGC or any Plan on any assets of the Borrower or any Subsidiary under Section 430(k) of the Code or under Section 4068 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning provided in Article VII.

“Excess Cash Flow” means, with respect to any fiscal year, the amount (if any, but which amount shall not be less than zero) by which (I) the sum, without duplication, of (a) Consolidated EBITDA for such fiscal year (less any projected cost savings added back pursuant to the definition thereof for such fiscal year) and (b) the amount, if any, by which Consolidated Working Capital of the Borrower and its Restricted Subsidiaries decreased during such period (but excluding any such decrease arising from any Permitted Acquisition or Disposition by the Borrower or any of its Restricted Subsidiaries and the application of purchase accounting) exceeds (II) the sum, without duplication, of:

(a) the amount of Taxes (including penalties and interest) paid in cash in such fiscal year and (without duplication) tax reserves set aside or payable with respect to such fiscal year;

(b) interest expense, including any portion attributable to Finance Lease Obligations in accordance with GAAP, paid in cash in such fiscal year;

(c) capital expenditures, capitalized software expenses and acquisitions of intellectual property of the Borrower and its Restricted Subsidiaries, in each case, made in cash during such fiscal year or, at the option of the Borrower, made prior to the date the applicable Excess Cash Flow payment is required to be made under Section 2.10(b)(iv) with respect to such fiscal year (except to the extent financed with long-term Indebtedness (other than revolving Indebtedness));

(d) except to the extent that such amount reduces the amount of a mandatory prepayment under Section 2.10(b)(iv), the aggregate amount of all principal payments of Indebtedness of the Borrower and its Restricted Subsidiaries (including (x) the principal component of payments in respect of Finance Lease Obligations and (y) the amount of any prepayment of Loans pursuant to Section 2.09 or 2.10(b)(ii) made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder)), except to the extent financed with the proceeds of other Indebtedness of the Borrower or its Restricted Subsidiaries (other than under any revolving credit facility);

(e) without duplication, (i) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash during such fiscal year that are made in connection with any purchase, redemption, retirement, acquisition, cancellation, termination, payment, prepayment, defeasance, settlement, conversion, exchange or other satisfaction of any Indebtedness or Convertible Debt Securities and (ii) except to the extent that such amount reduces the amount of a mandatory prepayment under Section 2.10(b)(iv), the aggregate amount of cash payments made in connection with the purchase, redemption, retirement, acquisition, cancellation, termination, payment, prepayment, defeasance, settlement, conversion, exchange or other satisfaction of any Convertible Debt Securities;

(f) payments by the Borrower and its Restricted Subsidiaries during such fiscal year in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness;

(g) cash expenditures in respect of Swap Agreements during such fiscal year;

(h) the amount, if any, by which Consolidated Working Capital of the Borrower and its Restricted Subsidiaries increased during such period (but excluding any such increase arising from any Permitted Acquisition or Disposition by the Borrower or any of its Restricted Subsidiaries or the reclassification during such period of current assets to long term assets (and vice versa) and current liabilities to long term liabilities (and vice versa) and the application of purchase accounting);

(i) without duplication of amounts deducted pursuant to sub-clause (k) below in a prior period, the amount of (i) Investments made by the Borrower and its Restricted Subsidiaries pursuant to Sections 6.05(b), (f), (h), (l), (m), (p), (r) and (s), (ii) Investments made by the Borrower and its Restricted Subsidiaries pursuant to Section 6.05(u) (but upon the refunding of such Investments, such refunded amount shall be subtracted from this clause (II) in the period during which such refunded amount is received by the Borrower or a Restricted Subsidiary), and (iii) Restricted Payments made by the Borrower and its Restricted Subsidiaries pursuant to Sections 6.04(c), (d), (f), (g), (h), (i), (j), (k), (m), (n), (p), (q) and (r), in each case, in cash (except, in each case, to the extent financed with long-term Indebtedness (other than revolving Indebtedness));

(j) without duplication of amounts deducted from Excess Cash Flow in a prior period, the aggregate consideration required to be paid in cash by the Borrower and its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such fiscal year or expected to be paid pursuant to any planned cash expenditures (the “Planned Expenditures”), in each case, relating to Investments permitted pursuant to Section 6.05, capital expenditures, capitalized software expenses or acquisitions of intellectual property to be, or expected to be, consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such fiscal year (except, in each case, to the extent financed with long-term Indebtedness (other than revolving Indebtedness)); provided that to the extent the aggregate amount of cash actually utilized to finance such Investments, capital expenditures, capitalized software expenses or acquisitions of intellectual property during such following period of four consecutive fiscal quarters is less than the Contract Consideration and the Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow for the fiscal year that includes the end of such period of four consecutive fiscal quarters;

(k) the aggregate amount of expenditures (other than Investments or Restricted Payments) actually made by the Borrower and its Restricted Subsidiaries in cash during such fiscal year (including expenditures for the payment of financing fees) to the extent that such expenditures are either, without duplication, (i) not expensed and amounts in respect thereof are not otherwise deducted in computing Consolidated Net Income for such fiscal year or any prior period or (ii) added-back to Consolidated Net Income in computing Consolidated EBITDA under clause (e) of the definition thereof (except, in each case, to the extent financed with long-term Indebtedness (other than revolving Indebtedness)); and

(l) all other amounts added back to Consolidated Net Income for the purposes of calculating Consolidated EBITDA to the extent paid in cash during such fiscal year.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Loan Party and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the Guarantee of such Loan Party, or a grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) any Taxes imposed on (or measured by) net income (however denominated), franchise or similar Taxes and branch profits Taxes, in each case (i) imposed on it by any jurisdiction as a result of such recipient being organized or having its principal office located in or, in the case of any Lender, having its applicable lending office located in, such jurisdiction or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Tax imposed with respect to any amounts payable to such Lender pursuant to a Law in effect at the time such Lender becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.18) or designates a new lending office, except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of such new lending office (or assignment), to receive additional amounts with respect to such withholding Tax pursuant to Section 2.16, (c) any Tax that is attributable to a Lender’s failure to comply with Section 2.16(e) and (d) any Taxes imposed under FATCA.

“Existing Convertible Holdco Notes” means the $460,000,000 aggregate principal amount of 4.50% Convertible Senior Notes due 2025 issued by the Parent and all Swap Agreements and warrants with respect to Equity Interests of the Parent related thereto outstanding on the Second Restatement Effective Date.

“Existing Revolving Commitments” means all “Revolving Credit Commitments” under the Amended and Restated Credit Agreement immediately prior to the Second Restatement Effective Date.

“Existing Revolving Loans” means all “Revolving Credit Loans” outstanding under the Amended and Restated Credit Agreement immediately prior to the Second Restatement Effective Date (if any).

“Existing Term Loans” means all “Term Loans” outstanding under the Amended and Restated Credit Agreement immediately prior to the Second Restatement Effective Date.

“Existing Term Loan Class” has the meaning provided in Section 2.20(a).

“Extended Revolving Commitments” means revolving credit commitments established pursuant to Section 2.20 that are substantially identical to the Revolving Commitments of another Class except that such Revolving Commitments may have a later maturity date and different provisions with respect to interest rates and fees (including any extension fees) than those applicable to the Revolving Commitments of such Class.

“Extended Term Loans” has the meaning provided in Section 2.20(a).

“Extending Term Lender” has the meaning provided in Section 2.20(c).

“Extension Election” has the meaning provided in Section 2.20(c).

“Extension Request” has the meaning provided in Section 2.20(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements (and any related laws, regulations or official administrative practices) implementing the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions, as determined in such manner as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Finance Lease Obligations” with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance leases on a balance sheet of such Person under GAAP.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Financials” has the meaning assigned to such term in the definition of “Applicable Rate”.

“First Lien Intercreditor Agreement” means an intercreditor agreement, substantially in the form of Exhibit I (with such changes thereto as are reasonably acceptable to the Administrative Agent and the Borrower), by and between the Administrative Agent and the collateral agent for one or more classes of Incremental Equivalent Indebtedness or Term Loan Refinancing Debt that are intended to be secured by Liens ranking on an equal priority basis with the Liens securing the Obligations.

“Fitch” means Fitch Ratings Inc.

“Floor” means the benchmark rate floor, if any, provided in this Agreement (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate or Daily Simple SOFR, as applicable. For the avoidance of doubt the Floor for (i) the Term SOFR Rate with respect to (x) Term Loans shall be 0.50% and (y) Revolving Loans shall be 0.00% and (ii) Daily Simple SOFR shall be 0.00%.

“Foreign Lender” means any Lender or Issuing Bank that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“Foreign Prepayment Event” has the meaning provided in Section 2.10(b)(viii).

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means, with respect to any Person, without duplication, all Indebtedness of such Person of the types described in clauses (a) through (e) of the definition of “Indebtedness” (but in the case of Indebtedness described in clause (e), only to the extent in excess of $300,000,000), in each case excluding any intercompany Indebtedness owed to the Parent, any Intermediate Holdco, the Borrower or a Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America or any other nation or, in each case, any political subdivision thereof, whether state, local, provincial or otherwise and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation or the maximum amount for which such guaranteeing person may be liable is not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantee and Collateral Agreement” means that certain Amended and Restated Guarantee and Collateral Agreement executed by the Loan Parties and the Administrative Agent on the Second Restatement Effective Date, substantially in the form of Exhibit G, together with each guarantee and collateral agreement supplement executed and delivered pursuant to Section 5.09.

“Guarantor” means (a) the Parent, (b) any Intermediate Holdcos, (c) each Domestic Subsidiary that is party to the Guarantee and Collateral Agreement on the Second Restatement Effective Date and (d) each Domestic Subsidiary that becomes a party to the Guarantee and Collateral Agreement after the Second Restatement Effective Date pursuant to Section 5.09 or otherwise, in each case unless any such Subsidiary has been released from its Guarantee of the Obligations in accordance with the applicable provisions of the Loan Documents; provided that if any Guarantor that is a Subsidiary ceases to be wholly owned, directly or indirectly, by the Borrower, such Subsidiary shall not be released from its Guarantee of the Obligations on account of ceasing to be wholly owned unless (x) it is no longer a direct or indirect Subsidiary of the Borrower or (y) (i) after giving pro forma effect to such release and the consummation of the relevant transaction, the Borrower is deemed to have made a new Investment in such Person (as if such Person was then newly acquired) and such Investment is permitted hereunder, (ii) the Borrower is in compliance with Section 6.04 and (iii) such disposition is otherwise permitted pursuant to Section 6.11, and is a good faith disposition to a bona fide unaffiliated third party (as determined by the Borrower in good faith) for fair market value and for a bona fide business purpose (as determined by the Borrower in good faith) (it being understood that this proviso shall not limit the release of any Guarantor that is a Subsidiary of the Borrower that otherwise fails to constitute a Specified Domestic Subsidiary for reasons other than not being wholly owned).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature that in relevant form and concentration are regulated pursuant to or could give rise to liability under any Environmental Law.

“Hedge Bank” means any Person that is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender at the time it enters into a Secured Hedge Agreement (or on the Second Restatement Effective Date, in the case of Secured Hedge Agreements existing on the Second Restatement Effective Date), in its capacity as a party thereto.

“Immaterial Subsidiary” means any Restricted Subsidiary of the Borrower that on a consolidated basis with its Subsidiaries did not have consolidated revenues in excess of 5% of the Borrower’s consolidated revenues for the most recently ended four fiscal quarter period of the Borrower for which financial statements have been delivered pursuant to Sections 5.01(a) or (b) of this Agreement (or, prior to the initial delivery under this Agreement, Section 6.1 of the Amended and Restated Credit Agreement) and did not have consolidated total assets in excess of 5% of Consolidated Total Assets as of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Sections 5.01(a) or (b) of this Agreement (or, prior to the initial delivery under this Agreement, Section 6.1 of the Amended and Restated Credit Agreement); provided that (i) all such Subsidiaries designated as “Immaterial Subsidiaries” taken together shall not have revenues for any fiscal year of the Borrower or total assets as of the last day of any fiscal year in an amount that is equal to or greater than 10% of the consolidated revenues or total assets, as applicable, of the Borrower and its Restricted Subsidiaries for, or as of the last day of, such fiscal year, as the case may be, and (ii) to the extent such limitation in the preceding clause (i) would be exceeded, the Borrower shall designate Restricted Subsidiaries to the Administrative Agent to no longer be designated as Immaterial Subsidiaries so that such limitation would not be exceeded.

“Increased Commitments” has the meaning provided in Section 2.19(a).

“Increasing Lender” has the meaning provided in Section 2.19(a).

“Incremental Cap” means, at any time, (a) the excess, if any, of (x) the greater of (i) $500,000,000 and (ii) 100% of Consolidated EBITDA for the most recently ended four full fiscal quarter period ending immediately prior to such date for which financial statements have been delivered pursuant to Sections 5.01(a) or (b) of this Agreement (or, prior to the initial delivery under this Agreement, Section 6.1 of the Amended and Restated Credit Agreement) over (y) the aggregate principal amount of all Increased Commitments, Incremental Term Loans (other than Refinancing Term Loans and Refinancing Revolving Commitments) and Incremental Equivalent Indebtedness previously incurred prior to such time in reliance on this clause (a), plus (b) the maximum aggregate principal amount that can be incurred without causing the Consolidated Net Senior Secured Leverage Ratio, after giving effect to the contemplated incurrence or establishment, as applicable, of any Incremental Term Loans, Increased Commitments or Incremental Equivalent Indebtedness (which shall assume solely for purposes of this definition that all such Indebtedness is Consolidated Senior Secured Debt, that the full amounts of any Increased Commitments established at such time are fully drawn and that any cash proceeds thereof are excluded from cash and Cash Equivalents) and the use of proceeds thereof, on a Pro Forma Basis (but without giving effect to any substantially simultaneous incurrence of any Incremental Term Loans, Increased Commitment or Incremental Equivalent Indebtedness made in reliance on clause (a) or any increase in cash and Cash Equivalents as a result thereof), to exceed 2.50 to 1.00 as of the last day of the most recently ended full fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Sections 5.01(a) or (b) of this Agreement (or, prior to the initial delivery under this Agreement, Section 6.1 of the Amended and Restated Credit Agreement). The Borrower shall be deemed to have utilized capacity under clause (b) above (to the extent compliant therewith) prior to utilizing capacity under clause (a) above. For the avoidance of doubt, no capacity under clause (a) above has been utilized on or prior to the Second Restatement Effective Date.

“Incremental Equivalent Indebtedness” means Indebtedness consisting of (a) loans that are unsecured or secured by Liens ranking on an equal priority or junior basis to the Liens securing the Obligations or (b) debt securities that are unsecured or secured by Liens ranking on an equal priority or junior basis to the Liens securing the Obligations, in each case issued or Guaranteed by the Loan Parties (or any of them); provided that (i) except with respect to an amount equal to the Maturity Carveout Amount, such Indebtedness does not have (x) a final maturity that is prior to the then-latest maturity date of any Class of Term Loans outstanding on the Second Restatement Effective Date (or any later date required pursuant to any Additional Credit Extension Amendment entered into after the Second Restatement Effective Date that has previously become effective) or (y) a Weighted Average Life to Maturity that is shorter than the longest then remaining Weighted Average Life to Maturity of any Class of Term Loans outstanding on the Second Restatement Effective Date (or any longer Weighted Average Life to Maturity required pursuant to any Additional Credit Extension Amendment entered into after the Second Restatement Effective Date that has previously become effective), (ii) such Indebtedness is not secured by a Lien on any assets of the Borrower or any of its Restricted Subsidiaries except for Liens on the Collateral permitted by Section 6.02(s), (iii) such Indebtedness is not incurred or Guaranteed by any Restricted Subsidiaries that are not Loan Parties, (iv) on the date of incurrence of such Indebtedness the Borrower shall be in compliance, calculated on a Pro Forma Basis (assuming for this purpose that all Increased Commitments established in connection therewith are fully drawn), with the covenant contained in Section 6.09 as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Sections 5.01(a) or (b) of this Agreement (or, prior to the initial delivery under this Agreement, Section 6.1 of the Amended and Restated Credit Agreement) prior to such time, (v) at the time such Indebtedness is to be incurred, the aggregate principal amount thereof shall not exceed the Incremental Cap at such time and (vi) the other terms and conditions relating to such debt securities or loans (other than interest rates, rate floors, call protection, discounts, fees, premiums and optional prepayment or redemption provisions) are not in the aggregate materially more restrictive than the terms and conditions of this Agreement as determined in good faith by the Borrower (except for provisions applicable only to periods after the Latest Maturity Date at the time such Indebtedness is issued or incurred); provided, further, that the requirements of clauses (i) and (vi) of the preceding proviso will be deemed satisfied with respect to an incurrence of Indebtedness in the form of a bridge or other interim credit facility that by its terms converts, subject only to customary conditions, into long-term indebtedness (notwithstanding the initial maturity, mandatory prepayment or other provisions thereof) that satisfies the requirements of clauses (i) and (vi) of the preceding proviso.

“Incremental Term Loan” has the meaning provided in Section 2.19(a).

“Indebtedness” means, of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than (i) trade payables incurred in the ordinary course of such Person’s business, (ii) any earn-out obligation or post-closing payment adjustments of such Person, (iii) bona fide purchase price adjustments, earn-outs, indemnification obligations, obligations under deferred compensation or similar arrangements and similar items incurred in connection with acquisitions and asset sales not prohibited by Sections 6.05 or 6.11, and (iv) deferred compensation owed to officers and directors), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property; provided that, in such event, the amount of such Indebtedness shall be deemed to be the lesser of the value of the Property covered by such agreement and the aggregate principal amount of such Indebtedness), (e) all Finance Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value (whether on the scheduled date thereof or any earlier required date) any Equity Interests of such Person on or prior to the date which is 90 days after the Latest Maturity Date (other than for consideration consisting solely of common stock of the Parent), (h) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation to the extent of the value of the Property subject to such Lien and (j) for the purposes of Section 7.01(g) only (and not for any other purpose), all obligations of such Person in respect of Swap Agreements. “Indebtedness” shall not include Cash Management Obligations.

“Indemnified Liabilities” has the meaning assigned to such term in Section 9.03(c).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning provided in Section 9.03(c).

“Information” has the meaning provided in Section 9.12.

“Information Memorandum” means the Lender Presentation, dated May 2023, relating to the Borrower in connection with this Agreement.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, patents, trademarks, trade dress, inventions, technology, know-how and processes, any licenses thereto, applications or registrations thereof, all goodwill associated with same, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.03.

“Interest Payment Date” means (a) with respect to any Alternate Base Rate Loan, the last day of each March, June, September and December and (b) with respect to any Term Benchmark Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) with respect to any Term Benchmark Borrowing, no tenor that has been removed from this definition pursuant to Section 2.13 shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Intermediate Holdco” has the meaning assigned to such term in the definition of “Specified Reorganization”.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person or (b) a loan, advance or capital contribution to, Guarantee of Indebtedness of, assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of Section 6.05, (i) the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment and (ii) in the event the Borrower or any Restricted Subsidiary (an “Initial Investing Person”) transfers an amount of cash or other Property (the “Invested Amount”) for purposes of permitting the Borrower or one or more other Restricted Subsidiaries to ultimately make an Investment of the Invested Amount in the Borrower, any Restricted Subsidiary or any other Person (the Person in which such Investment is ultimately made, the “Subject Person”) through a series of substantially concurrent intermediate transfers of the Invested Amount to the Borrower or one or more other Restricted Subsidiaries other than the Subject Person (each an “Intermediate Investing Person”), including through the incurrence or repayment of intercompany Indebtedness, capital contributions or redemptions of Equity Interests, then, for all purposes of Section 6.05, any transfers of the Invested Amount to Intermediate Investing Persons in connection therewith shall be disregarded and such transaction, taken as a whole, shall be deemed to have been solely an Investment of the Invested Amount by the Initial Investing Person in the Subject Person and not an Investment in any Intermediate Investing Person.

“IRS” means the Internal Revenue Service, or any Governmental Authority succeeding to any of its principal functions.

“ISP” means, with respect to any standby Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an Issuing Bank and the Borrower or in favor of an Issuing Bank and relating to such Letter of Credit.

“Issuing Banks” means Barclays Bank PLC, Wells Fargo Bank National Association, JPMorgan Chase Bank, N.A. and Royal Bank of Canada and any other Revolving Lender (subject to such Lender’s consent) designated by the Borrower and consented to by the Administrative Agent (such consent not to be unreasonably withheld or delayed) that becomes an Issuing Bank, in each case in its capacity as an issuer of Letters of Credit hereunder, and any successors in such capacity as provided in Section 9.04. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank LC Exposure Sublimit” means, for each Issuing Bank, the amount of the LC Exposure Sublimit set forth beside such Issuing Bank on Schedule 2.01 (or such greater amount as such Issuing Bank may agree after the Second Restatement Effective Date in a signed writing delivered to the Borrower and the Administrative Agent). If an Issuing Bank is designated by the Borrower after the Second Restatement Effective Date in accordance with the definition of “Issuing Bank”, the amount of the Issuing Bank LC Exposure Sublimit for such Issuing Bank shall be the amount set forth in a designation notice signed by such Issuing Bank and delivered by the Borrower to the Administrative Agent in connection with such designation (or such greater amount as such Issuing Bank may thereafter agree in a signed writing delivered to the Borrower and the Administrative Agent).

“Junior Financing” means (a) any Material Indebtedness secured by a Lien on Collateral ranking junior to the Liens securing the Obligations and (b) any Indebtedness that is contractually subordinated in right of payment to any of the Obligations.

“Latest Maturity Date” as of any date of determination, means the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Term Loans, Extended Term Loans, Increased Commitments or Extended Revolving Commitments.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities.

“L/C Advance” means, with respect to each Revolving Lender, such Revolving Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage thereof. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a LC Disbursement under any Letter of Credit which has not been reimbursed on the date when made or refinanced as an Alternate Base Rate Revolving Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements, including Unreimbursed Amounts, that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure of the Revolving Lenders at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Revolving Lender shall remain in full force and effect until the Issuing Banks and the Revolving Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“LC Exposure Sublimit” means $35,000,000.

“LCT Election” has the meaning provided in Section 1.06.

“LCT Test Date” has the meaning provided in Section 1.06.

“Lender Participation Notice” has the meaning provided in Section 2.10(c)(iii).

“Lender-Related Person” has the meaning provided in Section 9.03(b).

“Lenders” means the Persons listed on Schedule 2.01, any Person with outstanding Loans and/or Commitments as of the Second Restatement Effective Date and any other Person that shall have become a Lender hereunder pursuant to Section 2.19 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means a Letter of Credit issued or deemed issued pursuant to Section 2.05(a)(i)(x) (before or after the Second Restatement Effective Date).

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by an Issuing Bank.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the Revolving Credit Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Licenses” has the meaning provided in Section 3.17.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset (or any finance lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction” has the meaning provided in Section 1.06.

“LLC” means any Person that is a limited liability company under the laws of its jurisdiction of formation.

“Loan Documents” means this Agreement, the Collateral Documents, any Issuer Documents, each Additional Credit Extension Amendment, any promissory notes executed and delivered pursuant to Section 2.09(f), the Agency Fee Letter and any amendments, waivers, supplements or other modifications to any of the foregoing.

“Loan Parties” means the Parent, any Intermediate Holdcos, the Borrower and the other Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or financial condition of the Borrower and the Restricted Subsidiaries taken as a whole or (b) the ability of the Loan Parties to perform their obligations under this Agreement or any and all other Loan Documents, or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $25,000,000.

“Material Intellectual Property” means any Intellectual Property owned by the Borrower or any Restricted Subsidiary that is material to the operation of the business of the Loan Parties.

“Material Real Property” means, collectively (i) any fee interest in real property designated by the Borrower as a “Material Real Property” that has a Value (together with improvements thereof) of at least $4,000,000 and (ii) any leasehold interest in any real property designated by the Borrower as a “Material Real Property” that has an annual rent payment, including projected percentage rent during such year, after the expiration of any free rent or “rent abatement” period, if applicable, of at least $550,000. For purposes of Section 6.15, each Material Real Property shall be Valued in accordance with Schedule 6.15.

“Maturity Carveout Amount” means up to the greater of (a) $250,000,000 and (b) 50% of Consolidated EBITDA for the most recently ended four full fiscal quarter period ending immediately prior to such date for which financial statements have been delivered pursuant to Sections 5.01(a) or (b) of this Agreement (or, prior to the initial delivery under this Agreement, Section 6.1 of the Amended and Restated Credit Agreement) of Incremental Term Loans, Incremental Equivalent Indebtedness and/or Maturity Carveout Refinancing Debt.

“Maturity Carveout Refinancing Debt” means Permitted Refinancing Indebtedness incurred utilizing the Maturity Carveout Amount.

“Maximum Rate” has the meaning provided in Section 9.14.

“Mitchell Family” means (a) Lee Roy Mitchell or Tandy Mitchell, or any descendent of Lee Roy Mitchell or the spouse of such descendent, the estate of Lee Roy Mitchell, Tandy Mitchell, any descendent of Lee Roy Mitchell or the spouse of such descendent (each, a “Mitchell”), (b) any trust or other arrangement for the benefit of a Mitchell, any trust established by a Mitchell or any trustee, custodian, fiduciary or foundation which will hold the common stock of the Parent for charitable purposes or for the benefit of any Mitchell and (c) any Person at least 80% beneficially owned and controlled by one or more Mitchells.

“Mitchell Related Parties” means, with respect to (a) any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates, (b) the Mitchell Family, any group which includes any member or members of the Mitchell Family if a majority of the Equity Interests of the Parent held by such group is beneficially owned (including the power to vote such Equity Interests of the Parent) by (x) such member or members or (y) one or more affiliates at least 80% of the equity of which are owned by one or more of such member or members and (c) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of Permitted Investors.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to ERISA, and in respect of which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years has made or been obligated to make contributions, or has any liability.

“National CineMedia, LLC” means National CineMedia, LLC, a Delaware limited liability company, together with any of its permitted successors and assigns.

“NCM Holdings” means National CineMedia, Inc., a Delaware corporation, together with any of its permitted successors and assigns.

“Net Cash Proceeds” means (a) in connection with any Asset Sale or Casualty Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness existing prior to such transaction secured by a Lien permitted hereunder on any asset which is the subject of such Asset Sale or Casualty Event (other than any Lien pursuant to a Collateral Document), all distributions and other payments required to be made pursuant to partnership agreements, limited liability company organizational documents, joint venture agreements or similar agreements to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale or Casualty Event, and other arm’s length costs, fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); provided that such Net Cash Proceeds shall not include any amounts reserved for purchase price adjustments and post-closing liabilities in connection with any Asset Sale until such amounts have been released or are no longer reserved and (b) in connection with (i) any Permitted Equity Issuance or the sale of the Equity Interests of NCM Holdings or National CineMedia, LLC or (ii) any incurrence of indebtedness, the cash proceeds received from such sale, payment or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other arm’s-length costs, fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

“New Lender” has the meaning provided in Section 2.19(a).

“Non-Consenting Lender” has the meaning provided in Section 2.18(b).

“Non-Extension Notice Date” has the meaning provided in Section 2.05(b)(iii).

“Non-Recourse Debt” means, Indebtedness: (a) with respect to any Unrestricted Subsidiary, except in each case for (1) Customary Recourse Exceptions, (2) the pledge of (or a Guarantee limited in recourse solely to) the Equity Interests of such Unrestricted Subsidiary and (3) any Guarantee permitted by Section 6.05, (i) as to which none of the Parent, any Intermediate Holdco, the Borrower nor any of the Restricted Subsidiaries (x) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (y) is directly or indirectly liable (as a guarantor or otherwise) or (z) constitutes the lender, (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against any Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Obligations) of the Parent, any Intermediate Holdco, the Borrower or any of the Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity (provided that this clause (ii) shall not apply if an Unrestricted Subsidiary is the lender of such Indebtedness) and (iii) as to which the lenders thereunder will not have any recourse to the Equity Interests or assets of the Parent, any Intermediate Holdco, the Borrower or any of the Restricted Subsidiaries (in each case, other than such Unrestricted Subsidiary or assets or Equity Interests thereof) and (b) with respect to the Parent, any Intermediate Holdco, the Borrower or any of the Restricted Subsidiaries, except for (1) Customary Recourse Exceptions and (2) the pledge of (or a Guarantee limited in recourse solely to) the Equity Interests of a Foreign Subsidiary that is the primary obligor, (i) for which none of the Parent, any Intermediate Holdco, the Borrower or any of the Restricted Subsidiaries provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or is directly or indirectly liable (as guarantor or otherwise), other than as primary obligor and (ii) as to which the lenders thereunder will not have any recourse to the Equity Interests or assets of the Parent, any Intermediate Holdco, the Borrower or any of the Restricted Subsidiaries other than the asset financed by such Indebtedness, additions, accessions and improvements thereto and proceeds thereof, or in the case of a Foreign Subsidiary that is the primary obligor, the Equity Interests or assets of such Foreign Subsidiary.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender to the Borrower, substantially in the form of Exhibit B or Exhibit C, as applicable.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all indebtedness (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), other monetary obligations, liabilities, covenants and duties of any of the Loan Parties to any of the Secured Parties and their respective Affiliates, individually or collectively, existing on the Second Restatement Effective Date or arising thereafter (direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured) arising or incurred under this Agreement or any of the other Loan Documents or any Secured Hedge Agreement or Cash Management Obligation (including under any of the Loans made or reimbursement or other monetary obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof), in each case whether now existing or hereafter arising, whether all such obligations arise or accrue before or after the commencement of any bankruptcy, insolvency or receivership proceedings (and whether or not such claims, interest, costs, expenses or fees are allowed or allowable in any such proceeding); provided that the “Obligations” with respect to any Loan Party shall exclude any Excluded Swap Obligations of such Loan Party.

“Offered Loans” has the meaning provided in Section 2.10(c)(iii).

“Original Closing Date” means October 5, 2006.

“Original Credit Agreement” means that certain Credit Agreement, dated as of the Original Closing Date, by and among the Borrower, the lenders party thereto, Barclays Bank PLC, as administrative agent, and certain other parties.

“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payment under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned any interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, recording, filing or similar Taxes or any other similar Taxes arising from any payment made under any Loan Document or from the execution, delivery, performance, registration or enforcement of, or from the receipt or perfection of a security interest under or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.–managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent” means Cinemark Holdings, Inc., a Delaware corporation.

“Participant” has the meaning provided in Section 9.04(d).

“Participant Register” has the meaning provided in Section 9.04(d).

“Payment” has the meaning provided in clause (i) of paragraph (k) of Article VIII.

“Payment Notice” has the meaning provided in clause (ii) of paragraph (k) of Article VIII.

“Payment Recipient” has the meaning provided in clause (i) of paragraph (k) of Article VIII.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means the purchase or other acquisition, in one or more series of transactions, of property and assets or businesses of any Person or of assets constituting a business or business unit, a line of business or a division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary of the Borrower (including as a result of a merger, consolidation or division); provided that the following conditions are satisfied to the extent applicable:

(a) to the extent required by Section 5.09, each applicable Loan Party and any such newly created or acquired Restricted Subsidiary shall have complied with the requirements of Section 5.09, within the times specified therein;

(b) the Borrower shall be in compliance, on a Pro Forma Basis after giving effect to such purchase or acquisition, with the covenant contained in Section 6.09 as of the last day of the most recent fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Sections 5.01(a) or (b) of this Agreement (or, prior to the initial delivery under this Agreement, Section 6.1 of the Amended and Restated Credit Agreement);

(c) on a Pro Forma Basis after giving effect to such purchase or acquisition, the Borrower is in compliance with Section 6.12; and

(d) at the time of and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 2.10(b).

“Permitted Business” means the lines of business conducted by the Borrower, its Subsidiaries, any joint venture to which any of them is a party and such joint venture’s Subsidiaries, or in which any of them has an existing Investment, on the Second Restatement Effective Date and any business incidental or reasonably related thereto or which is a reasonable extension thereof as determined in good faith by the board of directors of the Borrower and the Parent.

“Permitted Business Investment” means any Investment made in a Permitted Business through agreements, transactions, interests or arrangements that permit one to share risks or costs, achieve economies of scale, pool resources, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of such businesses jointly with third parties, relating to ownership interests in projectors, advertising rights, ticketing rights, internet properties and other tangible and intangible assets and properties, either directly or through entities the primary business of which is to own or operate any of the foregoing, including entry into and Investments in the form of or pursuant to, operating agreements, pooling arrangements, service contracts, joint venture agreements, partnership agreements (whether general or limited), limited liability company agreements, subscription agreements, stock purchase agreements, stockholder agreements and other similar arrangements with third parties.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or other governmental charges that are not yet delinquent or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, workmen’s, suppliers’ and other like Liens imposed by law or ordinary course of business contracts, arising in the ordinary course of business and securing obligations that are either (i) not overdue by more than sixty (60) days or (ii) being contested in good faith by appropriate proceedings and reserves with respect thereto have been set aside to the extent required by GAAP;

(c) (i) Liens, pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or employment laws or to secure other public, statutory or regulatory obligations (including to support letters of credit or bank guarantees) and (ii) Liens, pledges or deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing insurance to the Borrower or any Restricted Subsidiary;

(d) Liens or deposits to secure the performance of bids, trade contracts, governmental contracts, tenders, statutory bonds, leases, statutory obligations, surety, stay, customs, appeal and replevin bonds, performance bonds or in favor of franchisors or other regulatory bodies and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business;

(e) Liens in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under Section 7.01(k);

(f) easements, restrictions (including zoning restrictions), rights-of-way, covenants, licenses, encroachments, protrusions and similar encumbrances and minor title defects affecting real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary; and

(g) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, sublease, non-exclusive license or sublicense entered into by the Borrower or any other Restricted Subsidiary as a part of its business and covering only the assets so leased;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Equity Issuance” means any sale or issuance of any common stock of the Parent.

“Permitted Investors” means the collective reference to (a) the Mitchell Family and (b) the Mitchell Related Parties.

“Permitted Refinancing Indebtedness” means, with respect to any Indebtedness of a Person, any amendment, modification, refinancing, refunding, renewal, replacement or extension of such Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended other than by the amount of any undrawn commitment existing prior to such modification, refinancing, refunding, renewal, replacement or extension and any unpaid accrued interest and premium on such Indebtedness plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension, (b) other than with respect to (i) an amount equal to the Maturity Carveout Amount at such time and (ii) Permitted Refinancing Indebtedness in respect of Indebtedness permitted pursuant to Section 6.01(e), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the earlier of (x) the final maturity date of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended and (y) the date which is 91 days after the Latest Maturity Date at the time of such modification, refinancing, refunding, renewal, replacement or extension, (c) other than with respect to (i) an amount equal to the Maturity Carveout Amount at such time and (ii) Permitted Refinancing Indebtedness in respect of Indebtedness permitted pursuant to Section 6.01(e), such modification, refinancing, refunding, renewal, replacement or extension has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable to the Lenders (in the good faith determination of the Borrower) as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and (e) if any Liens securing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations, the Liens securing such Indebtedness shall be secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations on terms that are at least as favorable to the Secured Parties (in the good faith determination of the Borrower) as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, taken as a whole; provided, further, that the requirements of clauses (b) and (c) of the preceding proviso will be deemed satisfied with respect to an incurrence of Indebtedness in the form of a bridge or other interim credit facility that by its terms converts, subject only to customary conditions, into long-term indebtedness (notwithstanding the initial maturity, mandatory prepayment or other provisions thereof) that satisfies the requirements of clauses (b) and (c) of the preceding proviso.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) other than a Multiemployer Plan, subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, that any Loan Party or any ERISA Affiliate maintains, contributes to, or has an obligation to contribute to, or has any direct or indirect liability to or, if such plan were terminated, would have any liability under Section 4069 of ERISA.

“Planned Expenditures” has the meaning assigned to such term in the definition of “Excess Cash Flow”.

“Platform” has the meaning provided in Section 9.01(c).

“Post-Measurement Period” means, with respect to any Permitted Acquisition or any operating change or operating initiative, the period beginning on the date such Permitted Acquisition is consummated or such operating change or operating initiative is implemented and ending on the date that is eighteen months from the date on which such Permitted Acquisition is consummated or such operating change or operating initiative is implemented.

“Preferred Stock” as applied to the Equity Interests of any Person, means Equity Interests of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Equity Interests of any other class of such Person.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“Pro Forma Adjustment” means, for any applicable period of measurement that includes all or any part of a fiscal quarter included in the Post-Measurement Period, with respect to the Consolidated EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Consolidated EBITDA, projected by the Borrower in good faith as a result of (a) actions (including operating changes and operating initiatives) that have been taken or are expected to be taken during such Post-Measurement Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Measurement Period, in each case in connection with the combination of the operations of such Acquired Entity or Business with the operations of the Borrower and its Subsidiaries or the implementation of operating changes and initiatives by the Borrower, calculated assuming that such actions had been taken on, or such costs had been incurred since, the first day of such period; provided that any such pro forma increase or decrease to such Consolidated EBITDA shall be without duplication for cost savings or additional costs already included in such Consolidated EBITDA for such period of measurement.

“Pro Forma Basis” means, with respect to compliance with any test covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the Property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Restricted Subsidiary of the Borrower owned by the Borrower or any of its Restricted Subsidiaries or any division, product line, or facility used for operations of the Borrower or any of its Restricted Subsidiaries or any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” or designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall be included, (b) any repayment, redemption or retirement of Indebtedness and (c) any Indebtedness incurred, assumed or guaranteed by the Borrower or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (A) above (but without duplication thereof), the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are (x) consistent with the definition of “Consolidated EBITDA” and give effect to events (including operating expense reductions) that are in the good faith determination of the Borrower reasonably identifiable and factually supportable (provided that any such pro forma increase or decrease to such Consolidated EBITDA shall be without duplication for cost savings (including Pro Forma Costs Savings) or additional costs already included in such Consolidated EBITDA for such period of measurement) or (y) otherwise consistent with the definition of “Pro Forma Adjustment”.

“Pro Forma Cost Savings” means, for any period and to the extent not deducted elsewhere in the definition of Consolidated EBITDA, the amount of net cost savings projected by the Borrower in good faith to be realized as a result of any actions taken in connection with a Permitted Acquisition (calculated on a Pro Forma Basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions to the extent not deducted elsewhere in the definition of Consolidated EBITDA; provided that (a) such cost savings are projected by the Borrower in good faith and shall be set forth in the applicable Compliance Certificate for such period and (b) such cost savings are projected to occur within 18 months after the closing date of such Permitted Acquisition.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests. For the avoidance of doubt, the Equity Interests of a Person are not Property of such Person.

“Proposed Discounted Prepayment Amount” has the meaning provided in Section 2.10(c)(ii).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning provided in Section 9.01(c).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with,
12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning provided in Section 9.17.

“Qualified Equity Interests” means Equity Interests of a Person other than such Person’s Disqualified Equity Interests.

“Qualifying Lenders” has the meaning provided in Section 2.10(c)(iv).

“Qualifying Loans” has the meaning provided in Section 2.10(c)(iv).

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is Daily Simple SOFR, then four Business Days prior to such setting or (3) if such Benchmark is not the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in accordance with the Benchmark Replacement Conforming Changes.

“Refinanced Term Loans” has the meaning provided in Section 9.02.

“Refinancing Indebtedness” means (i) any Refinancing Term Loans and (ii) any Term Loan Refinancing Debt.

“Refinancing Revolving Commitments” means Increased Commitments that are designated by the Borrower in a certificate of a Responsible Officer delivered to the Administrative Agent on or prior to the date of issuance as “Refinancing Revolving Commitments”.

“Refinancing Term Loans” means Incremental Term Loans that are designated by a Responsible Officer of the Borrower as “Refinancing Term Loans” in a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent on or prior to the date of incurrence; provided that, except with respect to an amount equal to the Maturity Carveout Amount at such time, (i) the maturity date of such Refinancing Term Loans shall be no earlier than the final maturity date of the Term Loans being refinanced and (ii) the Weighted Average Life to Maturity of such Refinancing Term Loans shall not be shorter than the then remaining Weighted Average Life to Maturity of the Term Loans being refinanced.

“Register” has the meaning provided in Section 9.04(c).

“Regulation S-X” means Regulation S-X under the Securities Act of 1933, as amended.

“Rejection Notice” has the meaning provided in Section 2.10(b)(v).

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in any business permitted by Section 6.12; provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would be or become a Restricted Subsidiary.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Removal Effective Date” has the meaning provided in clause (ii) of paragraph (g) of Article VIII.

“Replacement Term Loans” has the meaning provided in Section 9.02.

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan.

“Repricing Transaction” means each of (a) the prepayment, repayment, refinancing, substitution or replacement of all or a portion of the Term Loans outstanding on the Second Restatement Effective Date with the proceeds of any term loans incurred or guaranteed by the Borrower or any Guarantor with an Effective Yield that is less than the Effective Yield applicable to such Term Loans so prepaid, repaid, refinanced, substituted or replaced and (b) any amendment, waiver or other modification to, or consent under, this Agreement that has the effect of reducing the Effective Yield of the Term Loans; provided that in no event shall any such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver, modification or consent in connection with a Change in Control constitute a Repricing Transaction.

“Required Class Lenders” means, at any time, (i) with respect to any Class of Term Loans, the holders of more than 50% of the sum of the total unpaid principal amount of the Term Loans with respect to such Class of Term Loans and (ii) with respect to the Revolving Loans, the Required Revolving Lenders, as applicable; provided that the Commitment of, and the portion of the Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Class Lenders.

“Required Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments representing more than 50% of the sum of the total Credit Exposure and unused Commitments at such time; provided that the Commitment of, and the portion of the Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, at any time, Lenders having Revolving Credit Exposure and/or unused Revolving Commitments representing more than 50% of the sum of the total Revolving Credit Exposure and unused Revolving Commitments at such time; provided that the Revolving Commitment of, and the portion of the Revolving Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Requirement of Law” means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Resignation Effective Date” has the meaning provided in clause (i) of paragraph (g) of Article VIII.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payments” means any dividend or other distribution (whether in cash, securities or other property (other than Qualified Equity Interests)) with respect to any Equity Interests of the Parent, any Intermediate Holdco, the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property (other than Qualified Equity Interests)), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests. Notwithstanding anything to the contrary herein, to the extent any cash or other property is paid or is distributed by the Parent, any Intermediate Holdco, the Borrower or any of its Restricted Subsidiaries upon the conversion or exchange of any Convertible Debt Securities, any amount of such cash or other property that exceeds the principal amount of Indebtedness that is converted or exchanged (or the net settlement amount of any related Swap Agreements or warrants) shall be deemed to be a Restricted Payment (and any such cash or property so paid or distributed that does not exceed such principal amount (or net settlement amount) shall not be a Restricted Payment).

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.19 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 of this Agreement. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, in the applicable Additional Credit Extension Amendment or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The aggregate amount of the Lenders’ Revolving Commitments on the Second Restatement Effective Date is $125,000,000.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of such Lender’s outstanding Revolving Loans and its LC Exposure at such time.

“Revolving Credit Maturity Date” means May 26, 2028; provided that (i) in the event that on January 30, 2025, an aggregate principal amount of the 8.750% Senior Secured Notes greater than the Springing Maturity Carveout Amount have not been paid, redeemed, purchased or otherwise satisfied, or extended, refinanced or replaced with Indebtedness that has a scheduled maturity date after August 25, 2028, the Revolving Credit Maturity Date will instead be January 30, 2025, (ii) in the event that on December 14, 2025, (a) an aggregate principal amount of the 8.750% Senior Secured Notes greater than the Springing Maturity Carveout Amount and (b) the 5.875% Senior Notes, in each case have not been paid, redeemed, purchased or otherwise satisfied, or extended, refinanced or replaced with Indebtedness that has a scheduled maturity date after August 25, 2028, the Revolving Credit Maturity Date will instead be December 14, 2025, and (iii) in the event that on April 15, 2028, (a) an aggregate principal amount of the 8.750% Senior Secured Notes greater than the Springing Maturity Carveout Amount, (b) the 5.875% Senior Notes, and (c) the 5.25% Senior Notes, in each case have not been paid, redeemed, purchased or otherwise satisfied, or extended, refinanced or replaced with Indebtedness that has a scheduled maturity date after August 25, 2028, the Revolving Credit Maturity Date will instead be April 15, 2028. For purposes of this definition, notes shall be considered “redeemed” if such notes have been irrevocably called for redemption and funds adequate for such redemption have been indefeasibly deposited with the trustee under the relevant indenture for the purpose of such redemption.

“Revolving Lender” means each Lender that has a Revolving Commitment or that holds Revolving Credit Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01(b).

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.

“Sale and Leaseback Transaction” means any sale and leaseback transaction conducted by the Borrower or any Restricted Subsidiary.

“Sanctioned Country” means, from time to time, a country, region or territory which is itself the target of comprehensive Sanctions (currently, Cuba, Iran, North Korea, Syria, Crimea, Kherson, Zaporizhzhia, the Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine, and any other regions of Ukraine that are the target of comprehensive Sanctions).

“Sanctioned Person” means, from time to time, (a) any Person that is the target of Sanctions, including any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, HM’s Treasury of the United Kingdom, Canada, or any other relevant Sanctions authority, (b) any Person organized under the laws of or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) such that the owned or controlled Person is also the target of Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, Canada or HM’s Treasury of the United Kingdom, or (c) any other relevant sanctions authority with jurisdiction over the Parent, the Borrower or its Subsidiaries to the extent such economic or financial sanctions or trade embargoes imposed, administered or enforced by such sanctions authority do not conflict with those imposed, administered or enforced by the authorities specified under clauses (a) or (b).

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority succeeding to any of its principal functions.

“Second Lien Intercreditor Agreement” means an intercreditor agreement, in form reasonably acceptable to the Administrative Agent and the Borrower, by and between the Administrative Agent and the collateral agent for one or more classes of Indebtedness that is intended to be secured by Liens ranking junior to the Liens securing the Obligations providing that, inter alia, (i) the Liens securing the Obligations rank prior to the Liens securing such other Indebtedness, (ii) all amounts received in connection with any enforcement action with respect to any Collateral or in connection with any United States or foreign bankruptcy, liquidation or insolvency proceeding shall first be applied to repay all Obligations (whether or not allowed in any such proceeding) prior to being applied to the obligations in respect of such other Indebtedness and (iii) until the repayment of the Obligations in full and termination of commitments hereunder (subject to customary limitations with respect to contingent obligations and other customary qualifications and, in the case of such Indebtedness in the form of bank debt, to customary standstill provisions) the Administrative Agent shall have the sole right to take enforcement actions with respect to the Collateral.

“Second Restatement Date Available Amount” means an amount equal to the greater of (x) $250,000,000 and (y) 50% of Consolidated EBITDA for the most recently ended four full fiscal quarter period ending immediately prior to such date for which financial statements have been delivered pursuant to Section 5.01(a) or (b) of this Agreement (or, prior to the initial delivery under this Agreement, Section 6.1 of the Amended and Restated Credit Agreement).

“Second Restatement Effective Date” means the date on which the conditions specified in Section 4.01 of this Agreement were satisfied (or waived in accordance with Section 9.02 of this Agreement), which date is May 26, 2023.

“Secured Hedge Agreement” means any Swap Agreement that is entered into by and between any Loan Party or any Restricted Subsidiary and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Issuing Banks, the Lenders, the Hedge Banks, the Cash Management Banks, any Affiliate of a Lender or the Administrative Agent to which Obligations are owed and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Article VIII.

“Senior Note Indenture” means the collective reference to the 5.25% Senior Note Indenture, 5.875% Senior Note Indenture, 8.750% Senior Secured Note Indenture and any other indenture governing the terms of any senior indebtedness permitted under this Agreement.

“series” means, with respect to any Extended Term Loans, Incremental Term Loans or Replacement Term Loans, all such Term Loans that have the same maturity date, amortization and interest rate provision and that are designated as part of such “series” pursuant to the applicable Additional Credit Extension Amendment.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning assigned to such term in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning assigned to such term in the definition of “Daily Simple SOFR”.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become absolute and matured and (d) such Person is not engaged in any business, as conducted on such date and as proposed to be conducted following such date, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Change of Control” means a “Change in Control”, or like event, as defined in any outstanding Senior Note Indenture.

“Specified Domestic Subsidiary” means each wholly owned Domestic Subsidiary of the Borrower other than (i) any CFC Holdco, (ii) any Unrestricted Subsidiary, (iii) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC, (iv) any Subsidiary (x) that is prohibited or restricted by applicable Law (whether on the Second Restatement Effective Date or thereafter) or Contractual Obligations existing on the Second Restatement Effective Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations or, (y) if such Subsidiary would require or be subject to any Governmental Authority, regulatory or third party consent, approval, license or authorization in order to guarantee the Obligations, (v) any trusts relating to the funding or payment of benefits under any “employee benefit plan” and (vi) any Domestic Subsidiary that is an Immaterial Subsidiary; provided that upon any wholly owned Domestic Subsidiary ceasing to meet the requirements of one or more of clauses (i) through (vi) of this definition, the Borrower shall be deemed to have acquired a Specified Domestic Subsidiary at such time and shall cause such Domestic Subsidiary to comply with the applicable provisions of Section 5.09.

“Specified Foreign Subsidiary” means each wholly owned Foreign Subsidiary and CFC Holdco other than (i) any Unrestricted Subsidiary, (ii) any such Person (x) that is prohibited or restricted by applicable Law (whether on the Second Restatement Effective Date or thereafter) or Contractual Obligations existing on the Second Restatement Effective Date (or, in the case of any newly acquired Person, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations or (y) if such Person would require or be subject to any Governmental Authority, regulatory or third party consent, approval, license or authorization in order to guarantee the Obligations, (iii) any trusts relating to the funding or payment of benefits under any “employee benefit plan,” (iv) any Foreign Subsidiary that is an Immaterial Subsidiary and (v) any Foreign Subsidiary that is held for sale under GAAP; provided that upon any wholly owned Foreign Subsidiary or CFC Holdco ceasing to meet the requirements of one or more of clauses (i) through (v) of this definition, the Borrower shall be deemed to have acquired a Specified Foreign Subsidiary at such time and shall cause such Specified Foreign Subsidiary to comply with the applicable provisions of Section 5.09.

“Specified Reorganization” means any transaction or series of transactions pursuant to which one or more intermediate holding companies between the Parent and the Borrower (each, an “Intermediate Holdco”) are established.

“Specified Representations” means the representations and warranties made by the Borrower and the relevant parties pursuant to Sections 3.01(a)(i) (solely with respect to organizational existence of the Loan Parties), 3.02(a) (solely with respect to organizational power and authority of the Loan Parties to enter into the Loan Documents to which they are a party), 3.02(b), 3.03(b)(ii), 3.08, 3.10, 3.13, 3.14 and 3.15 (solely with respect to use of proceeds of any Loans) and the final sentence of Section 3.16 (solely with respect to use of proceeds of any Loans); provided that, in each case, references therein to (i) “Transactions” shall instead refer to the applicable Permitted Acquisition or similar investment (and any related transactions) and (ii) “Second Restatement Effective Date” shall instead refer to the date on which any such transactions in clause (i) are consummated.

“Specified Transaction” means, with respect to any period, any of the following events occurring after the first day of such period and prior to the applicable date of determination: (i) (A) any Investment by the Borrower or any Restricted Subsidiary in any Person (including in connection with a Permitted Acquisition) other than a Person that was a wholly-owned Restricted Subsidiary on the first day of such period, (B) any Asset Sale or Casualty Event or discontinuation of operations, in each of sub-clause (A) and sub-clause (B) with respect to a business (as such term is used in Regulation S-X Rule 11-01) or business unit, a company, a segment, an operating division or unit or line of business, (ii) any incurrence, assumption, guarantee, repayment, redemption, or extinguishment of Indebtedness, (iii) the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, or of any Unrestricted Subsidiary as a Restricted Subsidiary, in each case in accordance with Section 5.10 and (iv) any Restricted Payment.

“Springing Maturity Carveout Amount” means $50,000,000.

“Subsequent Transaction” has the meaning provided in Section 1.06.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power for the election of directors or other governing body are at the time beneficially owned, directly or indirectly, or is otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Supported QFC” has the meaning provided in Section 9.17.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Restricted Subsidiaries shall be a Swap Agreement.

“Swap Obligations” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate.

“Term Lender” means a Lender holding a Term Loan or Term Loan Commitment.

“Term Loan Commitment” means, as to any Lender, the commitment of such Lender, if any, to make Term Loans hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption or Additional Credit Extension Amendment pursuant to which such Lender became a party hereto, as such commitment may be changed from time to time pursuant to the terms hereof. The aggregate Term Loan Commitments shall be $650,000,000 on the Second Restatement Effective Date.

“Term Loan Maturity Date” means May 24, 2030; provided that in the event that on April 15, 2028 the 5.25% Senior Notes have not been paid, redeemed, purchased or otherwise satisfied, or extended, refinanced or replaced with Indebtedness that has a scheduled maturity date after August 23, 2030, the Term Loan Maturity Date will instead be April 15, 2028. For purposes of this definition, 5.25% Senior Notes shall be considered “redeemed” if such notes have been irrevocably called for redemption and funds adequate for such redemption have been indefeasibly deposited with the trustee under the 5.25% Senior Note Indenture for the purpose of such redemption.

“Term Loan Refinancing Debt” means any Indebtedness consisting of debt securities or credit facilities incurred or Guaranteed by Loan Parties following the Second Restatement Effective Date that are designated by the Borrower in a certificate of a Responsible Officer delivered to the Administrative Agent on or prior to the date of issuance as “Term Loan Refinancing Debt”; provided that (i) except with respect to an amount equal to the Maturity Carveout Amount at such time (x) such Indebtedness does not mature or have scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase upon a change of control, asset sale or casualty event and customary acceleration rights after an event of default) prior to the maturity date of the Term Loans being refinanced and (y) the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than the then remaining Weighted Average Life to Maturity of the Term Loans being refinanced, (ii) such Indebtedness is not secured by any assets of the Borrower or any of its Restricted Subsidiaries except for assets subject to Liens permitted by Section 6.02(s), (iii) such Indebtedness is not incurred or Guaranteed by any Restricted Subsidiaries that are not Loan Parties and (iv) the other terms and conditions relating to such debt securities or loans (other than interest rates, call protection, rate floors, fees, discounts, premiums, and optional prepayment and redemption provisions) are not in the aggregate materially more restrictive than the terms and conditions of this Agreement as determined in good faith by the Borrower (except for provisions applicable only to periods after the Latest Maturity Date at the time such Indebtedness is issued or incurred).

“Term Loans” means the Loans made pursuant to Section 2.01(a), the Incremental Term Loans of any series and the Extended Term Loans of each series, collectively.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Determination Day” has the meaning assigned to such term in the definition of “Term SOFR Reference Rate”.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m., New York City time, on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Transactions” has the meaning provided in the recitals to this Agreement.

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate or the Alternate Base Rate.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unencumbered Material Real Properties” means, collectively, the Material Real Properties of the Borrower and its Restricted Subsidiaries that are not subject to a Lien (other than Permitted Encumbrances).

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York.

“Unreimbursed Amount” has the meaning provided in Section 2.05(c)(i).

“Unrestricted Subsidiary” means, in each case unless and until designated as a Restricted Subsidiary in accordance with Section 5.10, (i) any Subsidiary listed on Schedule 5.10 as an Unrestricted Subsidiary as of the Second Restatement Effective Date, (ii) any Subsidiary designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.10 subsequent to the Second Restatement Effective Date and (iii) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regimes” has the meaning provided in Section 9.17.

“Value” has meaning provided in Schedule 6.15.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payment of principal (including payment at final scheduled maturity), in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Withholding Agent” means the Borrower and the Administrative Agent.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term Benchmark Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, refinanced, restated, replaced or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), unless otherwise expressly stated to the contrary, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections and Schedules shall, unless otherwise specified, be construed to refer to Articles, Sections and Schedules, respectively, of this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Any reference herein to the “knowledge” of the Borrower or any Restricted Subsidiary means the actual knowledge of a Responsible Officer of such Person. Notwithstanding anything to the contrary herein, any dollar basket specified herein shall be deemed unused on the Second Restatement Effective Date, so that such baskets are available in their entirety on and as of the Second Restatement Effective Date.

Section 1.04 Accounting Terms; GAAP.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Second Restatement Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) notwithstanding anything in GAAP to the contrary, for purposes of all financial calculations hereunder, the amount of any Indebtedness outstanding at any time shall be the stated principal amount thereof (except to the extent such Indebtedness provides by its terms for the accretion of principal, in which case the amount of such Indebtedness at any time shall be its accreted amount at such time).

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant or the compliance with or availability of any basket contained in this Agreement, the Consolidated Net Total Leverage Ratio, Consolidated Net Senior Secured Leverage Ratio and Consolidated Senior Secured Leverage Ratio shall be calculated with respect to such period on a Pro Forma Basis.

Section 1.05 Payments on Business Days. When the payment of any Obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that with respect to any payment of interest on Term Benchmark Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

Section 1.06 Limited Condition Transactions.

(a) In connection with any action taken in connection with a Permitted Acquisition whose consummation is not conditioned on the availability of, or on obtaining, third party financing, an Investment or the redemption or repayment of indebtedness requiring irrevocable notice in advance of such redemption or repayment (a “Limited Condition Transaction”), for purposes of (i) determining compliance with any provision of this Agreement (other than actual compliance with Section 6.09 as of the last day of any fiscal quarter) which requires the calculation of any financial ratio or test, including the Consolidated Net Total Leverage Ratio, Consolidated Net Senior Secured Leverage Ratio and any other financial ratio (and for the avoidance of doubt, to also include any financial ratio or test set forth in Section 2.19 or in any provision of this Agreement (other than Section 6.09)) which requires compliance, on a Pro Forma Basis or otherwise, with Section 6.09 or (ii) testing availability under baskets set forth in this Agreement (including baskets or provisions herein measured as a percentage of Consolidated Total Assets or Consolidated EBITDA and including any determination of whether a Default or Event of Default has occurred and is continuing), in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreement or irrevocable notice for such Limited Condition Transaction are entered into or issued (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred on the first day of the most recent test period ending prior to the LCT Test Date (except with respect to any incurrence or repayment of Indebtedness for purposes of the calculation of any leverage-based test or ratio, which shall in each case be treated as if they had occurred on the last day of such test period), the Borrower would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in the total assets or consolidated operating cash flow of the Borrower or the person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have been exceeded as a result of such fluctuations.

(b) If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any ratio, test or basket availability with respect to the incurrence of Indebtedness or Liens, the making of Restricted Payments, the making of any Investment, mergers, divisions, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary (a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or irrevocable notice for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of indebtedness and the use of proceeds thereof) have been consummated.

Section 1.07 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.08 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Application related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such times.

Section 1.09 Effect of Second Restatement.

(a) This Agreement shall amend and restate the Amended and Restated Credit Agreement in its entirety, with the parties to this Agreement agreeing that there is no novation of the Amended and Restated Credit Agreement and from and after the Second Restatement Effective Date, the rights and obligations of the parties under the Amended and Restated Credit Agreement shall be subsumed and governed by this Agreement. From and after the Second Restatement Effective Date, the Obligations and Commitments under the Amended and Restated Credit Agreement shall continue as Obligations and Commitments under this Agreement until otherwise paid or terminated in accordance with the terms hereof. Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents, in each case, as amended by this Agreement.

(b) On and after the Second Restatement Effective Date, each reference to the “Credit Agreement” in any other Loan Document shall mean and be a reference to this Agreement.

Section 1.10 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.11 Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.13(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative or successor rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

THE CREDITS

Section 2.01 Commitments.

(a) Subject to the terms and conditions set forth herein, each Term Lender agrees to make a Term Loan to the Borrower on the Second Restatement Effective Date in a principal amount not to exceed its Term Loan Commitment. Amounts prepaid or repaid in respect of Term Loans may not be reborrowed. Term Loans may be Alternate Base Rate Loans or Term Benchmark Loans, as further provided herein. To the extent not utilized, the Term Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Second Restatement Effective Date and each Term Lender shall have no further obligation to make Term Loans. Notwithstanding anything to the contrary contained herein, the Term Loans made on the Second Restatement Effective Date will initially be Term Benchmark Loans with a one-month Interest Period that ends on June 30, 2023.

(b) Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans to the Borrower in Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (ii) the total Revolving Credit Exposures exceeding the sum of the total Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Revolving Loans outstanding may from time to time after the Second Restatement Effective Date be Term Benchmark Loans or Alternate Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.02.

Section 2.02 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Except as set forth in Section 2.01 and subject to Section 2.13, each Revolving Borrowing and Term Loan Borrowing shall be comprised entirely of Alternate Base Rate Loans or Term Benchmark Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Term Benchmark Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Each Borrowing of, conversion to or continuation of (i) Term Benchmark Loans shall be in an aggregate amount that is an integral multiple of $1,000,000 (or, if not an integral multiple, the entire available amount) and not less than $1,000,000 and (ii) Alternate Base Rate Loans shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that Term Benchmark Revolving Loans and Alternate Base Rate Revolving Loans may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(c). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Term Benchmark Borrowings outstanding, in the aggregate.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request or convert an Alternate Base Rate Borrowing to or continue, any Term Benchmark Borrowing if the Interest Period requested (i) with respect to a Revolving Borrowing would end after the Revolving Credit Maturity Date or (ii) with respect to a Term Loan Borrowing under any Class would end after the final scheduled maturity date of such Class.

Section 2.03 Requests for Borrowings. To request a Borrowing, a conversion of Loans from one Type to the other or a continuation of Term Benchmark Loans, the Borrower shall notify the Administrative Agent of such request, which may be given by telephone, not later than (i) 11:00 a.m., New York City time, three U.S. Government Securities Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term Benchmark Loans or of any conversion of Term Benchmark Loans to Alternate Base Rate Loans and (ii) 12:00 noon, New York City time, on the requested date of any Borrowing of Alternate Base Rate Loans. Each Borrowing Request shall be irrevocable and, in the case of a telephonic Borrowing Request, shall be confirmed promptly by hand delivery or telecopy or transmission by electronic communication in accordance with Section 9.01(b) to the Administrative Agent of a written Borrowing Request substantially in the form of Exhibit D and signed by the Borrower; provided that such Borrowing Request may state that it is conditioned upon the occurrence of any specified event, in which case, subject to Section 2.15, such Borrowing Request may be delayed or revoked by the Borrower (by notice to the Administrative Agent on or prior to the date for borrowing specified therein) if such condition is not satisfied. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Class (or Classes) of Loans to which such Borrowing Request relates;

(ii) the aggregate amount of each requested Borrowing, conversion or continuation;

(iii) the date of each such Borrowing, conversion or continuation, which shall be a Business Day;

(iv) whether each such Borrowing, conversion or continuation is to be an Alternate Base Rate Borrowing or a Term Benchmark Borrowing;

(v) in the case of a Term Benchmark Borrowing, the Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06; and

(vii) whether the Borrower is requesting a new Borrowing, a conversion of Loans from one Type to the other, or a continuation of Term Benchmark Loans.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an Alternate Base Rate Borrowing. In the case of a failure to timely request a conversion or continuation of Term Benchmark Loans, such Loans shall be converted into Alternate Base Rate Loans. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing or conversion or continuation of Term Benchmark Loans, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Any automatic conversion to Alternate Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term Benchmark Loans. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Except as otherwise provided herein, a Term Benchmark Loan may be continued or converted only on the last day of an Interest Period for such Term Benchmark Loan. During the existence of an Event of Default, the Administrative Agent, at the direction of the Required Lenders, may require that no Loans may be requested as, converted to or continued as Term Benchmark Loans without the consent of the Required Lenders.

Section 2.04 [Reserved].

Section 2.05 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Each Letter of Credit existing under the Amended and Restated Credit Agreement immediately prior to the Second Restatement Effective Date shall be deemed issued under this Agreement as of the Second Restatement Effective Date. Subject to the terms and conditions set forth herein, (x) each Issuing Bank agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.05, (1) from time to time on any Business Day during the period from the Second Restatement Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of the Borrower or any other Loan Party, and amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit and (y) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (i) the aggregate LC Exposure shall not exceed the LC Exposure Sublimit, (ii) the aggregate amount of LC Exposure with respect to Letters of Credit issued and outstanding by any Issuing Bank shall not exceed its Issuing Bank LC Exposure Sublimit at any one time, (iii) the total Revolving Credit Exposures shall not exceed the total Revolving Commitments and (iv) subject to the proviso of the following sentence, the aggregate amount of Revolving Loans and Letters of Credit issued by an Issuing Bank would not exceed such Issuing Bank’s Revolving Commitments hereunder. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence; provided that the condition set forth in clause (iv) of the proviso to the preceding sentence may be waived by the applicable Issuing Bank in its sole discretion. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit as described above shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Notwithstanding anything else herein to the contrary, no Issuing Bank shall have any obligation to issue any Letter of Credit that is not a standby Letter of Credit.

(ii) No Issuing Bank shall issue any Letter of Credit, if: (A) subject to Section 2.05(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders and the applicable Issuing Bank have approved such expiry date or (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders and the applicable Issuing Bank have approved such expiry date or such Letter of Credit is Cash Collateralized at the time such Letter of Credit is issued or renewed.

(iii) No Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Second Restatement Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Second Restatement Effective Date and which such Issuing Bank in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and such Issuing Bank, such Letter of Credit is in an initial stated amount less than $100,000;

(D) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(E) a default of any Revolving Lender’s (of the applicable Class) obligations to fund under Section 2.05(c) exists or any Revolving Lender (of the applicable Class) is at such time a Defaulting Lender hereunder, unless such Issuing Bank has entered into satisfactory arrangements (in such Issuing Bank’s sole and absolute discretion) with the Borrower or such Revolving Lender to eliminate such Issuing Bank’s risk with respect to such Revolving Lender (including as a result of the reallocation of such Defaulting Lender’s LC Exposure among the non-defaulting Revolving Lenders as contemplated by Section 2.21).

(iv) No Issuing Bank shall amend any Letter of Credit if such Issuing Bank would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) No Issuing Bank shall be under any obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) Each Issuing Bank shall act on behalf of the applicable Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VII with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VII included such Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to such Issuing Bank.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered (in writing, by e-mail, fax or other electronic means) to the applicable Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application or amendment request, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the applicable Issuing Bank and the Administrative Agent not later than 1:00 p.m., New York City time, at least three Business Days (or such later date and time as the applicable Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day), (B) the amount thereof, (C) the expiry date thereof, (D) the name and address of the beneficiary thereof, (E) the documents to be presented by such beneficiary in case of any drawing thereunder, (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder and (G) such other matters as the applicable Issuing Bank may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit amendment request shall specify in form and detail satisfactory to the applicable Issuing Bank (A) the Letter of Credit to be amended, (B) the proposed date of amendment thereof (which shall be a Business Day), (C) the nature of the proposed amendment and (D) such other matters as the applicable Issuing Bank may require. Additionally, the Borrower shall furnish to the applicable Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable Issuing Bank or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof. Unless an Issuing Bank has received written notice from the Administrative Agent or the Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit by an Issuing Bank, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage of the relevant Class times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the applicable Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the applicable Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to an Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date or, if Cash Collateralized as provided in Section 2.05(g)(i), such later date as agreed by the applicable Issuing Bank; provided, however, that no Issuing Bank shall permit any such extension if (A) such Issuing Bank has determined that it would not be permitted at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clauses (ii) or (iii) of Section 2.05(a) or otherwise) or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall promptly examine the documents presented relevant to such drawing and shall notify the Borrower and the Administrative Agent thereof. Not later than 1:00 p.m., New York City time, on the Business Day following the Business Day on which the Borrower shall have received such notice, the Borrower shall reimburse such Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse such Issuing Bank by such time, the Administrative Agent shall promptly notify each applicable Revolving Lender of the amount of the unreimbursed drawing (the “Unreimbursed Amount”) and the amount of such Revolving Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested an Alternate Base Rate Revolving Loan to be disbursed on such date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Alternate Base Rate Loans, but subject to the amount of the unutilized portion of the applicable Class of Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Borrowing Request). Any notice given by the applicable Issuing Bank or the Administrative Agent pursuant to this Section 2.05(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Lender shall upon any notice pursuant to Section 2.05(c)(i) make funds available to the Administrative Agent for the account of the applicable Issuing Bank at the Administrative Agent’s office for payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 2:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.05(c)(iii), such Revolving Lender that so makes funds available shall be deemed to have made an Alternate Base Rate Revolving Loan to the Borrower in such amount.

(iii) With respect to any Unreimbursed Amount in respect of a Letter of Credit that is not fully refinanced by a Revolving Borrowing of Alternate Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable Issuing Bank a L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the applicable Issuing Bank pursuant to Section 2.05(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute a L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.05.

(iv) Until each applicable Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.05(c) to reimburse an Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of such Issuing Bank.

(v) Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse each Issuing Bank for amounts drawn under Letters of Credit of the applicable Class issued by it, as contemplated by this Section 2.05(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against such Issuing Bank, the Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Borrowing Request). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse an Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Lender fails to make available to the Administrative Agent for the account of an Issuing Bank any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(ii), such Issuing Bank shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the applicable Overnight Bank Funding Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of an Issuing Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after an Issuing Bank has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.05(c), if the Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Applicable Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an Issuing Bank pursuant to Section 2.05(c)(i) is required to be returned under any of the circumstances described in Section 9.08 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of such Issuing Bank its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the applicable Overnight Bank Funding Rate from time to time in effect. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse each Issuing Bank for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following: (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document, (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction, (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit, (iv) any payment by such Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law or (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower. The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against the applicable Issuing Bank and its correspondents unless such notice is given as aforesaid.

(f) Role of Issuing Banks. Each Revolving Lender and the Borrower agree that, in paying any drawing under any Letter of Credit, no Issuing Bank shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Banks, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable, (ii) any action taken or omitted in the absence of gross negligence or willful misconduct or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Banks, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Bank shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.05(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against any Issuing Bank, and such Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence or such Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral.

(i) Upon the request of the applicable Issuing Bank, if, as of the Letter of Credit Expiration Date, any LC Exposure for any reason remains outstanding, the Borrower shall immediately Cash Collateralize (or otherwise backstop in a manner satisfactory to such Issuing Bank) 103% of the then outstanding amount of all LC Exposure with respect to Letters of Credit issued by such Issuing Bank.

(ii) In addition, if the Administrative Agent notifies the Borrower at any time that the LC Exposure at such time exceeds the LC Exposure Sublimit then in effect, then, within two Business Days (or such later time as the Administrative Agent may agree in its sole discretion) after receipt of such notice, the Borrower shall Cash Collateralize the LC Exposure in an amount equal to the amount by which the LC Exposure exceeds the LC Exposure Sublimit.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the relevant Issuing Bank and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(i) Conflict with Issuer Documents. In the event of any conflict or inconsistency between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(j) Maturity Date Matters. If the maturity date in respect of any tranche of Revolving Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolving Commitments in respect of which the maturity date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Sections 2.05(c) and (d)) under (and ratably participated in by Lenders pursuant to) the Revolving Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.05(g). Commencing with the maturity date of any tranche of Revolving Commitments, the sublimit for Letters of Credit shall be agreed with the Lenders under the extended tranches of Revolving Commitments.

Section 2.06 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage or other percentage provided for herein; provided that Term Loans to be made on the Second Restatement Effective Date shall be made at such earlier time on such date as may be specified by the Administrative Agent. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Borrowing Request; provided that Alternate Base Rate Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(c) shall be remitted by the Administrative Agent to the relevant Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.06 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Overnight Bank Funding Rate or (ii) in the case of the Borrower, the interest rate applicable to Alternate Base Rate Loans of the applicable Class. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If the Borrower pays such amount to the Administrative Agent, then such amount shall constitute a repayment of such Borrowing in an equivalent amount, with interest thereon.

Section 2.07 [Reserved].

Section 2.08 Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) all Existing Revolving Commitments shall terminate on the Second Restatement Effective Date and (ii) all Revolving Commitments shall terminate on the Revolving Credit Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 (or, if less, the remaining amount of such Commitments) and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of Revolving Loans in accordance with Section 2.10 and Cash Collateralization of (or other backstop in respect of) outstanding Letters of Credit, the total Revolving Credit Exposures would exceed the total Revolving Commitments.

(c) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or transmission by electronic communication in accordance with Section 9.01(b)) of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.08 not later than 1:00 p.m., New York City time, three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or instruments of Indebtedness or the occurrence of any other specified event, in which case such notice may be delayed or revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Subject to Section 2.20(d), each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.09 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made to the Borrower on the Revolving Credit Maturity Date in Dollars.

(b) The Borrower hereby unconditionally promises to repay (i) on the last day of each fiscal quarter ending prior to the Term Loan Maturity Date, commencing June 30, 2023, an aggregate principal amount of Term Loans equal to $1,625,000 (subject to adjustment in the event of prepayments as provided in Section 2.10) and (ii) on the Term Loan Maturity Date, the aggregate principal amount of all Term Loans outstanding on such date.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraphs (c) or (d) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by promissory notes. In such event, the Borrower shall prepare, execute and deliver to such Lender promissory notes payable to such Lender and its registered assigns and in a form approved by the Administrative Agent.

Section 2.10 Prepayment of Loans.

(a) Optional Prepayments.

(i) The Borrower shall have the right at any time and from time to time to prepay any Borrowing of any Class in whole or in part, without premium or penalty except as set forth in clause (a)(iii) below, subject to prior notice in accordance with paragraph (a)(ii) of this Section 2.10.

(ii) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or transmission by electronic communication in accordance with Section 9.01(b)) of any optional prepayment hereunder (i) in the case of prepayment of a Term Benchmark Borrowing, not later than 11:00 a.m., New York City time, three U.S. Government Securities Business Days before the date of prepayment or (ii) in the case of prepayment of an Alternate Base Rate Borrowing, not later than 12:00 pm., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the Class or Classes of Loans to be repaid and the principal amount of each Borrowing or portion thereof to be prepaid; provided that such notice may state that it is conditioned upon the effectiveness of other credit facilities or instruments of Indebtedness or the occurrence of any other specified event, in which case such notice may be delayed or revoked by the Borrower (by notice to the Administrative Agent on or prior to the date for prepayment specified therein) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of any Term Loans pursuant to this Section 2.10(a) shall be applied to repayments thereof required pursuant to the applicable provisions of Section 2.09 in the order selected by the Borrower. Each prepayment of a Borrowing shall be applied ratably to the Loans included in such Borrowing. Prepayments pursuant to this Section 2.10(a) shall be accompanied by accrued interest to the extent required by Section 2.12 and shall be subject to Section 2.15.

(iii) In the event that, on or prior to the date that is one year after the Second Restatement Effective Date, the Borrower (x) prepays, repays, refinances, substitutes or replaces any Term Loans in connection with a Repricing Transaction (including, for the avoidance of doubt, any prepayment made pursuant to Section 2.10(b)(iii) that constitutes a Repricing Transaction) or (y) effects any amendment, waiver or other modification of, or consent under, this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders (in the case of a Lender that is replaced pursuant to Section 2.18, such fee shall be payable to the Lender so replaced and not to its assignee), (A) in the case of clause (x), a premium of 1.00% of the aggregate principal amount of the Term Loans so prepaid, repaid, refinanced, substituted or replaced and (B) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the Term Loans outstanding immediately prior to such amendment, waiver, modification or consent that are the subject of such Repricing Transaction. All such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.

(b) Mandatory Prepayments.

(i) If the Administrative Agent notifies the Borrower at any time that the aggregate Revolving Credit Exposure at such time exceeds the Revolving Commitments then in effect, then, within one Business Day after receipt of such notice, the Borrower shall prepay Revolving Loans and/or Cash Collateralize the LC Exposure in an aggregate amount equal to such excess; provided, however, that, subject to the provisions of Section 2.05(g)(ii), the Borrower shall not be required to Cash Collateralize the LC Exposures pursuant to this Section 2.10(b) unless after the prepayment in full of such Loans the Revolving Credit Exposure exceeds the Revolving Commitments then in effect.

(ii) (A) If the Borrower or any Restricted Subsidiary receives any Net Cash Proceeds from any Asset Sale or Casualty Event, the Borrower shall apply an amount equal to 100% of such Net Cash Proceeds (in the case of an Asset Sale by a Foreign Subsidiary in connection with which funds are repatriated to the United States in order to comply with this Section 2.10(b)(ii), net of additional taxes payable or reserved against as a result thereof) to prepay Term Loans in accordance with Section 2.10(b)(v) on or prior to the date which is ten Business Days after the date of the realization or receipt of such Net Cash Proceeds; provided that no such prepayment shall be required pursuant to this Section 2.10(b)(ii)(A) with respect to such Net Cash Proceeds that the Borrower shall reinvest in accordance with Section 2.10(b)(ii)(B);

(B) With respect to any Net Cash Proceeds realized or received with respect to any Asset Sale or Casualty Event, at the option of the Borrower, the Borrower may reinvest all or any portion of such Net Cash Proceeds in assets useful for the Borrower’s or a Restricted Subsidiary’s business within (x) twelve months following receipt of such Net Cash Proceeds or (y) if the Borrower or a Restricted Subsidiary enters into a legally binding commitment to reinvest such Net Cash Proceeds within twelve months following receipt thereof, within six months following the last day of such twelve month period; provided that any such Net Cash Proceeds that are not so reinvested within the applicable time period set forth above shall be applied as set forth in Section 2.10(b)(ii)(A) within five Business Days after the end of the applicable time period set forth above.

(iii) If the Borrower or any Restricted Subsidiary incurs or issues any Refinancing Indebtedness or any Indebtedness not permitted to be incurred or issued pursuant to Section 6.01 (without prejudice to the restrictions therein), the Borrower shall apply an amount equal to 100% of such Net Cash Proceeds received by the Borrower or any Restricted Subsidiary therefrom to prepay the Loans being refinanced thereby in accordance with Section 2.10(b)(v) on or prior to the date which is three Business Days after the receipt of such Net Cash Proceeds.

(iv) No later than the tenth Business Day after the date on which financial statements with respect to each fiscal year of the Borrower are required to be delivered pursuant to Section 5.01(a) (beginning with the fiscal year ending December 31, 2023), the Borrower shall prepay the then outstanding Term Loans by an amount equal to (A) 50% of Excess Cash Flow of the Borrower and its Restricted Subsidiaries for the most recently completed fiscal year of the Borrower (provided that the foregoing percentage shall be reduced to 0% when the Consolidated Net Senior Secured Leverage Ratio calculated on a Pro Forma Basis as of the last day of the relevant fiscal year is equal to or less than 1.50 to 1.00), minus (B) the principal amount of (1) any Term Loans, and, to the extent secured on an equal priority basis with the Term Loans in right of payment and with respect to security, Incremental Term Loans, Incremental Equivalent Indebtedness, Refinancing Term Loans and Refinancing Indebtedness in the form of term loans, (2) any Revolving Loans, Refinancing Revolving Commitments and Refinancing Indebtedness in the form of revolving loans (in each case in this subclause (iv)(B)(2), to the extent accompanied by a permanent reduction of the relevant revolving commitment), in each case of subclauses (iv)(B)(1) and (iv)(B)(2), voluntarily pre-paid pursuant to this Section 2.10(a) or repurchased or prepaid pursuant to Sections 2.10(c) or (d) (but only in an amount equal to the aggregate purchase price paid if less than par) or voluntarily prepaid or purchased pursuant to the applicable provisions of the documentation governing such Refinancing Indebtedness, Incremental Equivalent Indebtedness, Refinancing Revolving Commitments or Refinancing Term Loans, in each case, during such fiscal year or, at the option of the Borrower, prior to the date of the required prepayment under this Section 2.10(b)(iv) in respect of such fiscal year; provided that (x) no such voluntary prepayments or purchases shall reduce the payments required to be made under this Section 2.10(b)(iv) for more than one fiscal year and (y) no such voluntary prepayments or purchases shall reduce the payments required to be made under this Section 2.10(b)(iv) to the extent financed with long-term Indebtedness (other than revolving Indebtedness), and (3) (I) 8.750% Senior Secured Notes and (II) cash payments made in connection with the purchase, redemption, retirement, acquisition, cancellation, termination, payment, prepayment, defeasance, settlement, conversion, exchange or other satisfaction of the Existing Convertible Holdco Notes, in each case of subclause (iv)(B)(3), purchased, redeemed, retired, acquired, cancelled, terminated, paid, prepaid, defeased, settled, converted, exchanged or otherwise satisfied (but only in an amount equal to the aggregate purchase price paid if less than par) during such fiscal year (but only if after the Second Restatement Effective Date); provided that no such purchases or satisfactions shall reduce the payments required to be made under this Section 2.10(b)(iv) for more than one fiscal year.

(v) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (ii) or (iii) of this Section 2.10(b) at least five Business Days prior to the date of such prepayment. Each such notice shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each applicable Term Lender of the contents of the Borrower’s prepayment notice and of such Term Lender’s pro rata share of the prepayment. Each Term Lender may reject all or a portion of its pro rata share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clauses (ii) or (iii) of this Section 2.10(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m., New York City time, one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Term Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such Lender’s pro rata share of such mandatory prepayment of Term Loans. Any Declined Proceeds shall be offered to be applied to any Indebtedness of the Borrower or any Restricted Subsidiary that is contractually subordinated in right of payment to any of the Obligations, if any. Any Declined Proceeds remaining thereafter shall be retained by the Borrower and used for any purpose not otherwise prohibited by this Agreement. The Administrative Agent may make appropriate adjustments to the accounts of the Term Lenders to reflect any non pro rata payment of Term Loans of any Class as a result of this Section 2.10(b)(v).

(vi) Each prepayment of Term Loans pursuant to this Section 2.10(b) shall be applied, subject to Section 2.10(b)(v), pro rata to each Class of Term Loans (on a pro rata basis to the Term Loans of the Lenders within such Class of Term Loans), except that prepayments pursuant to Section 2.10(b)(iii) may be applied to the Class or Classes of Term Loans selected by the Borrower and shall, in each case, be further applied to reduce the remaining scheduled repayments of such Class of Term Loans as directed by the Borrower (or, if no such direction is indicated, in direct order of maturity to the scheduled repayments thereof).

(vii) Any prepayment of Term Loans pursuant to this Section 2.10(b) shall be accompanied by accrued interest to the extent required by Section 2.12 and shall be subject to Section 2.15.

(viii) Notwithstanding any other provisions of this Section 2.10, (A) to the extent that any or all of the Net Cash Proceeds in respect of any Asset Sale or Casualty Event is received by a Restricted Subsidiary that is a Foreign Subsidiary (a “Foreign Prepayment Event”), or Excess Cash Flow is attributable to a Restricted Subsidiary that is a Foreign Subsidiary (in each case as determined reasonably and in good faith by a Financial Officer of the Borrower and set forth in an officer’s certificate delivered to the Administrative Agent), and such Restricted Subsidiary is prohibited or delayed by applicable local law from repatriating such amounts to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.10 but may be retained by the applicable Restricted Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Restricted Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be promptly effected and an amount equal to such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two (2) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof as determined reasonably and in good faith by a Financial Officer of the Borrower and set forth in an officer’s certificate delivered to the Administrative Agent) to the repayment of the Borrowings pursuant to this Section 2.10 to the extent otherwise provided herein, and (B) to the extent that the foregoing clause (A) does not apply and repatriation of any of or all the Net Cash Proceeds of any Foreign Prepayment Event or Excess Cash Flow attributable to a Restricted Subsidiary that is Foreign Subsidiary would have material adverse tax consequences (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) for the Borrower and the Restricted Subsidiaries, taken as a whole (as determined reasonably and in good faith by a Financial Officer of the Borrower and set forth in an officer’s certificate delivered to the Administrative Agent), the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Restricted Subsidiary.

(c) Certain Discounted Voluntary Prepayments.

(i) Notwithstanding anything to the contrary in Section 2.10(a) (which provisions shall not be applicable to this Section 2.10(c)), the Borrower shall have the right at any time and from time to time to prepay its Term Loans of any Class owing to Lenders electing to participate in such prepayments at a discount to the par value of such Term Loans and on a non-pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this Section 2.10(c); provided that (A) no Discounted Voluntary Prepayment shall be made unless immediately after giving effect to such Discounted Voluntary Prepayment, no Default or Event of Default has occurred and is continuing, (B) no proceeds of Revolving Loans shall be utilized to make any Discounted Voluntary Prepayment, (C) any Discounted Voluntary Prepayment shall be offered to all Lenders with Term Loans of the applicable Class on a pro rata basis and (D) the Borrower on the date such Discounted Voluntary Prepayment is made shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower stating (1) that no Default or Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment and (2) that each of the conditions to such Discounted Voluntary Prepayment contained in this Section 2.10(c) has been satisfied or waived.

(ii) To the extent the Borrower seeks to make a Discounted Voluntary Prepayment, the Borrower will provide written notice to the Administrative Agent substantially in the form of Exhibit J (each, a “Discounted Prepayment Option Notice”) that the Borrower desires to prepay Term Loans in an aggregate principal amount specified therein by the Borrower (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Term Loans as specified below. The Proposed Discounted Prepayment Amount of Term Loans shall not be less than $10,000,000. The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment: (A) the Proposed Discounted Prepayment Amount for Term Loans and the Class of Term Loans to which such offer relates, (B) a discount range (which may be a single percentage) selected by the Borrower with respect to such proposed Discounted Voluntary Prepayment equal to a percentage of par of the principal amount of such Term Loans (the “Discount Range”) and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment which shall be at least five Business Days following the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).

(iii) Upon receipt of a Discounted Prepayment Option Notice in accordance with Section 2.10(c)(ii), the Administrative Agent shall promptly notify each applicable Lender thereof. On or prior to the Acceptance Date, each Lender with Term Loans of the applicable Class may specify by written notice substantially in the form of Exhibit K (each, a “Lender Participation Notice”) to the Administrative Agent (A) a maximum discount to par (the “Acceptable Discount”) within the Discount Range (for example, a Lender specifying a discount to par of 20% would accept a prepayment price of 80% of the par value of the Term Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of Term Loans of the applicable Class held by such Lender with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Discount (“Offered Loans”). Based on the Acceptable Discounts and principal amounts of Term Loans specified by the Lenders in Lender Participation Notices, the Administrative Agent, in consultation with the Borrower, shall calculate the applicable discount for Term Loans (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by the Borrower if the Borrower has selected a single percentage pursuant to Section 2.10(c)(ii) for the Discounted Voluntary Prepayment or (B) otherwise, the highest Acceptable Discount at which the Borrower can pay the Proposed Discounted Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the highest Acceptable Discount); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Discount, the Applicable Discount shall be the lowest Acceptable Discount specified by the Lenders that is within the Discount Range. The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Discounted Voluntary Prepayment and have Qualifying Loans (as defined below). Any Lender with outstanding Term Loans under the applicable Class whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Term Loans at any discount to their par value within the Applicable Discount.

(iv) A Borrower shall make a Discounted Voluntary Prepayment by prepaying those Term Loans (or the respective portions thereof) of the applicable Class offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Discount that is equal to or greater than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount; provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay all Qualifying Loans.

(v) Each Discounted Voluntary Prepayment shall be made within five Business Days of the Acceptance Date, without premium or penalty (and with any amounts due under Section 2.15), upon irrevocable notice substantially in the form of Exhibit L (each a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 1:00 p.m. New York City time, two Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent. Upon receipt of any Discounted Voluntary Prepayment Notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Term Loans, on the date specified therein together with accrued interest (on the par principal amount) to, but not including, such date on the amount prepaid.

(vi) To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to reasonable procedures (including as to timing, rounding, minimum amounts, Type and Interest Periods and calculation of Applicable Discount in accordance with Section 2.10(c)(iii) above) reasonably established by the Administrative Agent and the Borrower.

(vii) Prior to the delivery of a Discounted Voluntary Prepayment Notice, upon written notice to the Administrative Agent, a Borrower may withdraw its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice.

(viii) To the extent the Term Loans are prepaid pursuant to this Section 2.10(c), scheduled amortization amounts for the Term Loans of such Class under Section 2.09 shall be reduced on a pro rata basis by the principal amount of the Term Loans so prepaid.

(ix) For the avoidance of doubt, any Loans that are prepaid pursuant to this Section 2.10(c) shall be deemed canceled immediately upon giving effect to such prepayment.

(d) Additional Discounted Voluntary Prepayments. In addition to any prepayment of Term Loans pursuant to Section 2.10(c), and notwithstanding anything to the contrary in Section 2.10(a) (which provisions shall not be applicable to this Section 2.10(d)), the Borrower may at any time prepay Term Loans of any Class of any Lender at such price or prices as may be mutually agreed by the Borrower and such Lender (which, for avoidance of doubt, may be a prepayment at a discount to par), pursuant to individually negotiated transactions with any Lender or offers to prepay that are open to all Lenders of Term Loans of any Class selected by the Borrower so long as (i) at the time of, and after giving effect to, any such prepayment pursuant to this Section 2.10(d), no Event of Default has occurred and is continuing, (ii) no proceeds of Revolving Loans are utilized to fund any such prepayment and (iii) the Borrower and each Lender whose Term Loans are to be prepaid pursuant to this Section 2.10(d) execute and deliver to the Administrative Agent an instrument identifying the amount of Term Loans of each Class of each such Lender to be so prepaid, the date of such prepayment and the prepayment price therefor. The principal amount of any Term Loans of any Class prepaid pursuant to this Section 2.10(d) shall reduce remaining scheduled amortization for such Class of Term Loans on a pro rata basis.

Section 2.11 Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate for commitment fees on the daily amount by which the Revolving Commitment of such Lender exceeds the Revolving Loans and LC Exposure of such Lender during the period from and including the Second Restatement Effective Date to but excluding the date on which such Commitment terminates; provided that any commitment fee accrued with respect to the Revolving Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided, further, that no commitment fee shall accrue on the Revolving Commitment of a Defaulting Lender at any time that such Lender shall be a Defaulting Lender. Accrued commitment fees shall be payable in arrears on (or, if such day is not a Business Day, on the next succeeding Business Day) the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Second Restatement Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Term Benchmark Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Second Restatement Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by such Issuing Bank during the period from and including the Second Restatement Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Unless otherwise specified above, participation fees and fronting fees shall be payable in arrears on (or, if such day is not a Business Day, on the next succeeding Business Day) the last day of March, June, September and December of each year, commencing on the first such date to occur after the Second Restatement Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph (b) shall be payable within ten days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent in the Agency Fee Letter.

(d) All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent (or to the relevant Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.12 Interest.

(a) The Loans comprising each Alternate Base Rate Borrowing shall bear interest at the Alternate Base Rate applicable to the Class of Loans included in such Borrowing as in effect from time to time, plus the Applicable Rate applicable to the Class of Loans included in such Borrowing.

(b) The Loans comprising each Term Benchmark Borrowing shall bear interest at the Term SOFR Rate applicable to the Class of Loans included in such Borrowing for the Interest Period in effect for such Borrowing, plus the Applicable Rate applicable to the Class of Loans included in such Borrowing.

(c) Notwithstanding the foregoing, while an Event of Default exists under Sections 7.01(a), (b), (h) or (i), the Borrower shall pay interest on all overdue amounts, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2%, plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.12 or (ii) in the case of any other amount, 2% plus the rate applicable to Alternate Base Rate Revolving Loans as provided in paragraph (a) of this Section 2.12 (the “Default Rate”).

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.12 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an Alternate Base Rate Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Term SOFR Rate or Daily Simple SOFR shall be determined by the Administrative Agent in accordance with the provisions of this Agreement, and such determination shall be conclusive absent manifest error.

Section 2.13 Alternate Rate of Interest.

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.13, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.03 or a new Borrowing Request in accordance with the terms of Section 2.03, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for an Alternate Base Rate Borrowing. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.13(a) with respect to a Benchmark applicable to such Term Benchmark Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.03 or a new Borrowing Request in accordance with the terms of Section 2.03, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute an Alternate Base Rate Loan.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.13), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark

Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m., New York City time, on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each affected Class.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to an Alternate Base Rate Borrowing. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Benchmark applicable to such Term Benchmark Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.13, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute an Alternate Base Rate Loan.

Section 2.14 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank;

(ii) subject a Lender or Issuing Bank to any additional Tax (other than any Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes or Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any Issuing Bank or the applicable interbank market any other condition (other than Taxes) affecting this Agreement or Term Benchmark Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Term Benchmark Loan (or, in the case of clause (ii), any Loan) or of maintaining its obligation to make any such Loan or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder, whether of principal, interest or otherwise, in each case by an amount deemed by such Lender or such Issuing Bank to be material in the context of its making of, and participation in, extensions of credit under this Agreement, then, upon the request of such Lender or such Issuing Bank, the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines in good faith that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity requirements), then from time to time, upon the request of such Lender or such Issuing Bank, the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraphs (a) or (b) of this Section 2.14 and setting forth in reasonable detail the manner in which such amount or amounts was determined and certifying that such Lender or Issuing Bank is generally charging such amounts to similarly situated borrowers under comparable credit facilities shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten days (or such later date as may be agreed by the applicable Lender) after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.14 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.15 Break Funding Payments. In the event of (a) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.10), (b) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.03 or Section 2.10, as applicable, and is revoked in accordance therewith) or (d) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (excluding loss of anticipated profit) attributable to such event. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Administrative Agent, who in turn will deliver to the Borrower, and shall be conclusive absent manifest error. The Borrower shall pay the Administrative Agent for the account of such Lender the amount shown as due on any such certificate within ten days (or such later date as may be agreed by the applicable Lender) after receipt thereof.

Section 2.16 Taxes.

(a) All payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes unless required by applicable Laws. If any applicable Withholding Agent determines in its good faith discretion that it is required to deduct or withhold any Tax in respect of any such payments, then (i) if such Tax is an Indemnified Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 2.16) Lender or Issuing Bank (as the case may be) or, in the case of a payment made to the Administrative Agent for its own account, the Administrative Agent, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Withholding Agent shall make such deductions and (iii) the applicable Withholding Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Without duplication of Section 2.16(a), the Borrower shall pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, any Other Taxes.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes payable by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party under any Loan Document hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16), and any Other Taxes, and, in each case, any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is legally entitled to an exemption from or reduction of withholding Tax under the law of any jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to any payments under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation (including any specific documentation referred to in the paragraph below) obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent of its legal ineligibility to do so.

Without limiting the generality of the foregoing, with respect to any Loan made to the Borrower, any Lender that is not a Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), two duly completed copies of Internal Revenue Service Forms W-9, and any Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally eligible to do so), whichever of the following is applicable:

(i) two duly completed original Internal Revenue Service Forms W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for benefits of an income Tax treaty to which the United States of America is a party,

(ii) two duly completed copies of Internal Revenue Service Forms W-8ECI (or any successor forms),

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) two original certificates, in substantially the form of Exhibit H-1, or any other form approved by the Borrower and the Administrative Agent, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Foreign Lender’s conduct of a U.S. trade or business and (y) two original duly completed Internal Revenue Service Forms W-8BEN or W-8BEN-E (or any successor forms),

(iv) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), two original Internal Revenue Service Forms W-8IMY (or any successor forms) of the Foreign Lender, accompanied by copies of Form W-8ECI, W-8BEN or W-8BEN-E, a United States Tax Compliance Certificate, substantially in the form of Exhibit H-2, Exhibit H-3, or Exhibit H-4, Form W-9, Form W-8IMY and/or any other required information (or any successor forms) from each beneficial owner, as applicable (provided that, if such Foreign Lender is a partnership and is not a participating Lender and if one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such beneficial owner), or

(v) two originals of any other form prescribed by applicable requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of Law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made, and

(vi) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and to determine whether any amount is required to be deducted and withheld from such payment. Solely for purposes of this clause (vi), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(vii) Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.16(e).

(f) If the Administrative Agent, an Issuing Bank or a Lender determines, in its sole good faith discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.16, it shall promptly pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section 2.16 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including any Taxes) of the Administrative Agent, such Issuing Bank or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, such Issuing Bank or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Issuing Bank or such Lender in the event the Administrative Agent, such Issuing Bank or such Lender is required to repay such refund to such Governmental Authority. The Administrative Agent, such Issuing Bank or such Lender shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that the Administrative Agent, such Issuing Bank or such Lender may delete any information therein that the Administrative Agent, such Issuing Bank or such Lender reasonably deems confidential). This Section shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it reasonably deems confidential) to the Borrower or any other Person.

(g) For the avoidance of doubt, for purposes of this Section 2.16, the term “Lender” shall include any Issuing Bank.

Section 2.17 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.14, 2.15 or 2.16, or otherwise) without condition or deduction for any counterclaim, defense, recoupment or setoff prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made in Dollars to the Administrative Agent, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price promptly restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.17(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant in accordance with Section 9.04 or Section 2.10(d). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Laws, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the relevant Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the relevant Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Bank Funding Rate. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.17(d) shall be conclusive, absent manifest error.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.05, 2.06, 2.17 or 9.03, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payments.

Section 2.18 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment. Any Lender claiming reimbursement of such costs and expenses shall deliver to the Borrower a certificate setting forth such costs and expenses in reasonable detail which shall be conclusive absent manifest error.

(b) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, if any Lender is a Defaulting Lender, if any Lender fails to grant a consent in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 9.02 for which the consent of each Lender or each Lender of the applicable Class or each affected Lender is required (a “Non-Consenting Lender”) but the consent of the Required Lenders (or of a majority in interest of the Lenders of the applicable Class, as the case may be) is obtained or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, but excluding the consents required by, Section 9.04), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.04 (unless otherwise agreed by the Administrative Agent);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Sections 2.14, 2.15 and 2.16) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.19 Incremental Facilities.

(a) The Borrower may from time to time after the Second Restatement Effective Date elect to increase the Revolving Commitments or any Extended Revolving Commitments (“Increased Commitments”) or obtain one or more tranches of (or increase any existing tranche of) term loans denominated in Dollars (each, an “Incremental Term Loan”), in each case in an aggregate principal amount of not less than (x) $10,000,000, in the case of Increased Commitments and (y) $10,000,000 (or such lesser amount as the Administrative Agent may agree), in the case of Incremental Term Loans, so long as (except in the case of Refinancing Term Loans and Refinancing Revolving Commitments) the aggregate principal amount of Increased Commitments or Incremental Term Loans to be established or incurred, as applicable, does not exceed the Incremental Cap at such time. The Borrower may arrange for any such increase or tranche to be provided by one or more Lenders (each Lender so agreeing to an increase in its Revolving Commitment or Extended Revolving Commitment, or to participate in such Incremental Term Loan, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, a “New Lender”), to increase their existing Revolving Commitment or Extended Revolving Commitment, or to participate in such Incremental Term Loan, or extend Revolving Commitments or Extended Revolving Commitments, as the case may be; provided that each New Lender (and, in the case of an Increased Commitment, each Increasing Lender) shall be subject to the approval of the Borrower and, to the extent such consent would be required under Section 9.04 for an assignment to such New Lender, the Administrative Agent and, in the case of an Increased Commitment, each Issuing Bank (in each case, such consents not to be unreasonably withheld or delayed). Without the consent of any Lenders other than the relevant Increasing Lenders or New Lenders, this Agreement and the other Loan Documents may be amended pursuant to an Additional Credit Extension Amendment as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.19. Increases of Revolving Commitments and Extended Revolving Commitment and new Incremental Term Loans created pursuant to this Section 2.19 shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Increasing Lenders or New Lenders and the Administrative Agent shall notify each Lender thereof.

Notwithstanding the foregoing (but subject to the following proviso), no Increased Commitments or Extended Revolving Commitments or Incremental Term Loans shall be permitted under this Section 2.19(a) unless (i) on the proposed date of the effectiveness of such increase in the Revolving Commitments or Extended Revolving Commitments or borrowing of such Incremental Term Loan, the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied (or waived by the applicable New Lenders or Increasing Lenders) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower; provided, that to the extent agreed to by the Lenders providing such Increased Commitments or Incremental Term Loans, as applicable, and the proceeds of such Increased Commitments or Incremental Term Loans, as the case may be, are used to finance a Permitted Acquisition or Investment (other than Investments in (A) cash and Cash Equivalents and (B) any pre-existing and wholly-owned Restricted Subsidiary), with respect to the condition set forth in Section 4.02(a), only the Specified Representations shall be required to be true and correct, and the condition set forth in Section 4.02(b) shall be limited to an Event of Default under Sections 7.01(a), (b), (h) or (i), (ii) other than in the case of Refinancing Term Loans or Refinancing Revolving Commitments, the Borrower shall be in compliance, calculated on a Pro Forma Basis (assuming for this purpose that all Increased Commitments were fully drawn), with the covenant contained in Section 6.09 as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Sections 5.01(a) or (b) of this Agreement (or, prior to the initial delivery under this Agreement, Section 6.1 of the Amended and Restated Credit Agreement) prior to such time and (iii) if any Incremental Term Loans are incurred pursuant to this Section 2.19 in reliance on clause (a) of the definition of “Incremental Cap” and the proceeds of such Incremental Term Loans will be used to prepay, repay, redeem, retire, purchase, defease or refinance any unsecured Indebtedness of the Parent, any Intermediate Holdco, the Borrower or any Subsidiary, at the time of such incurrence, on a Pro Forma Basis, the Consolidated Senior Secured Leverage Ratio, as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Sections 5.01(a) or (b) of this Agreement (or, prior to the initial delivery under this Agreement, Section 6.1 of the Amended and Restated Credit Agreement), is equal to or less than 2.00 to 1.00.

On the effective date of any increase in the Revolving Commitments or Extended Revolving Commitments, (i) each relevant Increasing Lender and New Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Loans of the applicable Lenders of such class to equal its Applicable Percentage of such outstanding Loans, and (ii) if, on the date of such increase, there are any Revolving Loans of the applicable Class outstanding, such Revolving Loans shall on or prior to the effectiveness of such Increased Commitments be prepaid to the extent necessary from the proceeds of additional Revolving Loans made hereunder by the Increasing Lenders and New Lenders, so that, after giving effect to such prepayments and any borrowings on such date of all or any portion of such Increased Commitments, the principal balance of all outstanding Revolving Loans of such Class owing to each Lender with a Revolving Commitment of such Class is equal to such Lender’s pro rata share (after giving effect to any non-ratable Increased Commitment pursuant to this Section 2.19) of all then outstanding Revolving Loans of such Class. The Administrative Agent and the Lenders hereby agree that the borrowing notice, minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence. The deemed payments made pursuant to clause (ii) of the second preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Term Benchmark Loan shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.15 if the deemed payment occurs other than on the last day of the related Interest Periods.

The terms of any Incremental Term Loans shall be as set forth in the Additional Credit Extension Amendment providing for such Incremental Term Loans; provided that (i) except with respect to an amount equal to the Maturity Carveout Amount at such time, (x) the final scheduled maturity date of any Incremental Term Loans shall be no earlier than the then-latest maturity date of any Class of Term Loans outstanding on the Second Restatement Effective Date (or any later date required pursuant to any Additional Credit Extension Amendment entered into after the Second Restatement Effective Date that has previously become effective) and (y) the Weighted Average Life to Maturity of any Incremental Term Loans (other than Refinancing Term Loans) shall not be shorter than the longest then remaining Weighted Average Life to Maturity of any Class of Term Loans outstanding on the Second Restatement Effective Date (or any longer Weighted Average Life to Maturity required pursuant to any Additional Credit Extension Amendment entered into after the Second Restatement Effective Date that has previously become effective), (ii) Incremental Term Loans shall not participate on a greater than pro rata basis with the Term Loans in any mandatory prepayment hereunder (except in the case of (a) incurrence of Refinancing Indebtedness in respect thereof and (b) mandatory prepayments with respect to a Class of Incremental Term Loans issued subject to customary escrow provisions that include a mandatory prepayment applicable solely to such Class of Incremental Term Loans if the applicable escrow release event does not occur prior to the specified escrow “outside date”), (iii) the provisions with respect to payment of interest (including any “MFN” provisions), original issue discount and upfront fees shall be as set forth in the Additional Credit Extension Amendment providing for such Incremental Term Loans; provided that, other than with respect to any Incremental Term Loans the proceeds of which are to be used by the Borrower to finance, in whole or in part, a Permitted Acquisition or any other acquisition that constitutes an Investment hereunder, if the Effective Yield of any Class of Incremental Term Loans established after the Second Restatement Effective Date (other than Refinancing Term Loans) exceeds the Effective Yield of the Term Loans by more than 50 basis points, then the Applicable Rate for the Term Loans shall be increased to the extent required so that the Effective Yield of the Term Loans is equal to the Effective Yield of such Incremental Term Loans, minus 50 basis points, (iv) any Class of Incremental Term Loans may contain customary excess cash flow mandatory prepayment provisions; provided that such mandatory prepayments with respect to such Incremental Term Loans shall be made on a no greater than pro rata basis with the then existing Term Loans, (v) if the Borrower and the lenders providing the relevant Class of Incremental Term Loans agree, the Additional Credit Extension Amendment providing for such Incremental Term Loans may permit repurchases by, or assignments to, the Borrower or any Restricted Subsidiary of such Incremental Term Loans pursuant to open market purchases or “dutch auctions” so long as (1) no Event of Default shall have occurred and be continuing, (2) the Incremental Term Loans purchased are immediately and automatically canceled, (3) no proceeds from any loan under any revolving credit facility shall be used to fund such assignments or repurchases and (4) the purchasing party shall be required to identify itself and the seller shall make a customary “big boy” representation and (vi) all other terms applicable to such Incremental Term Loans (other than provisions specified in clauses (i) through (v) above) to the extent not identical to the terms of the then outstanding Term Loans, shall be permitted if reasonably satisfactory to the Administrative Agent. The terms of any Increased Commitments shall be the same as those of the Revolving Commitments or Extended Revolving Commitments, as applicable; provided that Refinancing Revolving Commitments may have a later maturity date than, and pricing and fees different from, those applicable to the Revolving Commitments and Extended Revolving Commitments. For the avoidance of doubt, no Lender shall have any obligation to provide any Increased Commitment or Incremental Term Loan after the date hereof by virtue of this Agreement.

(b) This Section 2.19 shall override any provisions in Section 9.02 to the contrary.

Section 2.20 Extended Term Loans and Extended Revolving Commitments.

(a) The Borrower may at any time and from time to time request that all or a portion of the Term Loans of any Class in an aggregate principal amount of not less than $50,000,000 (or such lesser amount as the Administrative Agent may agree) (an “Existing Term Loan Class”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.20. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the Existing Term Loan Class) (an “Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall be consistent with the Term Loans under the Existing Term Loan Class from which such Extended Term Loans are to be converted except that:

(i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than, or be reduced to a lesser amount than, the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Class to the extent provided in the applicable Additional Credit Extension Amendment;

(ii) the pricing terms, including interest margins and interest rate floors, with respect to the Extended Term Loans may be different than those for the Term Loans of such Existing Term Loan Class and upfront fees may be paid to the Extending Term Lenders to the extent provided in the applicable Additional Credit Extension Amendment; and

(iii) the Additional Credit Extension Amendment may provide for other covenants and terms that apply only after the Latest Maturity Date at the time such Extended Term Loans are incurred.

(b) Any Extended Term Loans converted pursuant to any Extension Request shall be designated a series of Extended Term Loans for all purposes of this Agreement; provided that, subject to the limitations set forth in clause (a) above, any Extended Term Loans converted from an Existing Term Loan Class may, to the extent provided in the applicable Additional Credit Extension Amendment and consistent with the requirements set forth above, be designated as an increase in any previously established Class of Term Loans.

(c) The Borrower shall provide the applicable Extension Request at least ten Business Days, or such shorter period as the Administrative Agent may agree, prior to the date on which Lenders under the applicable Existing Term Loan Class are requested to respond. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Extension Request. Any Lender wishing to have all or a portion of its Term Loans under the Existing Term Loan Class subject to such Extension Request (such Lender an “Extending Term Lender”) converted into Extended Term Loans shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Class which it has elected to request be converted into Extended Term Loans (subject to any minimum denomination requirements reasonably imposed by the Administrative Agent and acceptable to the Borrower). In the event that the aggregate amount of Term Loans under the Existing Term Loan Class subject to Extension Elections exceeds the amount of Extended Term Loans requested pursuant to an Extension Request, Term Loans of the Existing Term Loan Class subject to Extension Elections shall be converted to Extended Term Loans on a pro rata basis based on the amount of Term Loans included in each such Extension Election (subject to any minimum denomination requirements reasonably imposed by the Administrative Agent and acceptable to the Borrower).

(d) The Borrower may, with the consent of each Person providing an Extended Revolving Commitment, the Administrative Agent and any Person acting as issuing bank under such Extended Revolving Commitments, amend this Agreement pursuant to an Additional Credit Extension Amendment to provide for Extended Revolving Commitments and to incorporate the terms of such Extended Revolving Commitments into this Agreement on substantially the same basis as provided with respect to the applicable Revolving Commitments; provided that (i) the establishment of any such Extended Revolving Commitments shall be accompanied by a corresponding reduction in the Revolving Commitments of the applicable Class, (ii) any reduction in the applicable Revolving Commitments may, at the option of the Borrower, be directed to a disproportional reduction of such Revolving Commitments of any Lender providing an Extended Revolving Commitment and (iii) any Extended Revolving Commitments provided pursuant to this clause (d) shall be in a minimum principal amount of $50,000,000.

(e) Extended Term Loans and Extended Revolving Commitments shall be established pursuant to an Additional Credit Extension Amendment to this Agreement among the Borrower, the Administrative Agent and each Extending Term Lender or Lender providing an Extended Revolving Commitment which shall be consistent with the provisions set forth above (but which shall not require the consent of any other Lender). Each Additional Credit Extension Amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto. In connection with any Additional Credit Extension Amendment, the Loan Parties and the Administrative Agent shall enter into such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent (which shall not require any consent from any Lender other than those consents provided pursuant to this Agreement) in order to ensure that the Extended Term Loans or Extended Revolving Commitments are provided with the benefit of the applicable Collateral Documents and shall deliver such other documents, certificates and opinions of counsel in connection therewith as may be reasonably requested by the Administrative Agent. No Lender shall be under any obligation to provide any Extended Term Loan or Extended Revolving Commitment.

(f) The provisions of this Section 2.20 shall override any provision of Section 9.02 to the contrary.

Section 2.21 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders,” “Required Class Lenders” and “Required Revolving Lenders” and in Section 9.02.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any Issuing Bank hereunder; third, if so determined by the Administrative Agent or requested by any Issuing Bank, to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or any Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or Letter of Credit Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (B) such Loans or Letter of Credit Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.21(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (A) shall not be entitled to receive any commitment fee pursuant to Section 2.11(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender for such period) and (B) shall be limited in its right to receive a participation fee as provided in Section 2.21(c).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.05, the Applicable Percentage of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of that Defaulting Lender; provided that (A) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists and (B) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender, minus (2) the Revolving Credit Exposure of that Lender.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Issuing Banks agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.21(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower for the period that such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) Cash Collateral. If the reallocation described in Section 2.21(a)(iv) above cannot, or can only partially, be effected, within three Business Day following the written request of the Administrative Agent or the applicable Issuing Bank, the Borrower shall deliver to the Administrative Agent cash collateral in an amount sufficient to cover the portion of such Defaulting Lender’s LC Exposure (after giving effect to Section 2.21(a)(iv) and any cash collateral provided by the Defaulting Lender or pursuant to Section 2.21(a)(ii) from payments made for the account of such Defaulting Lender) for so long as such LC Exposure is outstanding; provided that (i) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this clause (c), the Borrower shall not be required to pay participation fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such portion of such Defaulting Lender’s LC Exposure for so long as such Defaulting Lender’s LC Exposure is cash collateralized; (ii) if any portion of the LC Exposure of such Defaulting Lender is reallocated pursuant to Section 2.21(a)(iv) above, then the fees payable to the Lenders pursuant to Section 2.11(b) shall be adjusted to give effect to such reallocation and (iii) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to Section 2.21(a)(iv) or this Section 2.21(c), then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all participation fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such Defaulting Lender’s LC Exposure attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized.

Section 2.22 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its lending office to make, maintain or fund Loans whose interest is determined by reference to the Term SOFR Rate, or to determine or charge interest rates based upon the Term SOFR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Term Benchmark Loans or to convert Alternate Base Rate Loans to Term Benchmark Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Alternate Base Rate Loans the interest rate on which is determined by reference to the Term SOFR Rate component of the Alternate Base Rate, the interest rate on which Alternate Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, if necessary to avoid such illegality, upon demand from such Lender (with a copy to the Administrative Agent) (at the option of the Borrower), prepay or convert all Term Benchmark Loans of such Lender to Alternate Base Rate Loans (the interest rate on which Alternate Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term Benchmark Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Term Benchmark Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Term SOFR Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Term SOFR Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term SOFR Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the Agents, Lenders and Issuing Banks to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Parent and the Borrower hereby jointly and severally represent and warrant to each Agent and each Lender that:

Section 3.01 Organization; Powers; Subsidiaries.

(a) Each of the Parent, the Borrower and its Restricted Subsidiaries is (i) duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted and (iii) is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required; except in each case referred to in clauses (i) (other than with respect to the Borrower), (ii) or (iii), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Schedule 3.01 identifies each Subsidiary as of the Second Restatement Effective Date, if such Subsidiary is a Specified Domestic Subsidiary or Specified Foreign Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests, to the extent owned by the Borrower or any Restricted Subsidiary, of each Restricted Subsidiary are validly issued and outstanding and fully paid and non-assessable and all such shares and other equity interests indicated on Schedule 3.01 as owned by the Borrower or another Restricted Subsidiary are owned, beneficially and of record, by the Borrower or any Restricted Subsidiary on the Second Restatement Effective Date free and clear of all Liens, other than Liens permitted under Section 6.02. As of the Second Restatement Effective Date, there are no outstanding commitments or other obligations of any Restricted Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Restricted Subsidiary, except as disclosed on Schedule 3.01.

Section 3.02 Authorization; Enforceability.

(a) The Transactions are, with respect to each Loan Party as of the Second Restatement Effective Date, within such Loan Party’s corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action.

(b) The Loan Documents have been duly executed and delivered by the Loan Parties party thereto and constitute a legal, valid and binding obligation of the Loan Parties party thereto, enforceable against such Loan Parties in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (A) filings necessary to perfect or maintain the perfection of the Liens on the Collateral granted by the Loan Parties in favor of the Administrative Agent, (B) the approvals, consents, registrations, actions and filings which have been duly obtained, taken, given or made and are in full force and effect and (C) those approvals, consents, registrations or other actions or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect, (b) will not violate (i) any applicable law or regulation or order of any Governmental Authority or (ii) the charter, by-laws or other organizational documents of any Loan Party, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, and (d) will not result in the creation or imposition of any Lien on any material asset of any Loan Party (other than pursuant to the Loan Documents and Liens permitted by Section 6.02); except with respect to any violation or default referred to in clauses (b)(i) or (c) above, to the extent that such violation or default could not reasonably be expected to have a Material Adverse Effect.

Section 3.04 Financial Statements; Financial Condition; No Material Adverse Effect.

(a) The Borrower has heretofore furnished to the Lenders (i) the consolidated balance sheet and statements of operations, stockholders equity and cash flows of the Parent and its Consolidated Subsidiaries (x) as of, and for the fiscal year ended, December 31, 2022 reported on by Deloitte & Touche LLP, independent public accountants, and (y) as of, and for the fiscal quarters ended June 30, 2022, September 30, 2022 and March 31, 2023, which financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Parent and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP (subject to normal year-end audit adjustments and the absence of certain footnotes in the case of the statements referred to in clause (y) above).

(b) Since December 31, 2022, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.05 Properties. Each Loan Party has good record title to, or valid leasehold interests in, all its material real and personal property material to its business, subject to Liens permitted by Section 6.02 and except for such defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except where the failure to have such title or interest could not reasonably be expected to have a Material Adverse Effect.

Section 3.06 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent or the Borrower, threatened against or affecting the Parent, the Borrower or any of its Restricted Subsidiaries as to which there is a reasonable possibility of an adverse determination that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. There are no labor controversies pending against or, to the knowledge of the Parent or the Borrower, threatened against or affecting the Parent, the Borrower or any of its Restricted Subsidiaries which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Parent, the Borrower nor any of its Restricted Subsidiaries (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law for the operation of the business of the Parent, the Borrower or any of its Restricted Subsidiaries, (ii) has become obligated for any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 3.07 Compliance with Laws. Each of the Parent, the Borrower and its Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.08 Investment Company Status. Neither the Borrower nor any other Loan Party is required to register as an “investment company” as defined in the Investment Company Act of 1940.

Section 3.09 Taxes. Each of the Parent, the Borrower and its Subsidiaries has filed or caused to be filed all federal and other material Tax returns required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent, the Borrower or such Subsidiary, as applicable, has set aside on its books reserves to the extent required by GAAP or (b) to the extent that the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 3.10 Solvency. The Loan Parties, taken as a whole, are and, after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith, will be Solvent.

Section 3.11 ERISA. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) no ERISA Event has occurred or is reasonably expected to occur, and (b) the present value of all accrued benefits under each Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715 or subsequent recodification thereof, as applicable) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount.

Section 3.12 Disclosure.

(a) Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other written information (excluding any financial projections or pro forma financial information and information of a general economic or general industry nature, to which the Borrower makes only those representations stated in the following sentence) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender on or before the Second Restatement Effective Date in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), when taken as a whole and when taken together with the Parent’s SEC filings at such time, contains as of the date such statement, information, document or certificate was so furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial projections and pro forma financial information contained in the materials referenced above have been prepared in good faith based upon assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

(b) As of the Second Restatement Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Second Restatement Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

Section 3.13 Federal Reserve Regulations. No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the FRB, including Regulations T, U and X.

Section 3.14 Security Interests. The provisions of each Collateral Document, upon execution and delivery thereof by the parties thereto, are effective to create legal and valid Liens on all the Collateral in respect of which and to the extent such Collateral Document purports to create Liens in favor of the Administrative Agent, for the benefit of the Secured Parties; and upon the proper filing of UCC financing statements, upon the taking of possession or control by the Administrative Agent of the Collateral with respect to which a security interest may be perfected by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by this Agreement or the Collateral Documents), and the taking of all other actions to be taken pursuant to the terms of the Collateral Documents, such Liens constitute perfected first priority Liens on the Collateral (subject to Liens permitted by Section 6.02) to the extent perfection can be obtained by the filing of UCC financing statements, possession or control, securing the Obligations, enforceable against the applicable Loan Party.

Section 3.15 USA PATRIOT Act. Each of the Loan Parties and each of the Restricted Subsidiaries are in compliance, in all material respects, with the Act.

Section 3.16 Anti-Corruption Laws and Sanctions. The Parent, the Borrower, its Subsidiaries and, to the knowledge of the Parent or the Borrower, their respective directors, officers, employees, and agents each acting in their capacity as such, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Parent, the Borrower, any Subsidiary or, to the knowledge of the Parent or the Borrower, any of their respective directors, officers, employees, or agents that will act in any capacity as such and in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. None of the Transactions contemplated hereby will violate any Anti-Corruption Law or applicable Sanctions.

Section 3.17 Licenses and Permits. Each of the Parent, the Borrower and its Restricted Subsidiaries possesses or has the right to use all copyrights, licenses, permits, patents, trademarks, service marks, trade names or other rights (collectively, the “Licenses”), including, but not limited to, licenses, permits and registrations granted or issued by Governmental Authorities that are necessary to conduct their respective businesses as currently conducted, and each of such Licenses is in full force and effect and, to the knowledge of the Parent or the Borrower, no material default has occurred and is continuing thereunder, in each case except as could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.17, as of the Second Restatement Effective Date, neither the Parent, the Borrower nor any of its Restricted Subsidiaries has received any notice from the granting body or any other Governmental Authority with respect to any breach of any covenant under, or any default with respect to, any Licenses which could reasonably be expected to have a Material Adverse Effect.

Section 3.18 Insurance. The properties of the Parent, the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses as the Parent, the Borrower and its Restricted Subsidiaries.

Section 3.19 No Default. Neither the Parent, the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 3.20 EEA Financial Institution. No Loan Party is an EEA Financial Institution.

Section 3.21 Plan Assets; Prohibited Transactions. None of the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Section 3.22 Intellectual Property, Privacy and Data Security.

(a) Each of the Borrower and its Restricted Subsidiaries owns, or is licensed or possesses the right to use, all Intellectual Property necessary for or used in the conduct of its business as currently conducted in all material respects. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower or any Restricted Subsidiary know of any valid basis for any such claim, other than any such claim that could not reasonably be expected to have a Material Adverse Effect. Except as would not have a Material Adverse Effect, the use of Intellectual Property by the Borrower and its Restricted Subsidiaries does not infringe on the rights of any Person.

(b) Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each of the Borrower and its Restricted Subsidiaries has taken commercially reasonable efforts to protect and maintain the security, integrity and continuous operation of its material software and systems and other information technology assets (along with the data, including personal data processed thereby) used by or on their behalf, and there has been no breach, violation or unauthorized access to the same other than incidents that were resolved without material cost, liability or the duty to notify any Person.

ARTICLE IV

CONDITIONS

Section 4.01 Second Restatement Effective Date. The obligations of the Lenders to make Term Loans on the Second Restatement Effective Date and the effectiveness of the Revolving Commitments, and the obligations of the Revolving Lenders to make Revolving Loans thereunder, in each case, on the Second Restatement Effective Date, in each case, are subject to each of the following conditions being satisfied:

(a) The Administrative Agent (or its counsel) shall have received this Agreement signed on behalf of (i) the Parent, (ii) the Borrower, (iii) each Lender (including each Issuing Bank) and (iv) the Administrative Agent;

(b) The Administrative Agent (or its counsel) shall have received the Guarantee and Collateral Agreement, executed and delivered by (i) a duly authorized officer of the Parent, the Borrower and each Guarantor and (ii) the Administrative Agent;

(c) The Administrative Agent shall have received a Borrowing Request for the Term Loans and the Revolving Loans (if any) to be made on the Second Restatement Effective Date at least three Business Days prior to the Second Restatement Effective Date;

(d) The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects) on and as of the Second Restatement Effective Date, except where any representation and warranty is expressly made as of a specific earlier date, such representation and warranty shall be true in all material respects as of any such earlier date;

(e) After giving effect to the incurrence of the Term Loans on the Second Restatement Effective Date and the effectiveness of the Revolving Commitments and the incurrence of the Revolving Loans thereunder, in each case, on the Second Restatement Effective Date, no Default or Event of Default shall have occurred and be continuing;

(f) The Administrative Agent shall have received the executed legal opinion of Akin Gump Strauss Hauer & Feld LLP, counsel to the Loan Parties, in form reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such legal opinion;

(g) The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Second Restatement Effective Date, substantially in the form of Exhibit E, with appropriate insertions and attachments including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate and bringdown good standings for each Loan Party from its jurisdiction of organization;

(h) The Administrative Agent shall have received a certificate attesting to the Solvency of the Borrower and its Subsidiaries (taken as a whole on a consolidated basis) on the Second Restatement Effective Date after giving effect to the incurrence of Term Loans and Revolving Loans from a Financial Officer of the Borrower;

(i) The Administrative Agent (i) shall have received, at least five days prior to the Second Restatement Effective Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and Anti-Money Laundering Laws, including the Act, to the extent reasonably requested in writing of the Borrower at least ten days prior to the Second Restatement Effective Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Second Restatement Effective Date, any Lender that has requested, in a written notice to the Borrower at least ten days prior to the Second Restatement Effective Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied);

(j) The Administrative Agent and the Arrangers shall have received all fees and other amounts due and payable on or prior to the Second Restatement Effective Date, including reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder;

(k) The Borrower shall have (i) repaid (or caused to be repaid) all Existing Revolving Loans (if any) and (ii) paid to all Lenders (A) holding Existing Revolving Loans all accrued and unpaid interest on their Existing Revolving Loans (if any) and (B) all accrued and unpaid commitment fees contemplated by the Amended and Restated Credit Agreement, in each case to, but not including, the Second Restatement Effective Date;

(l) All Existing Term Loans outstanding under the Amended and Restated Credit Agreement shall have been (i) repaid in full or (ii) converted into Term Loans hereunder (and in any event, all accrued interest thereon shall have been paid);

(m) The Administrative Agent shall have received from the Borrower, for the account of each Lender holding Existing Revolving Commitments with respect to its participations in Letters of Credit, all accrued and unpaid participation fees required by the Amended and Restated Credit Agreement, in each case to, but not including, the Second Restatement Effective Date;

(n) [reserved];

(o) The Administrative Agent shall have received Notes executed by the Borrower in favor of each Lender requesting Notes at least three Business Days prior to the Second Restatement Effective Date;

(p) The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 4.01(d) and (e) have been satisfied;

(q) The Borrower shall have paid (or caused to be paid) to the Administrative Agent for the account of each Revolving Lender all upfront, consent or similar fees separately agreed by the Borrower to be paid in connection with this Agreement;

(r) The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code financing statement or other filings or recordations should be made to evidence or perfect security interests in all assets of the Loan Parties, and such search shall reveal no liens on any of the assets of the Loan Party, except for Liens permitted by Section 6.02;

(s) Except as otherwise permitted under Section 5.09, the Administrative Agent shall have received (i) to the extent not previously delivered, the certificates representing the shares of Equity Interests pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, (ii) an Acknowledgment and Consent, substantially in the form of Annex II to the Guarantee and Collateral Agreement, duly executed by any issuer of Equity Interests pledged pursuant to the Guarantee and Collateral Agreement that is not itself a party to the Guarantee and Collateral Agreement and (iii) to the extent not previously delivered, each promissory note pledged pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to the Administrative Agent) by the pledgor thereof;

(t) Except as otherwise permitted under Section 5.09, each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens permitted by Section 6.02), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent and be in proper form for filing, registration or recordation;

(u) If and to the extent required thereunder, the Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.3 of the Guarantee and Collateral Agreement; and

(v) Notwithstanding the foregoing, it is understood and agreed that the conditions in the foregoing clauses (j), (k), (l), (m), and (q) will be deemed to be satisfied if the payments required under such clauses will be funded in full, together with other amounts, with the proceeds of the initial extensions of credit hereunder on the Second Restatement Effective Date.

Section 4.02 Subsequent Credit Events. Except as provided in Section 2.19, the obligation of each Lender to make a Loan on the occasion of any Borrowing (but not a conversion or continuation of Loans), and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, in each case, following the Second Restatement Effective Date is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except where any representation and warranty is expressly made as of a specific earlier date, such representation and warranty shall be true in all material respects as of any such earlier date;

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing (without giving effect to Section 7.01(n)(ii)(B)); and

(c) The Administrative Agent or relevant Issuing Bank, as applicable, shall have received a Borrowing Request or Letter of Credit Application, as applicable.

Each Borrowing (but not a conversion or continuation of Loans) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 4.02.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated or been cash collateralized or otherwise backstopped on terms satisfactory to the Issuing Banks and all LC Disbursements shall have been reimbursed, the Parent and the Borrower covenants and agrees with the Lenders that:

Section 5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent (who shall promptly furnish a copy to each Lender):

(a) within ninety (90) days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2023, the audited consolidated balance sheet of the Parent and its Consolidated Subsidiaries and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than a “going concern” or like qualification or exception resulting solely from an upcoming maturity date of any Indebtedness or a prospective non-compliance with any financial maintenance covenant under this Agreement)) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of the Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, commencing with the fiscal quarter ending June 30, 2023, the unaudited consolidated balance sheet of the Parent and its Consolidated Subsidiaries and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial position and results of operations of the Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clauses (a) or (b) above, a Compliance Certificate executed by a Financial Officer of the Borrower (w) certifying as to whether, to the knowledge of such Financial Officer after reasonable inquiry, a Default has occurred and is continuing and, if so, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (x) setting forth reasonably detailed calculations demonstrating compliance with the financial covenant set forth in Section 6.09, (y) to the extent not previously disclosed to the Administrative Agent, a listing of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Second Restatement Effective Date) and (z) any UCC financing statements or other filings specified in such Compliance Certificate as being required to be delivered therewith;

(d) within ninety (90) days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2023, a reasonably detailed consolidated budget for such fiscal year;

(e) within five days after the same are sent, copies of all financial statements and reports that the Parent or the Borrower sends to the holders of any class of its debt securities or public equity securities generally and, within five days after the same are filed, copies of all financial statements and reports that the Parent or the Borrower may make to, or file with, the SEC;

(f) promptly following any written request therefor, (i) such other information regarding the operations, business affairs and financial condition of the Parent, the Borrower or any Subsidiary, or compliance with the terms of this Agreement and (ii) information necessary for the Administrative Agent or any Revolving Lender to comply with applicable “know your customer” and Anti-Money Laundering Laws (including, for the avoidance of doubt, the Act and the Beneficial Ownership Regulation), in each case, as the Administrative Agent or any Revolving Lender (in each case through the Administrative Agent) may reasonably request; and

(g) at any time there are any Unrestricted Subsidiaries, with each set of consolidated financial statements referred to in Sections 5.01(a) and 5.01(b) above, (i) the related combined financial statements of the Unrestricted Subsidiaries accompanied by the certification of a Financial Officer of the Borrower certifying that such financial information presents fairly, in all material respects in accordance with GAAP, the financial position and result of operations of all Unrestricted Subsidiaries and (ii) a list of all Unrestricted Subsidiaries as of such date or confirmation that there has been no change in such information since the date of the last such list; provided, however, that no information pursuant to this clause (g) shall be required if the total amount of assets of all Unrestricted Subsidiaries as at the end of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Sections 5.01(a) and 5.01(b) above, determined on a consolidated basis in accordance with GAAP, are less than 5% of Consolidated Total Assets.

(h) (i) promptly following any request therefor, copies of (x) each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower, any Subsidiary or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan, and (y) such other documents or governmental reports or filings relating to any Plan or Pension Plan as the Administrative Agent shall reasonably request, and (ii) promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that the Borrower, any Subsidiary or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if the Borrower or any Subsidiary have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Borrower or any Subsidiary shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof;

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent or the Borrower posts such documents, or provides a link thereto, on the Parent’s or the Borrower’s website on the Internet (if such website address has been identified to the Administrative Agent) or the website of the SEC; or (ii) on which such documents are delivered by the Parent or the Borrower to the Administrative Agent to be posted on the Parent’s or the Borrower’s behalf on IntraLinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website (including the SEC) or whether sponsored by the Administrative Agent); provided that the Parent or the Borrower, as applicable, shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent or the Borrower with any such request for delivery.

The Parent and the Borrower acknowledge and agree that all financial statements furnished pursuant to paragraphs (a), (b) and (e) above are hereby deemed to be Borrower Materials suitable for distribution, and to be made available, to Public Lenders as contemplated by Section 9.01(c) and may be treated by the Administrative Agent and the Lenders as if the same had been marked “PUBLIC” in accordance with such paragraph (unless the Parent or the Borrower otherwise notifies the Administrative Agent in writing on or prior to delivery thereof).

Section 5.02 Notices of Material Events. The Parent or the Borrower will furnish to the Administrative Agent (for prompt notification to each Lender) prompt (but in any event within five (5) Business Days) written notice after any Financial Officer of the Parent or the Borrower obtains knowledge of the following:

(a) the occurrence of any Default;

(b) any dispute, litigation, investigation, proceeding or suspension between the Parent, the Borrower or any Restricted Subsidiary and any Governmental Authority; or the commencement of, or any material development in, any litigation or proceeding affecting the Parent, the Borrower or any Restricted Subsidiary, including pursuant to any Environmental Laws, in each case that could reasonably be expected to result in a Material Adverse Effect; and

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect, specifying the nature thereof, what action the Borrower, any Subsidiary or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto (including any correspondence received from or pro-vided to the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto) and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Parent or the Borrower, as applicable, setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Existence; Conduct of Business. Each of the Parent and the Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence, and (ii) the rights, licenses, permits, privileges and franchises material to the conduct of its business, except, in the case of the preceding clause (i) (other than with respect to the Borrower) or clause (ii), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction permitted under Sections 6.03 or 6.11.

Section 5.04 Payment of Taxes. Each of the Parent and the Borrower will, and will cause each of its Restricted Subsidiaries to, pay its Tax liabilities, before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the Parent, the Borrower or such Restricted Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP or (b) the failure to make payment could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

Section 5.05 Maintenance of Properties; Insurance. Each of the Parent and the Borrower will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all tangible Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted, except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies or through self-insurance, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The Borrower will, and will cause each of the other Loan Parties to name the Administrative Agent as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any general and umbrella liability insurance providing liability coverage or coverage in respect of any Collateral, and use its commercially reasonable efforts to cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent prior written notice before any such policy or policies shall be altered or canceled.

Section 5.06 Books and Records; Inspection Rights. Each of the Parent and the Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which entries that are full, true and correct in all material respects are made of all material dealings and transactions in relation to its business and activities. Each of the Parent and the Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or, during the continuance of an Event of Default, any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its senior officers and use commercially reasonable efforts to make its independent accountants available to discuss the affairs, finances and condition of the Parent, the Borrower and its Restricted Subsidiaries, all at such reasonable times and as often as reasonably requested and in all cases subject to applicable Law and the terms of applicable confidentiality agreements; provided that (i) the Lenders will conduct such requests for visits and inspections through the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, such visits and inspections can occur no more frequently than once per year; provided, further, that none of the Parent, the Borrower or any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (x) that constitutes non-financial trade secrets or non-financial proprietary information, (y) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (z) that is subject to attorney-client or similar privilege or constitutes attorney work product. The Administrative Agent and the Lenders shall give the Parent and the Borrower the opportunity to participate in any discussions with the Parent’s and the Borrower’s independent accountants.

Section 5.07 Compliance with Laws. Each of the Parent and the Borrower will, and will cause each of its Restricted Subsidiaries to comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws), in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. From and after the date that is 90 days after Second Restatement Effective Date, or such later date as may be acceptable to the Administrative Agent in its reasonable discretion, the Parent and the Borrower will implement and thereafter maintain in effect policies and procedures reasonably designed to ensure compliance by the Parent, the Borrower, its Subsidiaries and, to the knowledge of the Parent or the Borrower, their respective directors, officers, employees and agents, each acting in their capacity as such, with Anti-Corruption Laws and applicable Sanctions.

Section 5.08 Use of Proceeds and Letters of Credit. The proceeds of the Term Loans and the Revolving Loans that are drawn on the Second Restatement Effective Date will be used to finance the Transactions. The proceeds of Loans and other Credit Events made following the Second Restatement Effective Date will be used to finance the working capital needs, and for general corporate purposes (including Permitted Acquisitions) or any other purposes not prohibited by this Agreement, of the Parent, any Intermediate Holdcos, the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the FRB, including Regulations T, U and X. The Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees, and agents that will act in any capacity as such and in connection with or benefit from the credit facility established hereby shall not use, a Letter of Credit or the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person, in each case, in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country and (C) in any manner that would result in the violation of any applicable Sanctions by any party hereto.

Section 5.09 Further Assurances; Additional Security and Guarantees.

(a) The Borrower shall, and shall cause each applicable Specified Domestic Subsidiary and Specified Foreign Subsidiary to, at the Borrower’s expense, comply with the requirements of the Collateral Documents and take all action reasonably requested by the Administrative Agent to carry out more effectively the purposes of the Collateral Documents.

(b) Upon the formation (including by means of a division) or acquisition of any Specified Domestic Subsidiary by the Borrower or any Guarantor or the designation of any Unrestricted Subsidiary as a Restricted Subsidiary (if such Restricted Subsidiary is also a Specified Domestic Subsidiary), within 60 days after such formation (including by means of a division), acquisition or designation (or such longer period as may be reasonably acceptable to the Administrative Agent), and, in the case of any Specified Domestic Subsidiary existing on the Second Restatement Effective Date, in the case of clauses (ii) and (iii)(A) below, on the Second Restatement Effective Date, and in the case of clauses (i) and (iii)(B) below, within 60 days after the Second Restatement Effective Date (or such longer period as may be reasonably acceptable to the Administrative Agent), the Borrower shall, and shall cause each applicable Specified Domestic Subsidiary to:

(i) deliver all certificated Equity Interests of such Subsidiary held by any Loan Party that are Collateral pursuant to the Collateral Documents to the Administrative Agent together with appropriately completed stock powers or other instruments of transfer executed in blank by a duly authorized officer of such Loan Party and all intercompany notes made by such Subsidiary payable to any Loan Party required to be delivered pursuant to the Collateral Documents together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party;

(ii) execute the Guarantee and Collateral Agreement or a supplement thereto;

(iii) (A) file all financing statements in such U.S. jurisdictions as may be reasonably requested by the Administrative Agent and (B) take all other actions reasonably requested by the Administrative Agent in order to cause the Lien created by the Guarantee and Collateral Agreement to be duly perfected to the extent required by such agreement or this Agreement in accordance with all applicable requirements of Law; and

(iv) if reasonably requested by the Administrative Agent, deliver a customary opinion of counsel to the Borrower with respect to the guarantee and security provided by such Specified Domestic Subsidiary.

(c) Upon the formation (including by means of a division) or acquisition of any Specified Foreign Subsidiary by the Borrower or any Guarantor or the designation of any Unrestricted Subsidiary as a Restricted Subsidiary (if such Restricted Subsidiary is also a Specified Foreign Subsidiary and Equity Interests in such Specified Foreign Subsidiary are owned by the Borrower or any Guarantor), within 60 days after such formation

(including by means of a division), acquisition or designation (or such longer period as may be reasonably acceptable to the Administrative Agent) and, in the case of any Specified Foreign Subsidiary existing on the Second Restatement Effective Date, in the case of clause (ii)(A) below, on the Second Restatement Effective Date, and in the case of clauses (i) and (ii)(B) below, within 60 days after the Second Restatement Effective Date (or such longer period as may be reasonably acceptable to the Administrative Agent), the Borrower shall, and shall cause each applicable Loan Party or Specified Foreign Subsidiary to:

(i) deliver all certificated Equity Interests of such Specified Foreign Subsidiary held by any Loan Party that are Collateral pursuant to the Collateral Documents to the Administrative Agent together with appropriately completed stock powers or other instruments of transfer executed in blank by a duly authorized officer of such Loan Party and all intercompany notes made by such Specified Foreign Subsidiary payable to any Loan Party required to be delivered pursuant to the Collateral Documents together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party;

(ii) execute and deliver to the Administrative Agent (A) the Guarantee and Collateral Agreement or a supplement thereto and (B) such other documents as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority (subject to the Liens permitted by the Guarantee and Collateral Agreement) security interest in the Equity Interests of such Specified Foreign Subsidiary; provided that (I) in no event shall more than 65% of the total outstanding Equity Interests of any Specified Foreign Subsidiary be required to be so pledged and (II) no Specified Foreign Subsidiary shall be required to be a Guarantor; and

(iii) if reasonably requested by the Administrative Agent, deliver a customary opinion of counsel to the Borrower with respect to the security provided by such Loan Party.

(d) Notwithstanding the foregoing, the Borrower and its Restricted Subsidiaries shall not be required to comply with the provisions of this Section 5.09 to the extent that the cost of providing any Guarantee or obtaining the Liens, or perfection thereof, required by this Section are, in the reasonable determination of the Administrative Agent (in consultation with the Borrower), excessive in relation to the value to be afforded to the Lenders thereby.

(e) Promptly upon reasonable request by the Administrative Agent (i) correct any mutually identified material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of this Agreement and the Collateral Documents.

Section 5.10 Designation of Subsidiaries. The Borrower may at any time designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that immediately before and after such designation, no Event of Default shall have occurred and be continuing. The Subsidiaries, if any, listed on Schedule 5.10 shall be Unrestricted Subsidiaries as of the Second Restatement Effective Date. The designation of any Subsidiary as an Unrestricted Subsidiary after the Second Restatement Effective Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s or its Restricted Subsidiaries’, as applicable, Investments therein at the time of the designation; provided that (x) the Borrower shall not be permitted to designate any Restricted Subsidiary that holds Material Intellectual Property as an Unrestricted Subsidiary and (y) neither the Borrower nor any Restricted Subsidiary shall be permitted to contribute, sell, transfer or otherwise dispose of any Material Intellectual Property to any Unrestricted Subsidiary. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s or its Subsidiaries, as applicable, investment in such Subsidiary.

Section 5.11 Maintenance of Ratings. Use commercially reasonable efforts to obtain and maintain (but not obtain or maintain a specific rating) (i) a public corporate family rating of the Borrower and a rating of the Term Loans, in each case from Moody’s, and (ii) a public corporate credit rating of the Borrower and a rating of the Term Loans, in each case from S&P (it being understood and agreed that “commercially reasonable efforts” shall in any event include the payment of reasonable and customary rating agency fees and cooperation with reasonable and customary information and data requests by Moody’s and S&P in connection with their ratings process).

ARTICLE VI

NEGATIVE COVENANTS

From the Second Restatement Effective Date until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated or been cash collateralized or otherwise backstopped on terms satisfactory to the Issuing Banks and all LC Disbursements shall have been reimbursed, the Parent, any Intermediate Holdco and the Borrower covenant and agree with the Lenders that:

Section 6.01 Indebtedness. The Parent, any Intermediate Holdco and the Borrower will not create, incur, assume or permit to exist, and will not permit any Restricted Subsidiary to create, incur, assume or permit to exist, any Indebtedness, except:

(a) Indebtedness created under the Loan Documents;

(b) Indebtedness existing on the Second Restatement Effective Date (other than Indebtedness permitted by clause (a) above and clauses (g) and (n) below) set forth in Schedule 6.01, and Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (b);

(c) Indebtedness of (i) any Loan Party to any other Loan Party, (ii) any Restricted Subsidiary that is not a Loan Party to the Borrower or any other Restricted Subsidiary to the extent permitted by Section 6.05 and (iii) any Loan Party to any Restricted Subsidiary that is not a Loan Party; provided all such Indebtedness permitted under this sub-clause (iii) shall be subordinated to the Obligations of the issuer of such Indebtedness;

(d) Guarantees of Indebtedness of the Borrower or any other Restricted Subsidiary, all to the extent permitted by Section 6.05;

(e) (i) Finance Lease Obligations of the Borrower and its Restricted Subsidiaries and (ii) obligations secured by Liens permitted by Section 6.02(e);

(f) Indebtedness in respect of letters of credit (including trade letters of credit), bank guarantees or similar instruments issued or incurred in the ordinary course of business, including in respect of card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers, workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(g) (i) unsecured Indebtedness of the Parent and any Intermediate Holdco so long as (A) immediately prior to and after giving effect to the creation, incurrence or assumption of such Indebtedness, the Parent and the Borrower are in compliance with Section 6.09, (B) the scheduled maturity of any principal amount thereof shall not be earlier than the date which is 90 days after the Latest Maturity Date (determined as of the date such Indebtedness is incurred), or, in the case of Indebtedness under this clause (g) that refinances, refunds, renews, replaces or extends Indebtedness previously permitted by this clause (g), not earlier than the earlier of (I) final maturity date of the Indebtedness so refinanced, refunded, renewed, replaced or extended and (II) the date which is 90 days after the Latest Maturity Date (determined as of the date such Indebtedness is incurred) and (C) none of the Borrower or any of its Restricted Subsidiaries has made any Guarantee with respect to such Indebtedness and (ii) the Existing Convertible Holdco Notes;

(h) Indebtedness of Restricted Subsidiaries, including Restricted Subsidiaries that are not Guarantors; provided that Indebtedness shall be permitted to be incurred pursuant to this clause (h) only if at the time such Indebtedness is incurred the aggregate principal amount of Indebtedness outstanding pursuant to this clause (h) at such time (including such Indebtedness) would not exceed the greater of (i) $50,000,000 and (ii) 10% of Consolidated EBITDA for the most recently ended four full fiscal quarter period ending immediately prior to such date for which financial statements have been delivered pursuant to Sections 5.01(a) or (b) of this Agreement (or, prior to the initial delivery under this Agreement, Section 6.1 of the Amended and Restated Credit Agreement);

(i) Indebtedness of Foreign Subsidiaries; provided that Indebtedness shall be permitted to be incurred pursuant to this clause (i) only if at the time such Indebtedness is incurred the aggregate principal amount of Indebtedness outstanding pursuant to this clause (i) at such time (including such Indebtedness) would not exceed the greater of (i) $50,000,000 and (ii) 10% of Consolidated EBITDA for the most recently ended four full fiscal quarter period ending immediately prior to such date for which financial statements have been delivered pursuant to Sections 5.01(a) or (b) of this Agreement (or, prior to the initial delivery under this Agreement, Section 6.1 of the Amended and Restated Credit Agreement);

(j) Indebtedness in respect of bid, performance, surety, stay, customs, appeal or replevin bonds or performance and completion guarantees and similar obligations issued or incurred in the ordinary course of business, including guarantees or obligations of any Restricted Subsidiary with respect to letters of credit, bank guarantees or similar instruments supporting such obligation;

(k) Indebtedness in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under Section 7.01(k);

(l) [reserved];

(m) Indebtedness of any Person that is acquired by the Borrower or any of its Restricted Subsidiaries and becomes a Restricted Subsidiary or is merged with or into the Borrower or any of its Restricted Subsidiaries after the Second Restatement Effective Date and Indebtedness secured by an asset acquired by the Borrower or any of its Restricted Subsidiaries after the Second Restatement Effective Date and, in each case, refinancings, renewals, extensions, refundings and replacements thereof (provided that any such refinancing, renewal, extension, refunding or replacement shall not (i) increase the principal amount of such Indebtedness other than by the amount of any undrawn commitment existing prior to such refinancing, renewal, extension, refunding or replacement and any unpaid accrued interest and premium on such Indebtedness plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing, renewal, extension, refunding or replacement, (ii) shorten the maturity of any principal amount of such Indebtedness, (iii) change the obligor under such Indebtedness or (iv) expand the Property securing such Indebtedness); provided that (A) such original Indebtedness was in existence on the date such Person became a Restricted Subsidiary or merged with or into the Borrower or any of its Restricted Subsidiaries or on the date that such asset was acquired, as the case may be, (B) such original Indebtedness was not created in contemplation of such Person becoming a Restricted Subsidiary or merging with or into the Borrower or any of its Restricted Subsidiaries or such asset being acquired, as the case may be, (C) immediately after giving effect to the acquisition of such Person or asset by the Borrower or any of its Restricted Subsidiaries, as the case may be, no Default or Event of Default shall have occurred and be continuing and (D) after giving pro forma effect to such acquisition, the Consolidated Net Senior Secured Leverage Ratio shall not be greater than 2.50 to 1.0;

(n) (i) (A) Non-Recourse Debt of the Borrower or any Restricted Subsidiary secured by fee-owned real property of the Borrower or such Restricted Subsidiary and (B) upon transfer of any fee-owned property of the type described in the foregoing sub-clause (A) to an Unrestricted Subsidiary, Non-Recourse Debt of such Unrestricted Subsidiary secured by such property and (ii) Indebtedness in respect of Sale and Leaseback Transactions permitted by Section 6.11; provided that the principal amount of such Non-Recourse Debt pursuant to sub-clause (i)(A) of this clause (n) shall not exceed an amount equal to $125,000,000 at any time outstanding;

(o) Indebtedness in the form of (i) guarantees of loans and advances to officers, directors, consultants and employees, in an aggregate amount not to exceed $10,000,000 at any one time outstanding, and (ii) reimbursements owed to officers, directors, consultants and employees;

(p) Indebtedness consisting of obligations to make payments to current or former officers, directors and employees, their respective estates, spouses or former spouses with respect to the cancellation, or to finance the purchase or redemption, of Equity Interests of the Borrower or the Parent to the extent permitted by Section 6.04;

(q) Cash Management Obligations and other Indebtedness in respect of card obligations, netting services, overdraft protections and similar cash management arrangements, in each case in the ordinary course of business;

(r) Indebtedness consisting of (i) the financing of insurance premiums with the providers of such insurance or their affiliates or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(s) Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(t) Indebtedness of any Unrestricted Subsidiary consisting entirely of Non-Recourse Debt; provided that if any such Indebtedness ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Borrower that was not permitted by this Section 6.01(t);

(u) (x) Indebtedness of any of the Borrower and its Restricted Subsidiaries, which Indebtedness may be unsecured or secured on a junior basis to the Obligations, to the extent that (i) no Event of Default has occurred and is continuing or would arise after giving effect thereto and (ii) at the time of such incurrence, on a Pro Forma Basis (A) in the case of any such Indebtedness that is unsecured, the Consolidated Net Total Leverage Ratio, as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Sections 5.01(a) or (b) of this Agreement (or, prior to the initial delivery under this Agreement, Section 6.1 of the Amended and Restated Credit Agreement), would be no greater than 5.00 to 1.00 and (B) in the case of any such Indebtedness that is secured, the Consolidated Net Senior Secured Leverage Ratio, as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Sections 5.01(a) or (b) of this Agreement (or, prior to the initial delivery under this Agreement, Section 6.1 of the Amended and Restated Credit Agreement), would be no greater than 2.50 to 1.00 and (y) any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (u); provided that, in each case, (i) other than with respect to an amount equal to the Maturity Carveout Amount at the time such Indebtedness is incurred (x) the maturity date of such Indebtedness shall be no earlier than the then-latest maturity date of any Class of Term Loans outstanding on the Second Restatement Effective Date (or any later date required pursuant to any Additional Credit Extension Amendment entered into after the Second Restatement Effective Date that has previously become effective) and (y) the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than the longest then remaining Weighted Average Life to Maturity of any Class of Term Loans outstanding on the Second Restatement Effective Date (or any longer Weighted Average Life to Maturity required pursuant to any Additional Credit Extension Amendment entered into after the Second Restatement Effective Date that has previously become effective) and (ii) such Indebtedness shall not have terms and conditions (other than pricing, rate floors, discounts, fees, premiums, call protection and optional prepayment and redemption provisions) that are materially less favorable (when taken as a whole) to the Loan Parties than the terms and conditions of the Loan Documents (when taken as a whole), as determined in good faith by the Borrower (except for provisions applicable only to periods after the Latest Maturity Date at the time such Indebtedness is incurred); provided, further, that the requirements of clause (i) of the preceding proviso will be deemed satisfied with respect to an incurrence of Indebtedness in the form of a bridge or other interim credit facility that by its terms converts, subject only to customary conditions, into long-term indebtedness (notwithstanding the initial maturity, mandatory prepayment or other provisions thereof) that satisfies the requirements of clause (i) of the preceding proviso;

(v) other Indebtedness of the Borrower and its Restricted Subsidiaries; provided that Indebtedness shall be permitted to be incurred pursuant to this clause (v) only if at the time such Indebtedness is incurred the aggregate principal amount of Indebtedness outstanding pursuant to this clause (v) at such time (including such Indebtedness) would not exceed the greater of (x) $167,000,000 and (y) 33% of Consolidated EBITDA for the most recently ended four full fiscal quarter period ending immediately prior to such date for which financial statements have been delivered pursuant to Sections 5.01(a) or (b) of this Agreement (or, prior to the initial delivery under this Agreement, Section 6.1 of the Amended and Restated Credit Agreement);

(w) Indebtedness in respect of Investments permitted by Section 6.05;

(x) Incremental Equivalent Indebtedness and any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (x);

(y) Term Loan Refinancing Debt and any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (y);

(z) Indebtedness incurred by the Borrower or any Restricted Subsidiary with respect to Digital Projector Financing in an aggregate principal amount incurred not to exceed $100,000,000 at any time outstanding;

(aa) unsecured Indebtedness of the Borrower or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed $300,000,000 at any time outstanding incurred to finance a Permitted Acquisition; provided that (i) the maturity of any principal amount thereof shall not be earlier than the date which is 90 days after the Latest Maturity Date and (ii) at the time of such incurrence, the Consolidated Net Total Leverage Ratio on a Pro Forma Basis, as of the last day of the most recent fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Sections 5.01(a) or (b) of this Agreement (or, prior to the initial delivery under this Agreement, Section 6.1 of the Amended and Restated Credit Agreement), would be no greater than 5.25 to 1.00; and

(bb) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (aa) above.

Section 6.02 Liens. The Parent, any Intermediate Holdco and the Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any Property now owned or hereafter acquired by it, except:

(a) Permitted Encumbrances;

(b) Liens pursuant to any Loan Document;

(c) any Lien on any Property of the Borrower or any Restricted Subsidiary existing on the Second Restatement Effective Date (other than Liens permitted by clause (b) above and clause (y) below) set forth in Schedule 6.02, and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien shall not apply to any other Property of the Borrower or any Restricted Subsidiary other than (A) improvements and after-acquired Property that is affixed or incorporated into the Property covered by such Lien or financed by Indebtedness permitted under Section 6.01, and (B) proceeds and products thereof and (ii) such Lien shall secure only those obligations that it secures on the Second Restatement Effective Date (including undrawn commitments) and any Permitted Refinancing Indebtedness in respect thereof;

(d) any Lien existing on any Property prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any Property of any Person that becomes a Restricted Subsidiary after the Second Restatement Effective Date pursuant to a Permitted Acquisition prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other Property of the Borrower or any other Restricted Subsidiary (other than the proceeds or products thereof and other than improvements and after-acquired property that is affixed or incorporated into the Property covered by such Lien), (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be and Permitted Refinancing Indebtedness in respect thereof and (iv) Indebtedness secured thereby (or, as applicable, any modifications, replacements, renewals or extensions thereof) is permitted under Section 6.01;

(e) Liens securing Indebtedness incurred pursuant to Section 6.01(e) to finance the acquisition, construction or repair of fixed or capital assets or to refinance any such Indebtedness; provided that (i) such Liens shall be created no more than 270 days after the acquisition, construction or repair of such fixed or capital assets (other than in the case of a refinancing of any such Indebtedness), (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness (other than any improvements, proceeds, additions or accessions with respect thereto) and (iii) the amount of Indebtedness secured thereby is not increased (other than to the extent of undrawn commitments, accrued interest, fees, premium, if any and financing costs);

(f) rights of setoff and similar arrangements and Liens in respect of Cash Management Obligations and in favor of depository and securities intermediaries to secure obligations owed in respect of card obligations or any overdraft and related Liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds and fees and similar amounts related to bank accounts or securities accounts (including Liens securing letters of credit, bank guarantees or similar instruments supporting any of the foregoing);

(g) Liens on Equity Interests in and assets of a Restricted Subsidiary that is not a Loan Party securing Indebtedness of such Restricted Subsidiary pursuant to Section 6.01;

(h) Liens (i) on “earnest money” or similar deposits or other cash advances in connection with acquisitions permitted by Section 6.05 or (ii) consisting of an agreement to Dispose of any Property in a Disposition permitted under Section 6.11 including customary rights and restrictions contained in such agreements;

(i) leases, subleases, non-exclusive licenses or sublicenses granted to others in the ordinary course of business that do not (i) interfere in any material respect with the business of the Borrower or any Restricted Subsidiary or (ii) secure any Indebtedness;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(k) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, including Liens encumbering reasonable customary initial deposits and margin deposits;

(l) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business permitted by this Agreement;

(m) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.05;

(n) rights of setoff relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(o) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located and other Liens affecting the interest of any landlord (and any underlying landlord) of any real property leased by the Borrower or any Restricted Subsidiary;

(p) Liens on equipment owned by the Borrower or any Restricted Subsidiary and located on the premises of any supplier and used in the ordinary course of business and not securing Indebtedness;

(q) Liens not otherwise permitted by this Section 6.02; provided that a Lien shall be permitted to be incurred pursuant to this clause (q) only if at the time such Lien is incurred the aggregate principal amount of the obligations secured at such time (including such Lien) by Liens outstanding pursuant to this clause (q) would not exceed the greater of (x) $167,000,000 and (y) 33% of Consolidated EBITDA for the most recently ended four full fiscal quarter period ending immediately prior to such date for which financial statements have been delivered pursuant to Sections 5.01(a) or (b) of this Agreement (or, prior to the initial delivery under this Agreement, Section 6.1 of the Amended and Restated Credit Agreement); provided that, to the extent such Liens are on the Collateral, the holders of such Indebtedness, or a trustee or agent acting on their behalf, are parties to the Second Lien Intercreditor Agreement or the First Lien Intercreditor Agreement, as applicable;

(r) Liens on any Property of (i) any Loan Party in favor of any other Loan Party and (ii) any Restricted Subsidiary that is not a Loan Party in favor of the Borrower or any other Restricted Subsidiary;

(s) Liens on the Collateral securing Indebtedness of the Loan Parties permitted by Sections 6.01(u), (x) or (y) so long as the holders of such Indebtedness, or a trustee or agent acting on their behalf, are parties to the Second Lien Intercreditor Agreement or the First Lien Intercreditor Agreement, as applicable;

(t) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(u) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(v) Liens, pledges or deposits made in the ordinary course of business to secure liability to insurance carriers;

(w) Liens securing insurance premiums financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;

(x) Liens on fee-owned property of the Borrower and Restricted Subsidiaries securing Non-Recourse Debt or Sale and Leaseback Transactions permitted by Section 6.11;

(y) Liens in the nature of a right of first refusal, redemption rights or other restrictions on transfer in respect of the Equity Interests in Subsidiaries that are not wholly owned direct or indirect Subsidiaries of the Borrower or in Persons that are not Subsidiaries;

(z) rights of film distributors under film licensing contracts entered into by the Borrower or any of its Subsidiaries in the ordinary course of business on a basis customary in the movie exhibition industry;

(aa) any Lien, encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any Unrestricted Subsidiary, any joint venture or any interest acquired pursuant to a Permitted Business Investment;

(bb) Liens securing Indebtedness permitted by Section 6.01(z); provided that such Liens cover only the assets financed with such Indebtedness and accessions, additions and improvements thereto and proceeds thereof; and

(cc) Liens on Equity Interests in and assets of a Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary pursuant to Section 6.01(i).

Section 6.03 Fundamental Changes. The Parent, any Intermediate Holdco and the Borrower will not, and will not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time of any such merger, consolidation, liquidation or dissolution and immediately after giving effect thereto no Event of Default shall have occurred and be continuing:

(a) any Restricted Subsidiary may be merged or consolidated with or into any Person, and any Restricted Subsidiary may be liquidated or dissolved or change its legal form, in each case in order to consummate any Investment otherwise permitted by Section 6.05 or Disposition otherwise permitted by Section 6.11; provided that if the Borrower is a party to any such merger or consolidation transaction, the Borrower shall be the surviving Person in such merger or consolidation or such surviving Person shall assume all obligations of the Borrower under the Loan Documents pursuant to assumption documentation acceptable to the Administrative Agent;

(b) any Loan Party may merge or consolidate with any other Person in a transaction in which such Loan Party is the surviving Person in such merger or consolidation or such surviving Person assumes all obligations of such Loan Party under the Loan Documents pursuant to assumption documentation acceptable to the Administrative Agent;

(c) the Borrower may be consolidated with or merged into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Borrower, reincorporating the Borrower in another jurisdiction, or changing the legal form of the Borrower; provided that the Borrower remains organized in a jurisdiction under the laws of a State in the United States;

(d) any Restricted Subsidiary may merge into or consolidate with the Borrower or any other Restricted Subsidiary in a transaction in which the surviving Person is a Restricted Subsidiary (and, if any party to such merger or consolidation is a Loan Party, such surviving Person is a Loan Party or becomes a Loan Party pursuant to assumption documentation acceptable to the Administrative Agent); provided that if the Borrower is a party to any such merger or consolidation transaction, the Borrower shall be the surviving Person in such merger or consolidation or such surviving Person shall assume all obligations of the Borrower under the Loan Documents pursuant to assumption documentation acceptable to the Administrative Agent; and

(e) Specified Reorganizations may be consummated if, in each case, (i) each Intermediate Holdco shall be a wholly-owned Subsidiary of the Parent or another Intermediate Holdco, (ii) the Borrower shall be a wholly-owned Subsidiary of an Intermediate Holdco, (iii) each Intermediate Holdco shall become a party to the Guarantee and Collateral Agreement as a Guarantor and (iv) the Borrower, each Intermediate Holdco and the Administrative Agent shall have entered into an amendment to this Agreement that is satisfactory to the Administrative Agent in its reasonable discretion, amending clause (b) of the definition of the term “Change in Control,” Section 6.04 and such other provisions of this Agreement and the other Loan Documents as the Borrower and the Administrative Agent shall reasonably deem necessary to reflect the consummation of such Specified Reorganization (and such amendment shall not require the approval or signature of any other Lender or Agent);

provided that, with respect to the foregoing clauses (a) through (e), after giving effect to any such merger or consolidation (but subject to Section 5.09 hereof) (i) the Administrative Agent shall have a security interest in the Collateral for the benefit of the Secured Parties pursuant to the Collateral Documents that is perfected to at least the same extent as in effect immediately prior to such merger or consolidation and all actions reasonably requested by the Administrative Agent to maintain such perfected status have been or will promptly be taken (subject to the terms of the applicable Loan Documents) and (ii) the Obligations shall be Guaranteed pursuant to the Collateral Documents to at least the same extent as in effect immediately prior to such merger or consolidation and all actions reasonably requested by the Administrative Agent to maintain such Guarantees have been or will promptly be taken (subject to the terms of the applicable Loan Documents).

Section 6.04 Restricted Payments. The Parent, any Intermediate Holdco and the Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, except

(a) any Person may declare and pay dividends or other distributions with respect to its Equity Interests payable solely in additional shares of its Qualified Equity Interests or options to purchase Qualified Equity Interests;

(b) Restricted Subsidiaries may declare and make Restricted Payments ratably with respect to their Equity Interests;

(c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for present or former officers, directors, consultants and employees of the Borrower and its Restricted Subsidiaries (including, for the avoidance of doubt, Restricted Payments to the Parent (or to one or more Intermediate Holdcos, which may make Restricted Payments to other Intermediate Holdcos and to the Parent), to permit the Parent to purchase, and the Parent may purchase, the Parent’s common stock or common stock options from present or former officers, directors, consultants and employees (and their heirs, estates and assigns) of the Parent, the Borrower or any Subsidiary upon the death, disability or termination of employment of such individual) in an amount not to exceed the greater of (x) $25,000,000 and (y) 5% of Consolidated EBITDA for the most recently ended four full fiscal quarter period ending immediately prior to such date for which financial statements have been delivered pursuant to Sections 5.01(a) or (b) of this Agreement (or, prior to the initial delivery under this Agreement, Section 6.1 of the Amended and Restated Credit Agreement) in any fiscal year;

(d) the Parent, Intermediate Holdcos, the Borrower and its Restricted Subsidiary may declare and make Restricted Payments in an amount not to exceed, when combined with prepayment of Indebtedness pursuant to Section 6.06(a)(v), the greater of (x) $87,500,000 and (y) 17.5% of Consolidated EBITDA for the most recently ended four full fiscal quarter period ending immediately prior to such date for which financial statements have been delivered pursuant to Sections 5.01(a) or (b) of this Agreement (or, prior to the initial delivery under this Agreement, Section 6.1 of the Amended and Restated Credit Agreement) in any fiscal year (with any unused amount of such base amount available for use in the next succeeding fiscal year);

(e) to the extent constituting Restricted Payments, the Parent, any Intermediate Holdco, the Borrower and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 6.07 (other than Section 6.07(a));

(f) repurchases of Equity Interests in the Parent, any Intermediate Holdco, the Borrower or any Restricted Subsidiary deemed to occur upon (i) exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or (ii) the exercise of stock options, warrants or other equity based awards or the vesting or issuance of shares of restricted stock or other Equity Interests to the extent such Equity Interests represent a portion of the tax liability of the holder thereof with respect thereto;

(g) so long as no Event of Default has occurred and is continuing or would arise after giving effect thereto, the Parent, any Intermediate Holdco, or the Borrower may make other Restricted Payments in an aggregate amount not to exceed the Available Amount; provided that Restricted Payments permitted under this clause (g) may only be made to the extent that at the time of such payment or the declaration thereof, the Consolidated Net Total Leverage Ratio on a Pro Forma Basis, as of the last day of the most recent fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Sections 5.01(a) or (b) of this Agreement (or, prior to the initial delivery under this Agreement, Section 6.1 of the Amended and Restated Credit Agreement), would be no greater than 5.00 to 1.00;

(h) the Parent, any Intermediate Holdco, the Borrower or any Restricted Subsidiary may make unlimited Restricted Payments under this clause (h) to the extent that (A) at the time of such payment or the declaration thereof, on a Pro Forma Basis the Consolidated Net Total Leverage Ratio as of the last day of the most recent fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Sections 5.01(a) or (b) of this Agreement (or, prior to the initial delivery under this Agreement, Section 6.1 of the Amended and Restated Credit Agreement) does not exceed 2.75 to 1.00 and (B) no Event of Default has occurred and is continuing or would arise after giving effect thereto;

(i) the payment of cash in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exercisable for Qualified Equity Interests, including Designated Preferred Stock;

(j) the declaration and payments of dividends on Disqualified Equity Interests permitted to be issued pursuant to Section 6.01;

(k) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Equity Interests) issued after the Second Restatement Effective Date in an aggregate amount not to exceed the net cash proceeds of such Designated Preferred Stock received by the Parent (other than from the Borrower or a Restricted Subsidiary);

(l) the Borrower may make Restricted Payments to the Parent (or to one or more Intermediate Holdcos, which may make Restricted Payments to other Intermediate Holdcos and to the Parent), to permit Parent to pay, and the Parent may pay (i) any taxes which are due and payable by the Parent, the Borrower and their Subsidiaries as part of a consolidated group (including, without limitation, franchise taxes and expenses required to maintain corporate existence), (ii) customary salary, bonus and other benefits payable to officers, directors and employees of Parent, the Borrower and their Subsidiaries to the extent such salaries, bonuses and other benefits are directly or indirectly attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries, including the Borrower’s proportionate share of such amounts relating to Parent being a public company, including directors’ fees, (iii) general corporate operating and overhead costs and expenses of Parent to the extent such costs and expenses are directly or indirectly attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries, including the Borrower’s proportionate share of the expenses relating to Parent being a public company, (iv) principal, interest and other amounts due in connection with Indebtedness permitted under Section 6.01 and (v) reasonable fees and expenses other than to Affiliates of the Borrower related to any unsuccessful equity or debt offering of Parent;

(m) the Borrower or any Restricted Subsidiary may make Restricted Payments to any other Person to repurchase minority interests in any joint venture, partnership or other entity which is a Subsidiary of the Borrower;

(n) the Parent, any Intermediate Holdco, the Borrower or any Restricted Subsidiary may purchase, redeem, retire or otherwise acquire its Equity Interests with the proceeds of a substantially contemporaneous issuance of new shares of its common stock or preferred stock that is not redeemable at the option of the holder thereof and not mandatorily redeemable in any circumstance until after the date which is 90 days after the Latest Maturity Date;

(o) the payment of dividends and distributions within sixty-five days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with any other provision of this Section 6.04;

(p) the Borrower and its Subsidiaries may, upon the sale of any Subsidiary of the Borrower or any assets of such Subsidiary, make distribution of the proceeds of such sale to any holders of minority equity interests in such Subsidiary as required by the partnership agreement, joint venture agreement or other analogous agreement of such Subsidiary, as the case may be; provided that such sale is permitted under Section 6.11;

(q) any Subsidiary of the Borrower that is not 100% owned, directly or indirectly, by the Borrower may make distributions to its equity holders as required by its respective partnership agreement, joint venture agreement or other analogous agreement of such Subsidiary; provided that the aggregate amounts distributed pursuant to this clause (q) to Persons other than the Borrower and its Subsidiaries shall not exceed $15,000,000 in any fiscal year;

(r) to the extent constituting Restricted Payments, payments on account of the purchase, redemption, retirement, acquisition, cancellation, termination, payment, prepayment, defeasance, settlement, conversion, exchange or other satisfaction of the Existing Convertible Holdco Notes or any Convertible Debt Securities issued as an amendment, modification, refinancing, refunding, renewal, replacement, extension or conversion of or in exchange for, in whole or in part, the Existing Convertible Holdco Notes or any such other Convertible Debt Securities;

(s) the Parent, any Intermediate Holdco, the Borrower and each Subsidiary may pay withholding or similar taxes payable by any future, present or former employee, director or officer (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) in connection with any repurchases of Equity Interests or the exercise of stock options;

(t) the declaration of any Restricted Payment permitted to be paid under this Section 6.04, other than Restricted Payments permitted to be paid under Section 6.04(o);

(u) any Intermediate Holdco, the Borrower or any Restricted Subsidiary may declare and make a Restricted Payment to its parent company in order to fund a Restricted Payment by such parent company that is permitted under this Section 6.04; and

(v) the Borrower may make Restricted Payments to the Parent (or to one or more Intermediate Holdcos, which may make Restricted Payments to other Intermediate Holdcos and to the Parent), to permit Parent to pay, and the Parent may declare and pay, quarterly cash dividends in respect of its Equity Interests in an aggregate principal amount not to exceed $100,000,000 per fiscal year of the Parent; provided that Restricted Payments permitted under this clause (v) may only be made to the extent that, at the time of declaration of such dividends, the Consolidated Net Total Leverage Ratio on a Pro Forma Basis, as of the last day of the most recent fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Sections 5.01(a) or (b) of this Agreement (or, prior to the initial delivery under this Agreement, Section 6.1 of the Amended and Restated Credit Agreement), would be no greater than 3.50 to 1.00.

Section 6.05 Investments. The Parent, any Intermediate Holdco and the Borrower will not, and will not allow any of its Restricted Subsidiaries to make any Investments, except:

(a) Investments in cash and Cash Equivalents;

(b) loans or advances to officers, directors, consultants and employees of the Parent, any Intermediate Holdco, the Borrower and the Restricted Subsidiaries for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, in an aggregate principal amount outstanding not to exceed $10,000,000;

(c) Investments by (i) any Person in any Loan Party and (ii) any Restricted Subsidiary that is not a Loan Party in any Restricted Subsidiary that is not a Loan Party;

(d) (i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and (ii) Investments (including debt obligations and Equity Interests) received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business or received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(e) Investments resulting from the receipt of promissory notes and other non-cash consideration in connection with any Disposition permitted by Section 6.11 (other than Section 6.11(e)) or Restricted Payments permitted by Section 6.04;

(f) (i) Investments existing on the Second Restatement Effective Date in any Restricted Subsidiary that is not a Loan Party and (ii) Investments existing on the Second Restatement Effective Date and set forth on Schedule 6.05(f), and, in each case, any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 6.05;

(g) Investments in Swap Agreements;

(h) Permitted Acquisitions;

(i) Investments in the ordinary course of business in prepaid expenses, negotiable instruments held for collection and lease, utility and worker’s compensation, performance and other similar deposits provided to third parties;

(j) Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(k) Investments in the ordinary course of business consisting of the licensing or contribution of Intellectual Property pursuant to development, marketing or manufacturing agreements or arrangements or similar agreements or arrangements with other Persons;

(l) any Investment; provided that (A) no Event of Default shall have occurred and be continuing or would result therefrom and (B) the amount of such Investment (valued at cost) does not exceed the Available Amount at the time such Investment is made; provided, further, that (I) transfers by the Borrower or the Restricted Subsidiaries to any Unrestricted Subsidiary of fee-owned property in connection with the incurrence by such Unrestricted Subsidiary of Non-Recourse Debt secured by such fee-owned property, as contemplated by Section 6.01(n)(i)(B) and (II) Investments in Unrestricted Subsidiaries and CFC Holdcos consisting of the Equity Interests of an Unrestricted Subsidiary or a CFC Holdco, in each case, shall not constitute Investments for purposes of determining the Available Amount;

(m) advances of payroll payments, fees or other compensation to officers, directors, consultants or employees, in the ordinary course of business;

(n) Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of the Parent, any Intermediate Holdco or the Borrower;

(o) Investments held by a Restricted Subsidiary acquired (including by means of a division) (or designated as such) after the Second Restatement Effective Date or of a Person merged into the Borrower or merged or consolidated with a Restricted Subsidiary in accordance with Section 6.03 after the Second Restatement Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, division or consolidation and were in existence on the date of such acquisition, merger, division or consolidation;

(p) lease, utility and other similar deposits in the ordinary course of business;

(q) Investments resulting from the creation of a Lien permitted under Section 6.02 and Investments resulting from Dispositions permitted under Section 6.03(b), Restricted Payments permitted under Section 6.04 and payments in respect of Indebtedness not prohibited by Section 6.06;

(r) any Investment; provided that an Investment shall be permitted to be made pursuant to this clause (r) only if at the time such Investment is made the aggregate amount of Investments outstanding at such time (including such Investment) pursuant to this clause (r) (valued at cost and net of any return representing a return of capital in respect of any such Investment) would not exceed the greater of (1) $125,000,000 and (2) 25% of Consolidated EBITDA for the most recently ended four full fiscal quarter period ending immediately prior to such date for which financial statements have been delivered pursuant to Sections 5.01(a) or (b) of this Agreement (or, prior to the initial delivery under this Agreement, Section 6.1 of the Amended and Restated Credit Agreement);

(s) the Parent, any Intermediate Holdco, the Borrower or any Restricted Subsidiary may make unlimited Investments under this clause (s) if at the time such Investment is made (A) on a Pro Forma Basis the Consolidated Net Total Leverage Ratio as of the last day of the most recent fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Sections 5.01(a) or 5.01(b) of this Agreement (or, prior to the initial delivery under this Agreement, Section 6.1 of the Amended and Restated Credit Agreement) would not exceed 3.00 to 1.00 and (B) no Event of Default has occurred and is continuing or would arise after giving effect thereto;

(t) equity interests acquired by the Parent, any Intermediate Holdco, the Borrower or any Restricted Subsidiary in a Person engaged in the indoor motion picture exhibition business if (i) such Person’s theaters are managed by the Borrower or such Restricted Subsidiary, (ii) such equity interest is acquired solely in exchange for services rendered in connection with the management of such Person’s theaters, (iii) the board of directors of the Borrower determines that such acquisition is in the best interests of the Borrower and (iv) promptly after the acquisition of such equity interests, such equity interests are pledged to the Administrative Agent for the benefit of the Secured Parties to the extent required by Section 5.09;

(u) Investments by the Parent, any Intermediate Holdco, the Borrower or any of its Restricted Subsidiaries consisting of refundable construction advances made with respect to the construction of motion picture exhibition theatres in the ordinary course of business;

(v) Investments by the Parent, any Intermediate Holdco, the Borrower or any of its Restricted Subsidiaries consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements; and

(w) Investments by the Parent, any Intermediate Holdco, the Borrower or any of its Restricted Subsidiaries in joint ventures if at the time such Investment is made on a Pro Forma Basis the Consolidated Net Total Leverage Ratio as of the last day of the most recent fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Sections 5.01(a) or 5.01(b) of this Agreement (or, prior to the initial delivery under this Agreement, Section 6.1 of the Amended and Restated Credit Agreement) would not exceed 5.00 to 1.00.

Section 6.06 Prepayments, Etc. of Indebtedness.

(a) The Parent, any Intermediate Holdco and the Borrower will not, and will not permit any of its Restricted Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest shall be permitted) any Junior Financing or make any payment in violation of any subordination terms of any Junior Financing, except (i) prepayments, redemptions, purchases, defeasances or other satisfactions of Junior Financing initially incurred by an Acquired Entity or Business, as part of the transactions consummated in connection with the acquisition of such entity or business or with the Net Cash Proceeds of any Permitted Refinancing Indebtedness in respect of such Junior Financing, (ii) prepayments, redemptions, purchases, defeasances or other satisfactions of Junior Financing with the Net Cash Proceeds of any Permitted Refinancing Indebtedness in respect of such Junior Financing, (iii) prepayments, redemptions, purchases, defeasances or other satisfactions of Junior Financing in anticipation of a sinking fund obligation, principal installment or final maturity, in each case, within one year of the due date of such sinking fund obligation, principal installment or final maturity, (iv) payments upon the conversion of any Junior Financing to cash or Equity Interests (other than Disqualified Equity Interests) of the Borrower, (v) if no Event of Default has occurred and is continuing or would arise after giving effect thereto, prepayments, redemptions, purchases, defeasances and other satisfactions of any Junior Financing in an aggregate amount not to exceed the Available Amount; provided that in the case of this clause (iii), at the time of such payment, the Consolidated Net Total Leverage Ratio on a Pro Forma Basis, as of the last day of the most recent fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Sections 5.01(a) or (b) of this Agreement (or, prior to the initial delivery under this Agreement, Section 6.1 of the Amended and Restated Credit Agreement), would be no greater than 5.00 to 1.00, (vi) prepayments, redemptions, purchases, defeasances and other satisfactions of any Junior Financing if at the time of such payment, (A) on a Pro Forma Basis the Consolidated Net Total Leverage Ratio as of the last day of the most recent fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Sections 5.01(a) or (b) of this Agreement (or, prior to the initial delivery under this Agreement, Section 6.1 of the Amended and Restated Credit Agreement) would not exceed 2.75 to 1.00 and (B) no Event of Default has occurred and is continuing or would arise after giving effect thereto and (vii) prepayments, redemptions, purchases, defeasances or other satisfactions of any Junior Financing, when combined with the amount of Restricted Payments made pursuant to Section 6.04(d), in an amount not to exceed the greater of (x) $87,500,000 and (y) 17.5% of Consolidated EBITDA for the most recently ended four full fiscal quarter period ending immediately prior to such date for which financial statements have been delivered pursuant to Sections 5.01(a) or (b) of this Agreement (or, prior to the initial delivery under this Agreement, Section 6.1 of the Amended and Restated Credit Agreement) in any fiscal year.

(b) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing.

Section 6.07 Transactions with Affiliates. The Parent, any Intermediate Holdco and the Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any Property to, or purchase, lease or otherwise acquire any Property from, or otherwise engage in any other transactions involving aggregate consideration in excess of $25,000,000 with, any of its Affiliates (each, an “Affiliate Transaction”), except (a) at prices and on terms and conditions substantially as favorable to the Parent, any Intermediate Holdco, the Borrower or such Restricted Subsidiary (in the good faith determination of the Borrower) as could reasonably be obtained on an arm’s-length basis from unrelated third parties; provided that with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50,000,000, the Borrower shall deliver to the Administrative Agent a resolution of the board of directors of the Parent and the Borrower set forth in an officer’s certificate certifying that such Affiliate Transaction complies with this Section 6.07 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors of the Parent and the Borrower, (b) transactions between or among the Parent, any Intermediate Holdco, the Borrower and its Restricted Subsidiaries and any entity that becomes a Restricted Subsidiary as a result of such transaction not involving any other Affiliate of the Borrower (other than any Restricted Subsidiary), (c) the payment of customary compensation and benefits and reimbursements of out-of-pocket costs to, and the provision of indemnity on behalf of, directors, officers, consultants, employees and members of the Boards of Directors of the Parent, any Intermediate Holdco, the Borrower or such Restricted Subsidiary, (d) loans and advances to officers, directors, consultants and employees in the ordinary course of business, (e) Restricted Payments and other payments permitted under Sections 6.04 or 6.06, (f) employment, incentive, benefit, consulting and severance arrangements entered into in the ordinary course of business with officers, directors, consultants and employees of the Parent, any Intermediate Holdco, the Borrower or its Restricted Subsidiaries, (g) the transactions pursuant to the agreements set forth in Schedule 6.07 or any amendment thereto to the extent such an amendment, taken as a whole, is not adverse to the Lenders in any material respect (as determined in good faith by the Borrower), (h) the Transactions and the payment of fees and expenses related to the Transactions, (i) the issuance of Qualified Equity Interests of the Parent, any Intermediate Holdco or the Borrower and the granting of registration or other customary rights in connection therewith, (j) the existence of, and the performance by the Parent, any Intermediate Holdco, the Borrower or any

Restricted Subsidiary of its obligations under the terms of, any limited liability company agreement, limited partnership or other organizational document or security holders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Second Restatement Effective Date and which is set forth on Schedule 6.07, and similar agreements that it may enter into thereafter; provided that the existence of, or the performance by the Parent, any Intermediate Holdco, the Borrower or any Restricted Subsidiary of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the Second Restatement Effective Date shall only be permitted by this Section 6.07(j) to the extent not more adverse to the interest of the Lenders in any material respect when taken as a whole (in the good faith determination of the Borrower) than any of such documents and agreements as in effect on the Second Restatement Effective Date, (k) transactions with landlords, customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and not otherwise prohibited by this Agreement and (l) the provision of services to directors or officers of the Parent, any Intermediate Holdco, the Borrower or any of its Restricted Subsidiaries of the nature provided by the Parent, any Intermediate Holdco, the Borrower or any of its Restricted Subsidiaries to customers in the ordinary course of business.

Section 6.08 Changes in Fiscal Year. The Borrower will cause its fiscal year to end on December 31 of each calendar year; provided that the Borrower may upon written notice to the Administrative Agent cause its fiscal year to end on another date with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 6.09 Financial Covenant. Unless the Required Revolving Lenders shall otherwise consent in writing, at any time that any Revolving Loans are outstanding, permit the Consolidated Net Senior Secured Leverage Ratio for any period of four consecutive fiscal quarters ending on the last day of any fiscal quarter to exceed 3.50 to 1.0.

Section 6.10 Burdensome Agreements. The Parent, any Intermediate Holdco and the Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into or permit to exist any Contractual Obligation that limits the ability of (a) any Restricted Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor or (b) the Borrower or any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Obligations or under the Loan Documents; provided that the foregoing shall not apply to Contractual Obligations which (i) (A) exist on the Second Restatement Effective Date and (to the extent not otherwise permitted by this Section 6.10) are listed in Schedule 6.10 and (B) to the extent Contractual Obligations permitted by clause (A) is set forth in an agreement evidencing Indebtedness, such Contractual Obligations may be set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of the restrictions described in clause (A) that are contained in such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary, (iii) represent Indebtedness of a Restricted Subsidiary which is not a Loan Party which is permitted by Section 6.01, (iv) arise in connection with any Disposition permitted by Section 6.11, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.05 and applicable solely to such joint venture, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 6.01 but solely to the extent any negative pledge relates to the property financed by or secured by such Indebtedness (and excluding in any event any Indebtedness constituting any Junior Financing) or that expressly permits Liens for the benefit of the Administrative Agent and the Lenders with respect to the credit facilities established hereunder and the Obligations under the Loan Documents on a senior basis without the requirement that such holders of such Indebtedness be secured by such Liens on an equal and ratable, or junior, basis, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions may relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 6.01(e) to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (ix) are customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business, (x) arise in connection with cash or other deposits permitted under Section 6.02 or are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, and (xi) are restrictions in any one or more agreements governing Indebtedness entered into after the Second Restatement Effective Date that contain encumbrances and other restrictions that are, taken as a whole, in the good faith judgment of the Borrower, not materially more restrictive with respect to the Parent, any Intermediate Holdco, the Borrower or any Restricted Subsidiary than those encumbrances and other restrictions that are in effect on the Second Restatement Effective Date pursuant to agreements and instruments in effect on the Second Restatement Effective Date or, if applicable, on the date on which such Restricted Subsidiary became a Restricted Subsidiary pursuant to agreements and instruments in effect on such date.

Section 6.11 Dispositions. The Parent, any Intermediate Holdco and the Borrower will not, and will not permit any Restricted Subsidiary to, make any Disposition, except:

(a) Dispositions of obsolete or worn out Property and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and the Restricted Subsidiaries, in each case, in the ordinary course of business;

(b) Dispositions of inventory and immaterial assets in the ordinary course of business;

(c) Dispositions of Property to the extent that (i) such Property is exchanged for credit against the purchase price of similar replacement Property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement Property;

(d) Dispositions of Property (i) to the Borrower or to a Restricted Subsidiary; provided that if the transferor of such Property is a Loan Party, the transferee thereof must be a Loan Party, (ii) to the extent such transaction constitutes an Investment permitted under Section 6.05 and (iii) consisting of Equity Interests of non-Loan Parties to other non-Loan Parties;

(e) Dispositions permitted by Sections 6.03, 6.04 and 6.05 and Liens permitted by Section 6.02;

(f) Dispositions of cash and Cash Equivalents;

(g) Dispositions of accounts receivable in connection with the collection or compromise thereof;

(h) leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries;

(i) transfers of Property to the extent subject to Casualty Events;

(j) Dispositions of Investments in, and issuances of any Equity Interests in, joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(k) any Disposition of Property; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such Disposition, (ii) at the time of any such Disposition, on a Pro Forma Basis after giving effect to such Disposition (including the application of the net cash proceeds thereof), the Borrower would be in compliance with Section 6.09 as of the last day of the most recent fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Sections 5.01(a) or (b) of this Agreement (or, prior to the initial delivery under this Agreement, Section 6.1 of the Amended and Restated Credit Agreement) and (iii) except in the case of a Permitted Asset Swap, with respect to any Disposition pursuant to this clause (k), the Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (iii), each of the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted

Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 270 days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary from such transferee having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of the greater of (1) $25,000,000 and (2) 5% of Consolidated EBITDA for the most recently ended four full fiscal quarter period ending immediately prior to such date for which financial statements have been delivered pursuant to Sections 5.01(a) or (b) of this Agreement (or, prior to the initial delivery under this Agreement, Section 6.1 of the Amended and Restated Credit Agreement), with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash consideration;

(l) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;

(m) Dispositions of Property set forth on Schedule 6.11;

(n) Dispositions of Property pursuant to contracts between the Borrower and the U.S. Department of Justice or the Federal Trade Commission related to any Permitted Acquisition;

(o) the Disposition of (i) the Borrower’s or any Restricted Subsidiary’s minority interest in Persons that are not Subsidiaries, (ii) any Unrestricted Subsidiary, (iii) any joint venture or (iv) any interest acquired pursuant to a Permitted Business Investment, and, in each case under this Section 6.11(o), the subsequent Disposition of any consideration received pursuant to such Disposition;

(p) [reserved]; and

(q) any Sale and Leaseback Transaction; provided that the aggregate fair market value of all real property Disposed of pursuant to such Sale and Leaseback Transactions shall not exceed $300,000,000 during the term of this Agreement;

provided that, except in the case of Dispositions generating consideration up to an aggregate amount not to exceed $10,000,000, any such Disposition of any Property to the extent classified pursuant to Section 6.11(k) shall be for no less than the fair market value of such Property at the time of such Disposition in the good faith determination of the Borrower.

Section 6.12 Lines of Business. Engage in any business other than Permitted Businesses, except to such extent as would not be material to the Borrower and its Subsidiaries taken as a whole.

Section 6.13 Amendments to Organizational Documents. The Borrower shall not amend or otherwise modify any of its organizational documents in a manner that would be materially adverse to the Lenders.

Section 6.14 Limitations on Activities of the Parent and Intermediate Holdcos. In the case of the Parent and any Intermediate Holdcos, notwithstanding anything to the contrary in this Agreement or any other Loan Document:

(a) conduct, transact or otherwise engage in any material business operations other than those incidental to

(i) issuances and sales of its Convertible Debt Securities and Equity Interests;

(ii) ownership of Equity Interests in the Borrower or one or more Intermediate Holdcos;

(iii) Indebtedness permitted under Section 6.01;

(iv) the ownership of intercompany Indebtedness permitted under Section 6.01;

(v) transactions permitted under Section 6.07;

(vi) the rights and obligations hereunder and under the other Loan Documents; and

(vii) activities permitted under clauses (b) and (c) of this Section 6.14;

(b) incur, create, assume or suffer to exist any Indebtedness or other material liabilities or financial obligations, except

(i) nonconsensual liabilities and obligations imposed by operation of law;

(ii) pursuant to the Loan Documents to which it is a party;

(iii) liabilities and obligations with respect to its Convertible Debt Securities and Equity Interests, including dividends, redemptions and repurchases related thereto;

(iv) Indebtedness permitted under Section 6.01;

(v) Taxes;

(vi) customary parent company expenses;

(vii) liabilities and obligations arising out of Restricted Payments permitted under Section 6.04;

(viii) transactions permitted under Section 6.07; and

(ix) liabilities and obligations arising out of activities permitted under clauses (a) and (c) of this Section 6.14; or

(c) own or lease any material Property other than

(i) Equity Interests in the Borrower or one or more Intermediate Holdcos;

(ii) intercompany Indebtedness permitted under Section 6.01; and

(iii) cash and Cash Equivalents.

Section 6.15 Maintenance of Unencumbered Material Real Property. Permit the aggregate Value of the Unencumbered Material Real Properties to be less than 125% of the Assumed Loan Amount.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01 Events of Default. If any of the following events (each an “Event of Default”) shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement (unless financed with a Borrowing as contemplated by Section 2.05(c)) when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 7.01(a)) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party in this Agreement or any other Loan Document, or in any certificate, or other document required to be delivered in connection with this Agreement or any other Loan Document, shall prove to have been incorrect in any material respect when made or deemed made;

(d) Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Article VI, Section 2.10(b)(vii), Section 5.02(a), Section 5.03(i) (solely with respect to the legal existence of the Borrower) or Section 5.08; provided that any failure to comply with Section 6.09 shall not constitute an Event of Default with respect to any Term Loans unless and until the Required Revolving Lenders have terminated Commitments and/or accelerated Loans as a result thereof;

(e) any Loan Party, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Sections 7.01(a), (b) or (d)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty days after written notice thereof from the Administrative Agent to the Borrower;

(f) (i) the Parent, any Intermediate Holdco, the Borrower or any Restricted Subsidiary shall fail to make any payment of principal or interest (regardless of amount) in respect of any Material Indebtedness (other than any Swap Agreement), when and as the same shall become due and payable, or if a grace period shall be applicable to such payment under the agreement or instrument under which such Indebtedness was created, beyond such applicable grace period or (ii) the occurrence under any Swap Agreement of an “early termination date” (or equivalent event) of such Swap Agreement resulting from any event of default or “termination event” under such Swap Agreement as to which the Borrower or any Restricted Subsidiary is the “defaulting party” or “affected party” (or equivalent term) and, in either event, the termination value with respect to any such Swap Agreement owed by the Borrower or any Restricted Subsidiary as a result thereof is greater than $25,000,000 and the Parent, any Intermediate Holdco, the Borrower or any Restricted Subsidiary fails to pay such termination value when due after applicable grace periods;

(g) the Parent, any Intermediate Holdco, the Borrower or any Restricted Subsidiary shall default in the performance of any obligation in respect of any Material Indebtedness, in each case, that results in such Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both, but after giving effect to any applicable grace period) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (other than solely in Qualified Equity Interests); provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or as a result of a casualty event affecting such property or assets, (ii) Indebtedness of an Acquired Entity or Business that becomes due as a result of the related Permitted Acquisition if such Indebtedness is discharged in full in connection with the consummation of such Permitted Acquisition, (iii) any default that is validly waived by the holders of the relevant Material Indebtedness prior to any termination of Commitments or acceleration of Loans as provided below in this Section 7.01 or (iv) any redemption, repurchase, conversion or settlement with respect to any Convertible Debt Security pursuant to its terms unless such redemption, repurchase, conversion or settlement results from an event of default thereunder;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent, any Intermediate Holdco, the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, any Intermediate Holdco, the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for sixty days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Parent, any Intermediate Holdco, the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of any proceeding or petition described in Section 7.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, any Intermediate Holdco, the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing;

(j) the Parent, any Intermediate Holdco, the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) shall become generally unable, admit in writing its inability generally or fail generally to pay its debts as they become due;

(k) one or more final, non-appealable judgments for the payment of money in an aggregate amount in excess of $25,000,000 (to the extent due and payable and not covered by insurance as to which the relevant insurance company has not denied coverage) shall be rendered against the Parent, any Intermediate Holdco, the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain unpaid or undischarged for a period of thirty consecutive days during which execution shall not be paid, bonded or effectively stayed;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could, in the sole judgment of the Required Lenders, reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) at any time, any Lien purported to be created by any Collateral Document, for any reason other than (i) as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.03 or 6.11) or the satisfaction in full of all the Obligations or (ii)(A) the Administrative Agent no longer having possession of any stock certificates, promissory notes or other instruments actually delivered to it representing Collateral pledged under the Collateral Documents or (B) a Uniform Commercial Code filing having lapsed because a Uniform Commercial Code continuation statement was not filed in a timely manner (provided that in the case of each of sub-clauses (A) and (B) the Loan Parties shall have taken such remedial action as the Administrative Agent may reasonably request), ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Collateral Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Collateral Document (other than as a result of repayment in full of the Obligations and termination of the Commitments), or purports in writing to revoke or rescind any Collateral Document, in each case with respect to a material portion of the Collateral purported to be covered by the Collateral Documents, then, and in every such event (other than an event with respect to the Borrower described in Sections 7.01(h) or (i)), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders (or, in the case of an Event of Default under Section 7.01(d) in respect of a failure to comply with Section 6.09 that has not become an Event of Default with respect to Term Loans, at the request of the Required Revolving Lenders (but such actions taken by the Administrative Agent shall not apply to Term Loans)) shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) require the Borrower to Cash Collateralize 103% of the outstanding LC Exposure; and in case of any event with respect to the Borrower described Sections 7.01(h) or (i), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and the Borrower shall Cash Collateralize 103% of the outstanding LC Exposure.

Section 7.02 Borrower’s Right to Cure. (a) Notwithstanding anything to the contrary contained in Section 7.01, in the event of any Event of Default under the covenant set forth in Section 6.09 and until the expiration of the tenth day after the date on which financial statements are required to be delivered with respect to the applicable fiscal quarter hereunder, the Parent may engage in any Permitted Equity Issuance to the Permitted Investors and apply the amount of the Net Cash Proceeds thereof to increase Consolidated EBITDA with respect to such applicable quarter; provided that such Net Cash Proceeds applied to the cure right in this Section 7.02 (i) are actually received by the Borrower and contributed to the common equity of the Borrower (including through capital contribution of such Net Cash Proceeds directly or indirectly by the Parent to the Borrower) no later than ten days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder, (ii) do not increase the Available Amount or any other item specified in this Agreement as being increased by the amount of any contributed equity, (iii) are not deducted from Consolidated Senior Secured Debt in the determination of the Consolidated Net Senior Secured Leverage Ratio and (iv) do not exceed the aggregate amount necessary to cure such Event of Default under Section 6.09 for any applicable period. The parties hereby acknowledge that this Section 7.02 may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 6.09 and shall not result in any adjustment to any amounts other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence. The cure right set forth in this Section 7.02 shall not be exercised more than five times during the term of this Agreement.

(b) Notwithstanding the provisions of Section 7.02(a), (x) in each period of four fiscal quarters, there shall be at least one fiscal quarter in which no cure set forth in Section 7.02(a) is made and (y) in each period of eight fiscal quarters, there shall be at least four consecutive fiscal quarters in which no cure set forth in Section 7.02(a) is made.

ARTICLE VIII

AGENCY

(a) Appointment and Authorization of Agents. Each Lender hereby irrevocably appoints Barclays Bank PLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents and the Lenders (including the Issuing Banks), and the Borrower shall not have rights as a third-party beneficiary of any of such provisions (in each case, except to the extent otherwise set forth herein). It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Each Issuing Bank shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (a) provided to the Agents in this Article VIII with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article VIII and the definition of “Agent-Related Person” included such Issuing Bank with respect to such acts or omissions, and (b) as additionally provided herein with respect to each Issuing Bank.

(b) Rights as a Lender. Any Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent hereunder, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as such Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

(c) Exculpatory Provisions.

(i) No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, no Agent shall: (i) be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) have any duty to take any discretionary action or exercise any discretionary powers, except (in the case of the Administrative Agent) discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law and (iii) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity.

(ii) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VIII and Section 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default unless and until the Administrative Agent shall have received written notice from a Lender, an Issuing Bank or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default”.

(iii) No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than (in the case of the Administrative Agent) to confirm receipt of items expressly required to be delivered to it.

(iv) Any assignor of a Loan or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant Assignment and Assumption or participation agreement, as applicable, that such assignee or purchaser is an Eligible Assignee. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified

Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

(d) Reliance by Administrative Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Credit Event that by its terms shall be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to any such Credit Event. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e) Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities hereunder as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

(f) Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower) on a pro rata basis (determined as of the time that the applicable payment is sought based on each Lender’s ratable share at such time) and hold harmless each Agent-Related Person against any and all Indemnified Liabilities incurred by it; provided that (a) no Lender shall be liable for payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or wilful misconduct (and no action taken in accordance with the directions of the Required Lender shall be deemed to constitute gross negligence or wilful misconduct for purposes of this Article VIII(f)) and (b) to the extent any Issuing Bank is entitled to indemnification under this Article VIII(f) solely in its capacity and role as an Issuing Bank, only the Revolving Lenders shall be required to indemnify such Issuing Bank in accordance with this Article VIII(f) (determined as of the time that the applicable payment is sought based on each Revolving Lender’s Applicable Percentage thereof at such time). In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Article VIII(f) applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by the Administrative Agent in connection with preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights and responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such costs or expenses by or on behalf of the Borrower. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any U.S. Federal Income Tax or other Tax. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold U.S. Federal Income Tax or other Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, U.S. Federal Income Tax or other Tax ineffective or for any other reason, or if the

Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all reasonable costs and out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Article VIII(f). For the avoidance of doubt, (a) the term “Lender” shall, for purposes of this Article VIII(f), include the Issuing Banks and (b) this Article VIII(f) shall not limit or expand the obligations of the Borrower or any other Subsidiary under Section 2.16 or any other provision of this Agreement.

(g) Resignation of Administrative Agent.

(i) The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall appoint from among the Lenders a successor agent (which may be an Affiliate of a Lender), with the consent of the Borrower at all times other than during the existence of an Event of Default (which consent shall not be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment prior to the effective date of the resignation of the Administrative Agent (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective on the Resignation Effective Date.

(ii) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the consent of the Borrower at all times other than during the existence of an Event of Default, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(iii) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring Administrative Agent may (but shall not be obligated to) continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VII and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(h) Non-Reliance on Agents and Other Lenders. Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon any Agent-Related Person or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent-Related Person or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(i) Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, all LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.11 and 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.11 and 9.03.

(j) No Duties of Other Agents. None of the Agents (other than the Administrative Agent) identified on the cover page or signature pages of this Agreement shall have any rights, powers, obligations, liabilities, responsibilities or duties under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as a Lender or an Issuing Bank hereunder. Without limiting any other provision of this Article VIII, none of such Agents in their respective capacities as such shall have or be deemed to have any fiduciary relationship with any Lender (including any Issuing Bank) or any other Person by reason of this Agreement or any other Loan Document.

(k) Erroneous Payment.

(i) Each Lender and each Issuing Bank (and each Participant of any of the foregoing, by its acceptance of a participation) hereby acknowledges and agrees that if the Administrative Agent notifies such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds (or any portion thereof) received by such Lender or Issuing bank (any of the foregoing, a “Payment Recipient”) from the Administrative Agent (or any of its Affiliates) were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) and demands the return of such Payment, such Payment Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment as to which such a demand was made. A notice of the Administrative Agent to any Payment Recipient under this Article VIII(k) shall be conclusive, absent manifest error.

(ii) Without limitation of clause (i) above, each Payment Recipient further acknowledges and agrees that if such Payment Recipient receives a Payment from the Administrative Agent (or any of its Affiliates) (x) that is in an amount, or on a date different from the amount and/or date specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, it understands and agrees at the time of receipt of such Payment that an error has been made (and that it is deemed to have knowledge of such error) with respect to such Payment. Each Payment Recipient agrees that, in each such case, it shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made.

(iii) Any Payment required to be returned by a Payment Recipient under this Article VIII(k) shall be made in same-day funds in the currency so received, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. Each Payment Recipient hereby agrees that it shall not assert and, to the fullest extent permitted by applicable law, hereby waives, any right to retain such Payment, and any claim, counterclaim, defense or right of set-off or recoupment or similar right to any demand by the Administrative Agent for the return of any Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.

(iv) The Parent, the Borrower and each other Subsidiary hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Parent, the Borrower or any other Subsidiary except, in each case, to the extent such erroneous Payment is, and with respect to the amount of such erroneous Payment that is, comprised of funds of the Borrower or any other Subsidiary.

(v) Each party’s obligations, agreements and waivers under this Article VIII(k) shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(l) Other.

(i) Each party to this Agreement acknowledges and agrees that the Administrative Agent may use an outside service provider for the tracking of all UCC financing statements required to be filed pursuant to the Loan Documents and notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that any such service provider will be deemed to be acting at the request and on behalf of the Borrower and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider.

(ii) The Administrative Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, up-front fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

(iii) No Cash Management Bank or Hedge Bank that obtains the benefits of any Guarantee or any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of any Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender (if applicable) and, in such case, only to the extent expressly provided in the Loan Documents.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent or an Issuing Bank, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.01; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform; Borrower Materials. The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or their respective Subsidiaries or any of their respective securities) (each, a “Public Lender”). The Borrower hereby agrees that it will identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as solely containing information that is either (A) publicly available information or (B) not material (although it may be sensitive and proprietary) with respect to the Borrower or the Subsidiaries or any of their respective securities for purposes of United States Federal securities laws (provided, however, that such Borrower Materials shall be treated as set forth in Section 9.12, to the extent such Borrower Materials constitute information subject to the terms thereof), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor” and (iv) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE ADMINISTRATIVE AGENT, ITS RELATED PARTIES AND THE ARRANGERS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT, ANY OR ITS RELATED PARTIES OR ANY ARRANGER IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.

(d) Change of Address, Etc. Each of the Parent, the Borrower, the Administrative Agent and each Issuing Bank may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the Issuing Banks. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

Section 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as otherwise set forth in this Agreement or any other Loan Document (including in Sections 2.13(b), (c) and (d)), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of each Lender directly adversely affected thereby, it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default or mandatory prepayment shall not constitute an increase of any Commitment of any Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest or premium thereon (other than any waiver of the application of the default rate of interest pursuant to Section 2.12(c), which shall only require the consent of the Required Lenders), or reduce any fees payable hereunder, without the written consent of each Lender directly adversely affected thereby, it being understood that any change to the definition of “Consolidated Net Senior Secured Leverage Ratio” or in the component definitions thereof shall not constitute a reduction in such rate or fee, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly adversely affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest (and therefore shall only require the consent of the Required Lenders), (iv) change Sections 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly adversely affected thereby, (v) change any of the provisions of this Section 9.02, the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender or each Lender of the applicable Class, as applicable, (vi) release all or substantially all of the value of the Guarantees provided by the Guarantors under the Guarantee and Collateral Agreement, without the written consent of each Lender (except in connection with a transaction permitted hereby), (vii) after the Second Restatement Effective Date, waive or modify any condition precedent set forth in Section 4.02 with respect to Borrowings of Revolving Loans, without the written consent of the Required Revolving Lenders, (viii) release all or substantially all of the Collateral from the Lien of the Collateral Documents, without the written consent of each Lender (except in connection with a transaction permitted hereby), (ix) amend or modify any of the provisions of Section 6.5 of the Guarantee and Collateral Agreement without the written consent of each Lender or (x) amend or modify any term or provision of any Loan Document to permit the issuance or incurrence of any Indebtedness for borrowed money (including any exchange of existing Indebtedness that results in another class of Indebtedness for borrowed money) with respect to which either (i) the Liens on all or substantially all of the Collateral securing the Obligations of any tranche or series would be contractually subordinated or would be subordinated in lien priority as a matter of law to other Liens on such Collateral or (ii) any Obligations hereunder would be contractually subordinated in right of payment to such Indebtedness for borrowed money, except (A) any “debtor-in-possession” facility (or similar financing under applicable Law) or (B) any other Indebtedness so long as the opportunity to participate in such Indebtedness is offered ratably and on the same terms to all adversely affected Lenders, in each case, without the written consent of each Lender; provided that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or the relevant Issuing Bank, as the case may be, (2) the Administrative Agent and the Borrower may, with the consent of the other but without the consent of any other Person, amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, typographical or technical error, omission, mistake, defect or inconsistency, (3) any waiver, amendment or other modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section 9.02 if such Class of Lenders were the only Class of Lenders hereunder at the time, (4) if the terms of any waiver, amendment or other modification of this Agreement or any other Loan Document provide that any Class of Loans (together with all accrued interest thereon and all accrued fees payable with respect to the Commitments of such Class) will be repaid or paid in full, and the Commitments of such Class (if any) terminated, as a condition to the effectiveness of such waiver, amendment or other modification, then so long as the Loans of such Class (together with such accrued interest and fees) are in fact repaid or paid in full and such Commitments are in fact terminated, in each case prior to or substantially simultaneously with the effectiveness of such amendment, then such Loans and Commitments shall not be included in the determination of the Required Lenders with respect to such amendment and (5) the provisions of Section 6.09 (and any definition solely as it relates to such Section 6.09) may be amended or modified and any Event of Default arising from a failure to comply with Section 6.09 may be waived, in each case, with the consent of solely the Borrower and the Required Revolving Lenders. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder other than an amendment, waiver or consent described in clauses (i), (ii), (iii) or (iv) above (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of less than all affected Lenders).

Notwithstanding the foregoing, (A) this Agreement and the other Loan Documents may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Credit Exposures and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (B) this Agreement may be amended as contemplated by Sections 2.19 and 2.20 with only the consent of such parties as is provided for by such Sections 2.19 and 2.20, respectively.

In addition, notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended with the written consent of the Borrower and the Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of all or any portion of outstanding Term Loans of any Class (“Refinanced Term Loans”) with a replacement term loan tranche denominated in Dollars (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans plus any unpaid accrued interest and premium on such Refinance Term Loans, (b) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of such Refinanced Term Loans), (c) such Replacement Term Loans shall be secured by the Collateral on an equal priority basis with the Obligations, (d) such Replacement Term Loans shall have such pricing and optional prepayment terms as may be agreed by the Borrower and the applicable Lenders thereof, (e) such Replacement Term Loans shall not participate on a greater than pro rata basis with the other Term Loans in any mandatory prepayment hereunder (except in the case of incurrence of Refinancing Indebtedness in respect thereof) and (f) subject to clauses (a) through (e) above, such Replacement Term Loans shall have terms and conditions (other than pricing and optional prepayment terms) that are (as determined by the Borrower in good faith) substantially identical to, or (when taken as a whole) no more favorable in any material respect to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

Section 9.03 Expenses; Limitation of Liability; Indemnity, Etc..

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their Affiliates (limited, in the case of legal expenses, to the reasonable and documented fees, charges and disbursements of a single counsel for the Arrangers and the Administrative Agent and their Affiliates (and, if necessary, one local counsel in each applicable jurisdiction and any reasonably necessary regulatory counsel)), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the relevant Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender (limited, in the case of legal expenses, to the reasonable and documented fees, charges and disbursements of a single counsel (and, if necessary, one local counsel in each applicable jurisdiction, any reasonably necessary regulatory counsel and one additional counsel for each group of similarly affected Persons in the event of an actual or reasonably perceived conflict of interest)), in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 9.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) To the extent permitted by applicable Laws no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this Section 9.03(b) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party. To the extent permitted by applicable Laws, in no event shall the Administrative Agent, any Arranger, any Issuing Bank and any Lender, or any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) have any Liabilities arising from, or be responsible for, the use by others of information or other materials (including any personal data) obtained through electronic, telecommunications or other information transmission systems, including any platform or otherwise via the internet, in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided that the foregoing shall not apply to the extent any such Liabilities are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (i) the bad faith, gross negligence or willful misconduct of such Lender-Related Person or (ii) the material breach of this Agreement or any other Loan Document by such Lender-Related Person.

(c) The Borrower shall indemnify the Administrative Agent, each Arranger, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related reasonable and documented out-of-pocket expenses (limited, in the case of legal expenses, to the reasonable and documented fees, charges and disbursements of a single counsel for the Indemnitees (and, if necessary, one local counsel in each applicable jurisdiction and one additional counsel for each group of similarly affected Indemnitees in the event of an actual or reasonably perceived conflict of interest)), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) to the extent relating to or arising from any of the foregoing, any actual or alleged release of Hazardous Materials on or from any property owned or operated by the Parent, the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries or (iv) any actual or prospective Proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether brought by a Borrower, its equityholders or any third party (the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (i) the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Related Parties or (ii) the material breach of this Agreement or any other Loan Document by such Indemnitee or any of its Related Parties or (y) resulted from any dispute solely among Indemnitees (other than any dispute involving claims against the Administrative Agent and any Arranger, in each case in its capacity as such) and not arising out of any act or omission of the Borrower or any of its Affiliates. The Borrower shall not be liable for any settlement if such settlement was effected without its consent (which consent shall not be unreasonably withheld), but if settled with its written consent, the indemnification obligations of the Borrower under this Section 9.03(b) shall apply in respect thereof. The Borrower shall not, without the prior written consent of an Indemnitee (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnitee unless (a) such settlement includes an unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee from all liability on claims that are the subject matter of such proceedings and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnitee or any injunctive relief or other non-monetary remedy. Paragraph (c) of this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(d) Each Lender severally agrees to pay any amount required to be paid by the Borrower under Sections 9.03(a), (b) or (c) to the Administrative Agent and each Issuing Bank, and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section 9.03 (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided, further, that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct. The agreements in this Section 9.03 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e) All amounts due under this Section 9.03 shall be payable not later than fifteen days after written demand therefor; provided, however, that an Indemnitee shall promptly refund any amount received under this Section 9.03, without interest, to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 9.03.

Section 9.04 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that each of the Parent and the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of this Section 9.04, (ii) by way of participation in accordance with the provisions of Section 9.04(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.04(f) (and, in each case, any other attempted assignment or transfer by any party hereto shall be null and void; provided that, notwithstanding anything herein to the contrary, if any Loans or Commitments are assigned to a Disqualified Lender without the Borrower’s prior written consent, the Borrower may, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) terminate the Commitments of such Disqualified Lender, repay all obligations of the Borrower owing to such Disqualified Lender in connection with such Commitments and prepay any applicable outstanding Loans (which shall constitute payments within the meaning of Section 2.17(c)(ii)) and/or (B) require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Loans, interests, rights and obligations, in each case, plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder; provided, further, that (i) such Disqualified Lender shall not receive any information or reporting provided by or on behalf of the Parent, the Borrower, the Administrative Agent or any Lender, (ii) for purposes of voting, any Loans or Commitments held by such Disqualified Lender shall be deemed not to be outstanding, and such Disqualified Lender shall have no voting or consent rights with respect to “Required Lender” or class votes or consents and (iii) for purposes of any matter requiring the vote or consent of each Lender affected by any amendment or waiver, such Disqualified Lender shall be deemed to have voted or consented to approve such amendment or waiver if a majority of the affected class (giving effect to clause (ii) above) so approves). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.04(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in LC Disbursement) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments of any Class and the Loans at the time owing to it of such Class or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in Section 9.04(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 (or, in the case of any Term Loans, $1,000,000) unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 9.04(b)(i)(B) and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default pursuant to Sections 7.01(a), (b), (h) or (i) has occurred and is continuing at the time of such assignment, (2) such assignment is an assignment of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or (3) such assignment is an assignment of a Revolving Commitment or a Revolving Loan to a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund with respect to a Revolving Lender; provided that the Borrower shall be deemed to have consented to any such assignment if it has not responded to a request for its consent by written notice to the Administrative Agent within ten Business Days after having received such request;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Revolving Commitment or Revolving Loan if such assignment is to a Person that is not a Revolving Lender, an Affiliate of such Revolving Lender or an Approved Fund with respect to such Revolving Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consent of the Issuing Banks (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to the Borrower. Subject to Section 9.04(h), no such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person or any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person.

(vii) No Assignment to a Defaulting Lender. No such assignment shall be made to a Defaulting Lender or any Affiliate thereof.

(viii) No Assignment to a Disqualified Lender. So long as no Event of Default has occurred and is continuing, no such assignment shall be made to a Disqualified Lender.

The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Lenders provided by the Borrower and any updates thereto from time to time on the Platform, including that portion of the Platform that is designated for “public side” Lenders (it being understood that the list of Disqualified Lenders shall not be effective until it has been posted to that portion of the Platform that is designated for “public side” Lenders) or (B) provide the list of Disqualified Lenders to each Lender requesting the same.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 9.04(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts and interest thereon of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), a Defaulting Lender, a Disqualified Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in LC Disbursements) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the Issuing Banks shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 9.02(b)(i) that affects such Participant. Subject to Section 9.04(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the limitations and requirements of such Sections 2.14, 2.15 and 2.16 and Section 2.18) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b) (it being agreed that any documentation required to be provided under Section 2.16(e) shall be provided solely to the participating Lender). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant shall be subject to Sections

2.17 and 2.18 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts and interest thereon of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or except to the extent the entitlement to a greater payment results from a Change in Law after the sale of such participation.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as Issuing Bank after Assignment. Notwithstanding anything to the contrary contained herein, any Issuing Bank may, upon 30 days’ notice to the Borrower and the Lenders, resign as an Issuing Bank. In the event of any such resignation as an Issuing Bank, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such Issuing Bank as an Issuing Bank, as the case may be. If an Issuing Bank resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all LC Disbursement with respect thereto (including the right to require the Lenders to make Alternate Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.05(c)). Upon the appointment of a successor Issuing Bank, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to such retiring Issuing Bank to effectively assume the obligations of such retiring Issuing Bank with respect to such Letters of Credit.

(h) Notwithstanding anything to the contrary herein, any Lender under any Class of Incremental Term Loans may, subject to the provisions of clause (v) of the penultimate sentence of Section 2.19(a), assign all or any portion of its Incremental Term Loans of such Class to the Borrower or any Restricted Subsidiary.

Section 9.05 Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Event, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

Section 9.06 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective as and when provided in Section 4.01, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or.pdf shall be effective as delivery of an originally executed counterpart of this Agreement.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent, any Electronic Signature shall be followed by a manually executed counterpart as soon as reasonably practicable. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08 Right of Setoff.

(a) If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the Obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Notwithstanding anything herein or in any other Loan Document to the contrary, in no event shall the assets of any Foreign Subsidiary that is not a Loan Party constitute collateral security for payment of the Obligations of the Borrower or any Domestic Subsidiary, it being understood that (a) the Equity Interests of any Foreign Subsidiary that is a first-tier Subsidiary of a Loan Party do not constitute such an asset (if owned by a Loan Party) and (b) the provisions hereof shall not limit, reduce or otherwise diminish in any respect the Borrower’s obligations to make any mandatory prepayment pursuant to Section 2.10(b)(ii).

(b) To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any Issuing Bank or any Lender, or the Administrative Agent, any Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, any Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Bank Funding Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the Issuing Banks under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York (without regard to the conflict of law principles thereof to the extent that the application of the laws of another jurisdiction would be required thereby).

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, nothing in any Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding to enforce any award or judgment against the Parent, any Intermediate Holdcos, the Borrower, its Subsidiaries or their respective properties or to exercise any right under the Collateral Documents against any Collateral in the courts of any jurisdiction.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 9.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12 Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested or required by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided, that to the extent practicable and permitted by law, the Borrower has been notified prior to such disclosure so that the Borrower may seek, at the Borrower’s sole expense, a protective order or other appropriate remedy), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.19 (it being understood that the list of Disqualified Lenders may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (f)) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.12 or (y)

becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a non-confidential basis from a source other than a Loan Party or an officer or director of a Loan Party. For purposes of this Section 9.12, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a non-confidential basis prior to disclosure by the Parent, the Borrower or any Subsidiary; provided that all information received after the Second Restatement Effective Date from the Parent, the Borrower or any of its Subsidiaries shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, any Lender may provide the list of Disqualified Lenders to any potential assignee or participant on a confidential basis for the purpose of verifying whether such Person is a Disqualified Lender.

Each of the Administrative Agent, the Lenders and the Issuing Banks acknowledges that (a) the Information may include material non-public information concerning the Parent, the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the Loans.

Section 9.13 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each other Loan Party in accordance with the Act. The Borrower shall, promptly following a written request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and Anti-Money Laundering Laws, including the Act and the Beneficial Ownership Regulation.

Section 9.14 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.15 No Fiduciary Duty. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers, are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents, (ii) (A) the Administrative Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger nor any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents and (iii) the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by Laws, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.16 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party to this Agreement acknowledges that any liability of any party hereto (other than a Loan Party) that is an Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledge and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such Liabilities arising hereunder which may be payable to it by any party hereto (other than a Loan Party) that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.17 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.18 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person becomes a Lender party hereto, and (y) covenants, from the date such Person becomes a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Subsidiary, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person becomes a Lender party hereto, and (y) covenants, from the date such Person becomes a Lender party hereto, to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Subsidiary, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CINEMARK HOLDINGS, INC., as the Parent

By	/s/ Michael D. Cavalier
Name: Michael D. Cavalier
Title: Executive Vice President—General Counsel and Business Affairs & Secretary

CINEMARK USA, INC., as the Borrower

By	/s/ Michael D. Cavalier
Name: Michael D. Cavalier
Title: Executive Vice President—General Counsel and Business Affairs & Secretary

[Signature Page to Second Amended and Restated Credit Agreement]

BARCLAYS BANK PLC, as Administrative Agent, Revolving Lender, Issuing Bank and Term Lender

By	/s/ Jeremy Hazan
Name: Jeremy Hazan
Title: Managing Director

[Signature Page to Second Amended and Restated Credit Agreement]

Wells Fargo Bank National Association, as a Revolving Lender and Issuing Bank

By	/s/ Daniel Kurtz
Name: Daniel Kurtz
Title: Director

[Signature Page to Second Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Revolving Lender and Issuing Bank

By	/s/ Patrick J. Minnick
Name: Patrick J. Minnick
Title: Executive Director

[Signature Page to Second Amended and Restated Credit Agreement]

Royal Bank of Canada, as a Revolving Lender and Issuing Bank

By	/s/ Gill Skala
Name: Gill Skala
Title: Authorized Signatory

[Signature Page to Second Amended and Restated Credit Agreement]